As filed with the Securities and Exchange Commission on December 4 , 2018.

Registration No. 333-226068

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 2 )

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8211	46-4116523
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1045 Progress Circle

Lawrenceville, Georgia 30043

(404) 891-1122

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Mark Elliot

Chief Executive Officer

Boxlight Corporation

1045 Progress Circle

Lawrenceville, Georgia 30043

(404) 891-1122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum Tahra T. Wright David Levine Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000	Stephen A. Weiss Megan J. Penick CKR Law, LLP 1330 Avenue of the Americas New York, NY 10019 (212) 259-7300	Lawrence Nusbaum Andrew Russell Gusrae Kaplan & Nusbaum PLLC 120 Broadway New York, NY 10005 (212) 269-1400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Class A Common Stock, par value of $0.0001 per share	$11,500,000	$1,431.75

(1)	Includes shares of common stock issuable upon exercise of the underwriters’ option to purchase shares of our common stock to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED December 4, 2018

4,255,000 Shares

Class A Common Stock

We are offering 4,255,000 shares of our Class A common stock. Our Class A common stock is listed on The NASDAQ Capital Market, or NASDAQ, under the symbol “BOXL.” On November 14 2018, the last reported sale price of our common stock on NASDAQ was $2.35 per share.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our Class A Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions (1)	$		$
Proceeds, before expenses, to us	$		$

(1) Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to A.G.P./Alliance Global Partners, bookrunner and one of the representatives of the several underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 638,250 additional shares of Class A Common Stock solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about ________, 2018.

Sole Book-Running Manager

A.G.P.

Co-Managers

Maxim Group LLC	The Benchmark Company

What the Classroom Can Be.

DNA structure
Whole-Class Learning
Assessment for Learning
Improved Student Outcomes
STEM
Collaborative Learning

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A B C D E
BOXLIGHT

$\frac{\sqrt{9}}{\sqrt{81}} = \frac{3}{9} =$
Better results.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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ABOUT THIS PROSPECTUS

For convenience, in this prospectus, unless the context suggests otherwise, all references to “Boxlight Parent” means only Boxlight Corporation, a Nevada corporation, and references to “BOXL,” “we,” “our,” “our company,” “Company” or “us” means Boxlight Parent, and our wholly-owned subsidiaries, consisting of Boxlight Inc., a Washington corporation, Boxlight Latinoamerica, S.A. DE C.V. and Boxlight Latinoamerica Servicios, S.A. DE C.V., both incorporated in Mexico, Cohuborate, LTD incorporated in the UK, Qwizdom Inc. incorporated in Washington and it’s subsidiary Qwizdom UK Limited incorporated in the UK and EOSEDU, LLC a Nevada Limited Liability Company.

All references to (i) “Mimio” means Mimio LLC, a Delaware limited liability company, which was merged into Boxlight Inc. in October 2016; (ii) “Genesis” means Genesis Collaboration LLC, a Georgia limited liability company, which was merged into Boxlight Inc. in August 2016; (iii) the “Boxlight Group” means collectively Boxlight Inc., Boxlight Latinoamerica, S.A. DE C.V. and Boxlight Latinamerica Servicios, S.A. DE C.V; (iv) “Cohuba” means Cohuborate, LTD; and (v) the “Qwizdom Companies” means collectively Qwizdom Inc. and Qwizdom UK Limited and “EOS Education” mean s EOSEDU, LLC.

EXPLANATORY NOTE

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, market acceptance of our products; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to complete capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider important in making your investment decision. You should read the following summary together with the more detailed information regarding us and our Class A common stock being sold in the offering, including the risks of investing in our Class A common stock discussed under “Risk Factors,” beginning on page 10 and our financial statements and the related notes appearing elsewhere in this prospectus, before making an investment decision. Unless otherwise noted, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option.

Our Company

We are an education technology company that develops, sells and services interactive classroom solutions for the global education market. We are seeking to become a world leading innovator, and integrator of interactive products and software for schools, as well as for business and government learning spaces. We currently design, produce and distribute interactive technologies including flat panels, projectors, whiteboards and peripherals to the education market. We also distribute science, technology, engineering and math (or “STEM”) products, including a portable science lab. All of our products are integrated into our classroom software suite that provides tools for whole class learning, assessment and collaboration. To date, we have generated substantially all of our revenue from the sale of our software and interactive displays to the educational market.

We seek to provide easy-to-use total solutions to customers, including hardware, software, content development and comprehensive services including installation, training, consulting and maintenance. We combine interactive displays with robust software to enhance the educational environment, ease the teacher technology burden, and improve student outcomes. Our goal is to become a single source solution to satisfy the needs of educators around the globe and provide a holistic approach to the modern classroom. Our products have been sold in approximately 60 countries and 850,000 classrooms, and our software is available in 32 languages. We sell our products and software through more than 500 global reseller partners. We believe we offer the most comprehensive and integrated line of interactive display solutions, audio products, peripherals and accessories for schools and enterprises. Our products are backed by nearly 30 years of research and development. We introduced the world’s first interactive projector in 2007 and received patents in 2010.

Our Products

We currently offer the following products:

Boxlight ProColor Interactive Flat Panel Displays

Our ProColor series of interactive LED panels are available in four sizes – 65”, 70”, 75”, and 86”. Each offers 4K resolution that produces extraordinarily sharp images suitable for a range of classroom sizes. They also include a slot for an optional PC Module that provides embedded Windows 10. All also include embedded Android computing capability for control, applications, and annotation. ProColor Interactive LED panels utilize infrared touch tracking technology, offering 20 points of touch for simultaneous interaction of multiple users. ProColor’s built-in speakers add room filling sound to the display’s vivid colors. The interactive LED panels feature anti-glare safety glass with optical coatings that are highly scratch resistant, improve viewing angles, and reduce ambient light interference.

Boxlight ProColor Interactive Projectors

We offer a suite of patented, award-winning interactive projectors with a wide variety of features and specifications to suit the varying needs of instructors, teachers and presenters around the world. With an interactive projector any wall, whiteboard or other flat surface can become an interactive surface and enable computer control. A user can utilize a pen stylus or finger as a mouse or to write or draw images displayed on the screen. As with interactive whiteboards, the interactive projector accommodates multiple users simultaneously. Images that have been created through the projectors can be saved as computer files. Except for the ProjectorWrite 12 series, all the Boxlight Group interactive projectors use LCD or DLP technology.

We offer interactive projectors using lamp and laser illumination technologies. Each ultra-short throw model is available with pen-based interactivity using infra-red emitting pens or touch-based technology using an emitter that generates a laser curtain over the entire surface of an associated whiteboard.

The pen versions of these interactive projectors can display images as large as 130” diagonally in 16:10 aspect ratio. The touch-based versions can display images as large as 100” in the same 16:10 aspect ratio. All models support up to ten simultaneous interactions meaning multiple students can simultaneously work. The projectors come with high quality audio and appropriate wall mounting hardware.

The ProjectoWrite 9 series provides wired interactivity and features 60 frames per second. These projectors have built-in storage of up to 1.5 GB for on-the-go display; a USB or EZ WiFi LAN connection from the PC, Mac or mobile device to the interactive projector is required for interactivity with the projected images. The ProjectoWrite 9 interactive projector series allows for a maximum of ten interactive pens working simultaneously. Utilizing its patented embedded interactive CMOS camera at 60 frames per second, response time is less than 12 minutes, and accuracy is within 3 pixels.

The ProjectoWrite 12 series is first in the Boxlight Group’s line of patented finger-touch interactive projectors to offer a driverless installation. With the addition of a laser module, a moderator or student can use a finger, or any solid object, to interact and control the computer at the projected image. With 10-point touch, a user can capitalize on the new touch features of Microsoft Windows 10, emulating a tablet computer.

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Boxlight’s MimioTeach Interactive Whiteboard

Boxlight’s MimioTeach is one of our best known and longest-lived products. Hundreds of thousands of MimioTeach interactive whiteboards and its predecessor models are used in classrooms around the world. MimioTeach can turn any whiteboard (retrofit) into an interactive whiteboard in as little as 30 seconds. This portable product fits into a tote bag with room for a small desktop projector, which is attractive to teachers who move from classroom to classroom. For schools where “change is our normal,” MimioTeach eliminates the high cost of moving fixed-mount implementations.

ProColor Display 490 Interactive Touch Table

The ProColor Display 490 Interactive Touch Table enables up to four students to work collaboratively or individually on a horizontal surface, which is particularly well-suited to younger students or those with motor skill limitations. The height of the table can be adjusted electrically, which is to accommodate a wide range of students and even wheelchairs.

Boxlight’s MimioFrame retro-fittable Touch Board

Boxlight’s MimioFrame can turn a conventional whiteboard into a touchboard in 10-15 minutes. Millions of classrooms already have a conventional whiteboard and a non-interactive projector. MimioFrame uses infrared (IR) technology embedded in the four sides of the frame to turn that non-interactive combination into a modern 10-touch-interactive Digital Classroom. No drilling or cutting is required, MimioFrame easily and quickly attaches with industrial-strength double-sided tape.

Boxlight’s MimioBoard Touch interactive whiteboards

Boxlight’s Interactive Touch Boards are available in 78” 4:3 aspect ratio and 87” 16:10 aspect ratio. These boards provide sophisticated interactivity with any projector because the touch interactivity is built into the board. Unlike many competitive products, Boxlight’s touch boards are suited for use with dry erase markers. Many competitive products advise against using dry erase markers because their boards stain. Boxlight’s touch boards use a porcelain-on-steel surface for durability and dry erase compatibility. The Boxlight Touch Boards are also much lighter weight than most competitive products which results in faster, easier and a lower cost installation process.

MimioStudio Interactive Instructional Software

MimioStudio Interactive Instructional Software enables the creation, editing, and presentation of interactive instructional lessons and activities. These lessons and activities can be presented and managed from the front of the classroom using any of Boxlight’s front of classroom display systems including MimioTeach + our non-interactive projectors, ProColor Interactive LED panels, MimioBoard Touch + our non-interactive projectors, MimioFrame + our non-interactive projectors or ProjectoWrite “P” Series interactive projectors in either pen or touch controlled versions. MimioStudio can also be operated using MimioPad as a full-featured remote control or a mobile device such as an iPad or tablet which includes a display screen that fully replicates the front-of-classroom display generated by MimioStudio. Operation with a mobile device is enabled via the three-user license for MimioMobile, see next, provided with the MimioStudio license that accompanies all front-of-classroom devices from Mimio.

MimioMobile Collaboration and Assessment Application

The introduction of MimioMobile, a software accessory for MimioStudio, in 2014 introduced a new era of fully interactive student activities that are able to be directly and immediately displayed on the front-of-classroom interactive displays through MimioStudio.

MimioMobile allows fully interactive activities to be pushed to student classroom devices. The students can manipulate objects within the activities, annotate “on top” of them, and even create completely new content on their own handheld devices. MimioMobile also enables assessment using the mobile devices. The teacher can create multiple choice, true\false, yes\no, and text entry assessment questions. The students can respond at their own speed and their answers are stored within MimioStudio from which the teacher can display graphs showing student results. This “continuous assessment” allows formative assessment that can help guide the teacher as to whether to re-teach the material if understanding is low or move forward in the lesson. We believe that this interactive and student dependent instructional model can dramatically enhance student outcomes.

Boxlight Front-of-Classroom Interactive Displays

Boxlight offers the broadest line of interactive displays, each of which provides large image size and interactive technology that complements the capabilities of MimioStudio and MimioMobile.

Boxlight’s MimioSpace ultra-wide 135” TouchBoard System

MimioSpace combines an eleven-foot-wide 32-touch interactive whiteboard with a 16:6 aspect ratio ultra-wide projector to produce an extraordinary combination of digital classroom technology and the extremely wide working surface of classical blackboard-based classrooms.

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Peripherals and accessories

We offer a line of peripherals and accessories, including amplified speaker systems, mobile carts, installation accessories and adjustable wall-mount accessories that complement our entire line of interactive projectors, LED flat panels and standard projectors. The height and tilt adjustable DeskBoard mobile cart, which won the Best of ISTE in June 2014 for Best Hardware product, can be used as an interactive screen or interactive desktop with the ProjectoWrite 8 ultra-short throw interactive projectors.

Boxlight’s MimioVote Student Assessment System

Boxlight’s MimioVote is a handheld “clicker” that enables student assessment with essentially zero training. MimioVote is so simple it genuinely qualifies as intuitive, an elusive and often proclaimed attribute that is actually merited by MimioVote. MimioVote fully integrates into the MimioMobile environment and offers everything from attendance to fully immersive and on-the-fly student assessment. The MimioVote was specifically designed to survive the rigors of even kindergarten and elementary classrooms where being dropped, stepped on, and kicked are all part of a normal day. The handset’s non-slip coating helps keep it from sliding off desktops or out of little hands. Should they take “flight”, the rugged construction keeps them working.

Boxlight’s MimioPad wireless pen tablet

MimioPad is a lightweight, rechargeable, wireless tablet used as a remote control for the MimioStudio running on a teacher’s Windows, Mac, or Linux computer. MimioPad enables the teacher to roam the classroom which significantly aids classroom management. MimioPad is a classroom management tool which can be handed off to enable a student to be part of the interactive experience – all without leaving their seat to go to the front of the room.

Boxlight’s MimioView document camera

Boxlight’s MimioView is a document camera that is integrated with MimioStudio to make the combination easy to use with a single cable connection that carries power, video, and control. MimioView is fully integrated into our MimioStudio software solution and is controlled through MimioStudio’s applications menu. With two clicks, the teacher or user can turn on, auto-focus, and illuminate the included LED lights for smooth high-definition images.

Audio Solutions

We offer SoundLite audio solutions as an affordable and easy-to-install amplified speaker system for use with all of our projectors. The 30 watt SoundLite product is available with a wireless RF microphone. This device produces quality stereo sound in any room.

Features in future SoundLite models will have a security-enabled system and IP addressable audio classroom solution allowing point-to-point address as well as a wide area network address. A panic switch on the wireless transmitters will enable live broadcast of classroom audio and simultaneously trigger predetermined alerts. This feature is designed to work over a school’s existing network infrastructure.

Non-Interactive projectors

We distribute a full line of standard, non-interactive projectors. The Cambridge Series features embedded wireless display functions and is available in short and standard throw options. Offering brightness from 2,700 to 4,000 lumens, we furnish projectors for small classrooms to large classrooms with the Cambridge platform. This series is available in both XGA and WXGA resolutions to replace projectors on existing interactive whiteboards in classrooms operating on limited budgets. The Boxlight Group has designed this platform to provide easy user maintenance with side-changing lamps and filters and developed HEPA filtration systems for harsh environments.

Over the past several years, we have together with strategic allies, provided customized products that fit specific needs of customers, such as the Israeli Ministry of Defense. Working with Nextel Systems, the Boxlight Group delivered approximately 4,000 projectors, with special kitting performance, asset tagging, custom start up screens, operating defaults appropriate for harsh environments, and other unique product specifications. the Boxlight Group also met requirements that each projector contain at least 51% U.S. content and be assembled in the United States. A service center was appointed in Israel to provide warranty service and support. The US Army in connection with the Israeli Defense Forces found the Boxlight Group to be the only manufacturer able to meet the stringent requirements, leading not only to the original multi-year contract, but to extensions for favorable execution and performance.

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Our Strategic Goals

We believe that our future success will depend upon many factors, including those discussed below. While these areas represent opportunities for us, they also represent challenges and risks that we must successfully address.

●

Increasing our customer base. Our principal customers are school districts that solicit requests for proposals, or RFPs, usually in the second and third calendar quarters, after receipt of their annual school spending budgets. We have recently been successful in winning many of these bids and expect to continue to build our inventory of products and software to meet our expanding backlog of orders.

●	Investing in research and development. We intend to continually develop and introduce innovative products, enhance existing products and effectively stimulate customer demand for existing and future products.

●	Expanding our sales and marketing team. We intend to invest significant resources in our marketing, advertising and brand management efforts.

●

Expanding our product and technology offerings. Our long-term growth will depend in part on our ability to continually expand our product and technology offerings, which we intend to do through both our internal research and development initiatives, as well as through strategic acquisition opportunities and joint ventures that may develop, such as Cohuborate Ltd., Qwizdom, Inc., and EOS Education as discussed below.

●	Strategic acquisitions and joint ventures. We believe we can materially increase our revenues and scope by acquiring or joint venturing with a number of value added resellers that are focused on the education and learning technologies market segments, have gained the trust and support of local school districts and governmental agencies, and are located in geographically strategic areas throughout the United States and internationally.

●	Developing strategic partnerships and alliances. We currently work with a variety of major software and hardware solution providers, with whom we are developing embedded solutions to offer buffered content inside our projectors to allow smooth content streaming across multiple platforms. We intend to further existing and develop additional strategic partnerships and alliances.

Recent Developments

In May 2018, we were awarded contracts from:

●	Clayton County School District in Georgia, serving over 3,200 classrooms under a proposal to provide approximately $12,000,000 of products and software in 2018 and 2019; and

●	Beaufort County School District in South Carolina, serving over 1,750 classrooms under a proposal to provide approximately $5,000,000 of products and software in 2018 and 2019.

On May 9, 2018, we acquired 100% of the share capital of Cohuborate, Ltd., based in Lancashire, England. Cohuborate produces, sells and distributes interactive display panels designed to provide new learning and working experience through high-quality technologies and solutions through in-room and room-to-room multi-device multi-user collaboration. Although a development stage company with minimal revenues to date, we believe that Cohuborate will enhance our software capability and product offerings. We purchased the Cohuborate shares for 257,200 shares of the Company’s Class A common stock and $100 British pound sterling. The shareholders agreed not to sell our shares for one year from the closing of the acquisition.

On May 10, 2018, we signed an exclusive, global agreement with Multi Touch Interactives (“MTI”), an international software development company, to create the next generation of interactive educational activities for large format, horizontal and vertical classroom-based touchscreens. Under the terms of the agreement, MTI will begin developing activities designed for early elementary and special needs education, with the goal of providing a solid and versatile platform onto which rich, educational collaborative applications will be built. The applications will run exclusively for, and in, the Windows 10 environment and will be designed and produced sequentially, while allowing educators to create their own or modify existing activities.

On June 22, 2018 and pursuant to a stock purchase agreement, Boxlight Parent acquired 100% of the capital stock of Qwizdom, Inc. (“Qwizdom”) based in Washington and its subsidiary Qwizdom UK Limited based in Northern Ireland (“Qwizdom UK” and collectively with Qwizdom, the “Qwizdom Companies”). The Qwizdom Companies develop software and hardware solutions that are quick to implement and designed to increase participation, provide immediate data feedback, and, most importantly, accelerate and improve comprehension and learning. The Qwizdom Companies have offices outside Seattle, WA and Belfast, Northern Ireland and deliver products in 44 languages to customers around the world through a network of partners. Over the last three years, over 80,000 licenses have been distributed for the Qwizdom Companies’ interactive whiteboard software and online solutions.

We purchased the Qwizdom shares for (1) $410,000 in cash, (2) issuance of a 8% note of $656,000, (3) issuance of 142,857 shares of Class A common stock, and (4) a maximum $410,000 earnout based on future consolidated revenues as defined in the agreement.

The principal and accrued interest of the $656,000 note is due and payable in 12 equal quarterly payments. The first quarterly payment is due on the last business day of September 2018 and subsequent quarterly payments are to be made on the last business day of the 6th, 9th and 12th calendar month and quarterly thereafter until the “Maturity Date”. The Maturity Date is defined as the earlier of (i) our completing a public offering of Class A common stock or private placement of its debt or equity securities (each a “Financing”) that results in our receipt of gross proceeds from such Financing of $10,000,000 or more, or (ii) that date which shall be the last business day of July 2021.

As part of the transaction, Qwizdom entered into a three-year employment agreement with Darin Beamish, its chief executive officer, and Qwizdom UK entered into a three year employment agreement with Dermot Sweeney, its President. In addition, we agreed and granted options to Mr. Sweeney and Mr. Beamish to purchase 40,000 and 20,000 shares, respectively, of Boxlight Class A common stock. These options have an exercise price of $5.78 per share, expire after 10 years from the grant date and vest through 4 years.

The two former Qwizdom shareholders agreed not to sell their shares for one year from the closing of the acquisition.

On August 31, 2018, we purchased 100% of the membership interest equity of EOSEDU, LLC, an Arizona limited liability company owned by Daniel and Aleksandra Leis. EOSEDU is in the business of providing technology consulting, training, and professional development services to create sustainable programs that integrate technology with curriculum in K-12 schools and districts.

The purchase price paid at closing was 100,000 shares of our Class A common stock. The business formerly conducted by EOSEDU will be operated as a division of our subsidiary Boxlight, Inc. As part of the transaction, Daniel and Aleksandra Leis each received three-year employment agreements with Boxlight, Inc., under which each person shall serve as executives of Boxlight, Inc. at annual base salaries of $121,000 plus a commission equal to 5% of gross revenues derived by Boxlight, Inc. from the services provided from the EOSEDU business to clients of Boxlight, Inc. In addition, Daniel and Aleksandra Leis each received stock options to purchase 16,000 shares of our Class A common stock on the anniversary of employment commencing September 17, 2018. The options will vest for a period of four years from the annual grant date. The exercise price at the time of the annual award will be the closing market price of our Class A common stock on the grant date.

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Our Markets

The global education industry is undergoing a significant transition, as primary and secondary school districts, colleges and universities, as well as governments, corporations and individuals around the world are increasingly recognizing the importance of using technology to more effectively provide information to educate students and other users. In the United States, which is our primary market, we sell and distribute interactive educational products for K-12 to both public and private schools. The K-12 education sector represents one of the largest industry segments. The sector is comprised of approximately 15,600 public school districts across the 50 states and 132,000 public and private elementary and secondary schools. In addition to its size, the U.S. K-12 education market is highly decentralized and is characterized by complex content adoption processes. We believe this market structure underscores the importance of scale and industry relationships and the need for broad, diverse coverage across states, districts and schools. Even while we believe certain initiatives in the education sector, such as the Common Core State Standards, a set of shared math and literacy standards benchmarked to international standards, have increased standardization in K-12 education content, we believe significant state standard specific customization still exists, and we believe the need to address customization provides an ongoing need for companies in the sector to maintain relationships with individual state and district policymakers and expertise in state-varying academic standards.

According to “All Global Market Education & Learning”, an industry publication, the market for hardware products is growing due to increases in the use of interactive whiteboards and simulation-based learning hardware. Educational institutions have become more receptive to the implementation of hi-tech learning tools. The advent of technology in the classroom has enabled multi-modal training and varying curricula. In general, technology based tools help develop student performance when integrated with the curriculum. The constant progression of technology in education has helped educators to create classroom experiences that are interactive, developed and collaborative.

Our Opportunity

We believe that our patented products and software portfolios and the software and products we intend to develop either alone or in collaboration with other technology companies positions us to be a leading manufacturer and provider of interactive educational products in the global educational and learning market. We believe that increased consumer spending driven by the close connection between levels of educational attainment, evolving standards in curriculum, personal career prospects and economic growth will increase the demand for our interactive educational products. Some of the factors that we believe will impact our opportunity include:

●	Growth in U.S. K-12 Market Expenditures. After several years of massive cuts, significant resources are again being devoted to primary and secondary education in the United States. U.S. education expenditure has been estimated at approximately $1.3 trillion, with K-12 education accounting for close to half ($625 billion) of this spending.

●	Increasing Focus on Accountability and the Quality of Student Education. U.S. K-12 education has come under significant political scrutiny in recent years, with findings that American students rank far behind other global leaders in international tests of literacy, math and science, with the resulting conclusion that the current state of U.S. education severely impairs the United States’ economic, military and diplomatic security as well as broader components of America’s global leadership.

●	Trends in Tech-Savvy Education. Education remains heavily reliant on “chalk and talk” instruction conducted in traditional settings; however, that is starting to change as schools and colleges adopt virtual classrooms, data analysis, online games, highly customized coursework, and other cutting-edge tools to help students learn.

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●	New Technologies. In addition to white boards and interactive projectors, other technologies are being adapted for educational uses on the Internet, mobile devices and through cloud-computing, which permit simultaneous sharing of digital files and programs among multiple computers or other devices through a virtual network. Handheld devices, including smartphones, tablets, e-readers and digital video technologies, are now fundamental to the way students communicate.

●	Demand for Interactive Projectors is on the Rise. As a complete system, interactive projectors are considerably less expensive than interactive whiteboards or interactive flat panel displays, placing them at a distinct advantage in price sensitive markets. According to FutureSource, an industry publication, “sales of interactive projectors are expected to grow steadily from 2014 to 2017 with a CAGR at 10.3% worldwide.”

●	International Catalysts Driving Adoption of Learning Technology. According to Ambient Insights 2012 Snapshot of the Worldwide and US Academic Digital Learning Market, substantial growth in revenues for eLearning products in the academic market segment are anticipated throughout the world due to several convergent catalysts, including, significant growth in numbers of 15-17 year old students and women in education in emerging markets; government-funded education policies mandating country-wide deployment of digital learning infrastructures; large scale digitization efforts in government and academic markets; significant increases in the amount of digital learning content; migration to digital formats by major educational publishers and content providers; mass purchases of personal learning devices and strong demand for learning platforms, content and technology services; and the rapid growth of part-time and full-time online student enrollments.

Competition

The interactive education industry is highly competitive and characterized by frequent product introductions and rapid technological advances that have substantially increased the capabilities and use of interactive projectors and interactive whiteboards. Interactive whiteboards, since first introduced, have evolved from a high-cost technology that involves multiple components, requiring professional installers, to a one-piece technology that is available at increasingly reduced price points and affords simple installations. With lowered technology entry barriers, we face heated competition from other interactive whiteboard developers, manufacturers and distributors. We compete with other developers, manufacturers and distributors of interactive projectors and personal computer technologies, tablets, television screens, smart phones, such as Smart Technologies, Promethean, ViewSonic, Dell Computers, Samsung, Panasonic and ClearTouch.

However, the market presents new opportunities in responding to demands to replace outdated and failing interactive whiteboards with more affordable and simpler solution interactive whiteboards. Our ability to integrate our technologies and remain innovative and develop new technologies desired by our current and potential new contract manufacturing customers will determine our ability to grow our contract manufacturing divisions. In addition, we have begun to see expansion in the market to sales of complementary products that work in conjunction with the interactive technology, including software, audio solutions, data capture, and tablets.

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Our Corporate Information

Our principal executive offices are located at 1045 Progress Circle, Lawrenceville, GA 30043. Our telephone number is 678-367-0809. Our website address is www.boxlightcorp.com. We do not incorporate the information on, or accessible through, any of our websites into this prospectus, and you should not consider any information on, or that can be accessed through, our websites as part of this prospectus.

Our Status as an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Certain specified reduced reporting and other regulatory requirements are available to public companies that are emerging growth companies. These provisions include:

●	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002;

●	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

●	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements; and

●	reduced disclosure about our executive compensation arrangements.

We have elected to take advantage of the exemption from the adoption of new or revised financial accounting standards until they would apply to private companies.

We will continue to be an emerging growth company until the earliest of:

●	the last day of our fiscal year in which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest $1,000,000) or more;

●	the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act;

●	the date on which we have, during the prior three-year period, issued more than $1,000,000,000 in non-convertible debt; or

●	the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC, which means the market value of our Class A common stock that is held by non-affiliates (or public float) exceeds $700 million as of the last day of our second fiscal quarter in our prior fiscal year.

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The Offering

Class A common stock we are offering	Up to 4,255,000 shares of Class A common stock

Public offering price	$2.35 per share of Class A common stock

Shares of Class A Common stock outstanding before this offering (1)	10, 172,082 shares of Class A common stock

Shares of Class A Common stock outstanding after this offering (1)	Up to 14,427,082 shares of Class A common stock

Over-allotment option	We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 638,250 shares of Class A common stock.

Use of proceeds

Our net proceeds from this offering, after deducting offering expenses payable by us at closing (including underwriter discounts and commissions), of approximately 900,000, will be approximately $ 9,100,000.

We intend to use the net proceeds of this offering: (a) to purchase additional inventories; (b) expand our sales and marketing staff, (c) reduce accounts payable (d) increase our research and product development, (e) reduce certain accounts payable and retire certain indebtedness and (f) for additional working capital, including potential acquisitions and joint ventures.

Nasdaq Capital Market Listing Symbol	“BOXL”

Risk factors	See “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

(1)	The number of shares of our Class A common stock outstanding excludes:

●	1,730,212 shares of Class A common stock issuable upon exercise of options granted under the BOXL 2014 Stock Incentive Plan of which 957,312 were exercisable as of September 30, 2018, and 931,026 additional shares are reserved for issuance thereunder :

●	398,406 shares of Class A common stock issuable to the holders of Series A Preferred Stock of LCC-Delaware upon automatic conversion of our Series A Preferred Stock on November 30, 2018 :

●	1,184,121 shares of Class A common stock issuable upon exercise of outstanding warrants with exercise prices ranging from $3.10 to $7.70 per share : and

●	208,036 shares of Class A common stock to be returned by Loeb pursuant to our agreement.

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RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should consider carefully the following risks and other information included in this prospectus before you decide whether to buy our Class A common stock. The following risks may adversely affect our business, financial condition, and operating results. As a result, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business, Operations and Financial Condition

We have incurred losses for the years ended December 31, 2017 and 2016,

For the years ended December 31, 2017 and December 31, 2016, we had combined comprehensive loss of $6,574,496 and $2,074,901, respectively. In addition, for the six months ended June 30, 2018, we incurred an additional comprehensive loss of $5,387,746. There can be no assurance that our losses will not continue in the future, even if our revenues and expenditures for the products and solutions we sell and distribute increase. In addition, As of December 31, 2017, the Company had an accumulated deficit of $12,028,388 and net working capital of $(1,112,923), These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

We require substantial funds to expand our business.

In order to fill our existing backlog of orders and bid on new contracts from school districts, we will require significant funds to purchase additional inventories and pay our accounts payable to our vendors, as well as to build our marketing and sales staff. Unless we are able to obtain sufficient net proceeds from this offering or from one or more lenders or other private sources, we would be unable to expand our business and could default in payment of many of our obligations. There can be no assurance that such financing will be available or that we will be able to sell any or all of the shares of Class A Common Stock in this offering. Even if we are successful in obtaining alternative debt or equity financing unrelated to this offering, it is likely that the terms thereof will not be as attractive to us as the sale of the Class A common stock offered hereby. In such event, to the extent that such financing is at purchase prices, conversion prices or exercise prices that are lower than the offering price of the shares sold in our public offering, the equity interests of all of our stockholders could be substantially diluted.

We have been unable to fill our order backlog.

As of September 30 , 2018, we had a backlog of orders of approximately $1.7 million. Due to our lack of liquidity and significant accounts payable, we have been unable to fill such backlog on a timely basis. Unless we receive significant proceeds from this offering or other sources of financing, we may be faced with cancellation of orders for our products which would have a material adverse effect on our business.

We may not be able to manage our acquisition strategy effectively.

Our growth strategy includes acquiring assets and technologies or companies that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on potential acquisition targets, and there is no guarantee that we will complete any acquisition that we pursue.

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The process of integrating any acquired business may create unforeseen operating difficulties and expenditures and is itself risky. The acquisitions to be completed upon consummation of this offering and any future acquisitions will be subject to a number of challenges, including:

●	diversion of management time and resources as well as a shift of focus from operating the businesses to issues related to integration and administration, which could result in the potential disruption of our ongoing business;

●	the need to integrate each company’s accounting, management, information, human resources and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

●	the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had lacked such controls, procedures and policies;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	difficulties in managing operations in widely disparate time zones;

●	potential unknown liabilities associated with acquired businesses, including liability for activities of the acquired company before the acquisition, including violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities;

●	difficulty retaining key alliances on attractive terms with partners and suppliers;

●	declining employee morale and retention issues resulting from changes in compensation, or changes in management, reporting relationships, future prospects or the direction or culture of the business;

●	in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political, and regulatory risks associated with specific countries; and

●	in some cases, the need to transition operations, end-users, and customers onto our existing platforms.

Failure to manage expansion effectively may affect our success in executing our business plan and may adversely affect our business, financial condition and results of operation. We may not realize the anticipated benefits of any or all of our acquisitions, or may not realize them in the time frame expected. Future acquisitions or mergers may require us to issue additional equity securities, spend our cash, or incur debt, and amortization expenses related to intangible assets or write-offs of goodwill, any of which could adversely affect our results of operations.

We generate a substantial majority of our revenue from the sale of our display products, and any significant reduction in sales of these products would materially harm our business.

For the year ended December 31, 2017 and for the quarter ended September 30, 2018, we generated approximately 61.7% and 78.4% of our revenue , respectively, from sales of our interactive display products, consisting of projectors, interactive projectors and interactive flat panels. A decrease in demand for our interactive displays would significantly reduce our revenue. If any of our competitors introduces attractive alternatives to our interactive displays, we could experience a significant decrease in sales as customers migrate to those alternative products.

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Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter-to-quarter and adversely affect our working capital and liquidity throughout the year.

Our revenues and operating results normally fluctuate as a result of seasonal variations in our business, driven largely by the purchasing cycles of the educational market. Traditionally, the bulk of expenditures by school districts occur in the second and third calendar quarters after receipt of budget allocations. We expect quarterly fluctuations in our revenues and operating results to continue. These fluctuations could result in volatility and adversely affect our cash flow. As our business grows, these seasonal fluctuations may become more pronounced. As a result, we believe that sequential quarterly comparisons of our financial results may not provide an accurate assessment of our financial position.

Our working capital requirements and cash flows are subject to fluctuation, which could have an adverse effect on our financial condition.

Our working capital requirements and cash flows have historically been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on a number of factors. Factors which could result in cash flow fluctuations include:

●	the level of sales and the related margins on those sales;

●	the collection of receivables;

●	the timing and size of purchases of inventory and related components; and

●	the timing of payment on payables and accrued liabilities.

If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be materially adversely affected. For example, we may be unable to make required interest payments on our indebtedness.

We operate in a highly competitive industry.

We are engaged in the interactive education industry. We face substantial competition from developers, manufacturers and distributors of interactive learning products and solutions, including interactive projectors, interactive whiteboards and micro-computer data logging products and any new product we may offer in the future. The industry is highly competitive and characterized by frequent product introductions and rapid technological advances that have substantially increased the capabilities and use of interactive projectors, interactive whiteboards, and micro-computer based logging technologies and combinations of them. We face increased competition from companies with strong positions in certain markets we serve, and in new markets and regions we may enter. These companies manufacture and/or distribute new, disruptive or substitute products that compete for the pool of available funds that previously could have been spent on interactive displays and associated products.

Many of these competitors have, and our potential competitors may have, significantly greater financial and other resources than we do and have spent, and may continue to spend, significant amounts of resources to try to enter or expand their presence in the market. In addition, low cost competitors have appeared in China and other countries. We may not be able to compete effectively against these current and future competitors. Increased competition or other competitive pressures have and may continue to result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

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Some of our customers are required to purchase equipment by soliciting proposals from a number of sources and, in some cases, are required to purchase from the lowest bidder. While we attempt to price our products competitively based upon the relative features they offer, our competitors’ prices and other factors, we are often not the lowest bidder and in such cases may lose sales.

Competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively and faster than we can or devote greater resources to the development, promotion and sale of products than we can. Current and potential competitors may establish cooperative relationships among themselves or with third parties, including through mergers or acquisitions, to increase the ability of their products to address the needs of customers. If these interactive display competitors or other substitute or alternative technology competitors acquire significantly increased market share, it could have a material adverse effect on our business, financial condition or results of operations.

If we are unable to continually enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner, our business will be harmed.

The market for interactive learning and collaboration solutions is still emerging and evolving. It is characterized by rapid technological change and frequent new product introductions, many of which may compete with, be considered as alternatives to or replace our interactive displays. For example, we have recently observed significant sales of tablet computers by competitors to school districts in the U.S. whose technology budgets could otherwise have been used to purchase interactive displays. Accordingly, our future success will depend upon our ability to enhance our products and to develop, introduce and sell new technologies and products offering enhanced performance and functionality at competitive prices and in a timely manner.

The development of new technologies and products involves time, substantial costs and risks. Our ability to successfully develop new technologies will depend in large measure on our ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry. The success of new product introductions depends on a number of factors, including timely and successful product development, market acceptance, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of components in appropriate quantities and costs to meet anticipated demand, the risk that new products may have quality or other defects and our ability to manage distribution and production issues related to new product introductions. If we are unsuccessful in selling the new products that we develop and introduce, or any future products that we may develop, we may carry obsolete inventory and have reduced available working capital for the development of other new technologies and products.

If we are unable, for any reason, to enhance, develop, introduce and sell new products in a timely manner, or at all, in response to changing market conditions or customer requirements or otherwise, our business will be harmed.

We may not be successful in our strategy to increase sales in the business and government market.

The majority of our revenue has been derived from sales to the education market. Our business strategy contemplates expanding our sales in both the education market, as well as to the business and government training sectors. However, to date, there has not been widespread adoption of interactive displays and collaboration solutions in the business and government market, and these solutions may fail to achieve wide acceptance in this market. Successful expansion into the business and government markets will require us to augment and develop new distribution and reseller relationships, and we may not be successful in developing those relationships. In addition, widespread acceptance of our interactive solutions may not occur due to lack of familiarity with how our products work, the perception that our products are difficult to use and a lack of appreciation of the contribution they can make in the business and government markets. In addition, the Boxlight Group’s brand is less recognized in these markets as compared to the education market. A key part of our strategy to grow in the business and government market is to develop strategic alliances with companies in the unified communications and collaboration sector, and there can be no assurance that these alliances will help us to successfully grow our sales in this market.

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Furthermore, our ability to successfully grow in the business and government market depends upon revenue and cash flows derived from sales to the education market. As the education market represents a significant portion of our revenue and cash flow, we utilize cash from sales in the education market for our operating expenses. If we cannot continue to augment and develop new distributor and reseller relationships, market our brand, develop strategic alliances and innovate new technologies, we may not be successful in our strategy to grow in the business and government market.

As a result of market saturation, our future sales of interactive displays in developed markets may slow or decrease.

Futuresource Consulting Ltd. estimates that, as of December 31, 2012, approximately 47% of classrooms in the U.S., 85% of classrooms in the U.K., and 53% of classrooms in Australia already had an interactive display. As a result of the high levels of penetration in developed markets, the education market for interactive displays in the U.S., U.K. and Australia may have reached saturation levels. Future sales growth in those markets and other developed markets with similar penetration levels may, as a result, be difficult to achieve, and our sales of interactive displays may decline in those countries. If we are unable to replace the revenue and earnings we have historically derived from sales of interactive displays to the education market in these developed markets, whether through sales of additional products, sales in other underserved markets, such as Africa, Latin America and Asia, sales in the business and government market or otherwise, our business, financial condition and results of operations may be materially adversely affected.

We face significant challenges growing our sales in foreign markets.

For our products to gain broad acceptance in all markets, we may need to develop customized solutions specifically designed for each country in which we seek to grow our sales and to sell those solutions at prices that are competitive in that country. For example, while our hardware requires only minimal modification to be usable in other countries, our software and content require significant customization and modification to adapt to the needs of foreign customers. Specifically, our software will need to be adapted to work in a user-friendly way in several languages and alphabets, and content that fits the specific needs of foreign customers (such as, for example, classroom lessons adapted to specific foreign curricula) will need to be developed. If we are not able to develop, or choose not to support, customized products and solutions for use in a particular country, we may be unable to compete successfully in that country and our sales growth in that country will be adversely affected. We cannot assure you that we will be able to successfully develop or choose to support customized solutions for each foreign country in which we seek to grow our sales or that our solutions, if developed, will be competitive in the relevant country.

Growth in many foreign countries will require us to price our products competitively in those countries. In certain developing countries, we have been and may continue to be required to sell our products at prices significantly below those that we are currently charging in developed countries. Such pricing pressures could reduce our gross margins and adversely affect our revenue.

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Our customers’ experience with our products will be directly affected by the availability and quality of our customers’ Internet access. We are unable to control broadband penetration rates, and, to the extent that broadband growth in emerging markets slows, our growth in international markets could be hindered.

In addition, we will face lengthy and unpredictable sales cycles in foreign markets, particularly in countries with centralized decision making. In these countries, particularly in connection with significant technology product purchases, we have experienced recurrent requests for proposals, significant delays in the decision making process and, in some cases, indefinite deferrals of purchases or cancellations of requests for proposals. If we are unable to overcome these challenges, the growth of our sales in these markets would be adversely affected, and we may incur unrecovered marketing costs, impairing our profitability.

Our suppliers may not be able to always supply components or products to us on a timely basis and on favorable terms, and as a result, our dependency on third party suppliers has adversely affected our revenue and may continue to do so.

We do not manufacture any of the products we sell and distribute, and therefore rely on our suppliers for all products and components and depend on obtaining adequate supplies of quality components on a timely basis with favorable terms. Some of those components, as well as certain complete products that we sell are provided to us by only one supplier or contract manufacturer. We are subject to disruptions in our operations if our sole or limited supply contract manufacturers decrease or stop production of components and products, or if such suppliers and contract manufacturers do not produce components and products of sufficient quantity. Alternative sources for our components are not always available. Many of our products and components are manufactured overseas, so they have long lead times, and events such as local disruptions, natural disasters or political conflict may cause unexpected interruptions to the supply of our products or components. In addition, we do not have written supply agreements with our suppliers. Although we are endeavoring to enter into written agreements with certain of our suppliers, we cannot assure that our efforts will be successful.

For the year ended December 31, 2017 and the quarter ended September 30, 2018 , we purchased approximately 34.6% and 17%, respectively, of our products and components from Everest Display, Inc. Although such supplier has indicated a willingness to provide us with a 10% price reduction on items we purchase from them in the future, there can be no assurance that such price reduction will, in fact, be implemented, or that such price reduction will materially improve our gross profit margin on such products and components that we sell. Even if such 10% price reduction is implemented, such supplier may elect to raise its prevailing unit prices on products we purchase which would have the effect of reducing or even eliminating the anticipated improvement in our gross profit margin.

We rely on highly skilled personnel, and, if we are unable to attract, retain or motivate qualified personnel, we may not be able to operate our business effectively.

Our success depends in large part on continued employment of senior management and key personnel who can effectively operate our business, as well as our ability to attract and retain skilled employees. Competition for highly skilled management, technical, research and development and other employees is intense in the high-technology industry and we may not be able to attract or retain highly qualified personnel in the future. In making employment decisions, particularly in the high-technology industry, job candidates often consider the value of the equity awards they would receive in connection with their employment. Our long-term incentive programs may not be attractive enough or perform sufficiently to attract or retain qualified personnel.

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If any of our employees leaves us, and we fail to effectively manage a transition to new personnel, or if we fail to attract and retain qualified and experienced professionals on acceptable terms, our business, financial condition and results of operations could be adversely affected.

Our success also depends on our having highly trained financial, technical, recruiting, sales and marketing personnel. We will need to continue to hire additional personnel as our business grows. A shortage in the number of people with these skills or our failure to attract them to our company could impede our ability to increase revenues from our existing products and services, ensure full compliance with federal and state regulations, or launch new product offerings and would have an adverse effect on our business and financial results.

We may have difficulty in entering into and maintaining strategic alliances with third parties.

We have entered into and we may continue to enter into strategic alliances with third parties to gain access to new and innovative technologies and markets. These parties are often large, established companies. Negotiating and performing under these arrangements involves significant time and expense, and we may not have sufficient resources to devote to our strategic alliances, particularly those with companies that have significantly greater financial and other resources than we do. The anticipated benefits of these arrangements may never materialize, and performing under these arrangements may adversely affect our results of operations.

We use resellers and distributors to promote and sell our products.

Substantially all our sales are made through resellers and distributors. Industry and economic conditions have the potential to weaken the financial position of our resellers and distributors. Such resellers and distributors may no longer sell our products, or may reduce efforts to sell our products, which could materially adversely affect our business, financial condition and results of operations. Furthermore, if our resellers’ and distributors’ abilities to repay their credit obligations were to deteriorate and result in the write-down or write-off of such receivables, it would negatively affect our operating results and, if significant, could materially adversely affect our business, financial condition and results of operations.

In addition, our resellers and most of our distributors are not contractually required to sell our products exclusively and may offer competing interactive display products, and therefore we depend on our ability to establish and develop new relationships and to build on existing relationships with resellers and distributors. We cannot assure that our resellers and distributors will act in a manner that will promote the success of our products. Factors that are largely within the control of those resellers and distributors but are important to the success of our products include:

●	the degree to which our resellers and distributors actively promote our products;

●	the extent to which our resellers and distributors offer and promote competitive products; and

●	the quality of installation, training and other support services offered by our resellers and distributors.

In addition, if some of our competitors offer their products to resellers and distributors on more favorable terms or have more products available to meet their needs, there may be pressure on us to reduce the price of our products, or those resellers and distributors may stop carrying our products or de-emphasize the sale of our products in favor of the products of these competitors. If we do not maintain and continue to build relationships with resellers and distributors our business will be harmed.

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Risks Related to our Industry and Regulations

Decreases in, or stagnation of, spending or changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies may have a material adverse effect on our revenue.

Our customers include primary and secondary schools, colleges, universities, other education providers and, to a lesser extent, government agencies, each of which depends heavily on government funding. The effect of the worldwide recession of 2008 and subsequent sovereign debt and global financial crisis have resulted in substantial declines in the revenues and fiscal capacity of many national, federal, state, provincial and local governments. Many of those governments have reacted to the decreases in revenues and could continue to react to the decreases in revenue by cutting funding to educational institutions. If our products are not a high priority expenditure for such institutions, or if such institutions allocate expenditures to substitute or alternative technologies, we could lose revenue.

Any additional decrease in, stagnation of or adverse change in national, federal, state, provincial or local funding for primary and secondary schools, colleges, universities, or other education providers or for government agencies that use our products could cause our current and prospective customers to further reduce their purchases of our products, which could cause us to lose additional revenue. In addition, a specific reduction in governmental funding support for products such as ours could also cause us to lose revenue.

If our products fail to comply with consumer product or environmental laws, it could materially affect our financial performance.

Because we sell products used by children in classrooms and because our products are subject to environmental regulations in some jurisdictions in which we will do business, we are and will be required to comply with a variety of product safety, product testing and environmental regulations, including compliance with applicable laws and standards with respect to lead content and other child safety and environmental issues. If our products do not meet applicable safety or regulatory standards, we could experience lost sales, diverted resources and increased costs, which could have a material adverse effect on our financial condition and results of operations. Events that give rise to actual, potential or perceived product safety or environmental concerns could expose us to government enforcement action or private litigation and result in product recalls and other liabilities. In addition, negative consumer perceptions regarding the safety of our products could cause negative publicity and harm our reputation.

Risks Related to our Foreign Operations

We are subject to risks inherent in foreign operations.

Sales outside the United States represented approximately 12% and 3% of our revenues for the year ended December 31, 2017 and the quarter ended September 30, 2018, respectively . We intend to selectively pursue international market growth opportunities, which could result in those international sales accounting for a more significant portion of our revenue. We have committed, and may continue to commit, significant resources to our international operations and sales and marketing activities. While we have experience conducting business outside of the United States, we may not be aware of all the factors that may affect our business in foreign jurisdictions.

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We are subject to a number of risks associated with international business activities that may increase costs, lengthen sales cycles and require significant management attention. International operations carry certain risks and associated costs, such as the complexities and expense of administering a business abroad, complications in compliance with, and unexpected changes in regulatory requirements, foreign laws, international import and export legislation, trading and investment policies, exchange controls, tariffs and other trade barriers, difficulties in collecting accounts receivable, potential adverse tax consequences, uncertainties of laws, difficulties in protecting, maintaining or enforcing intellectual property rights, difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs, and other factors, depending upon the country involved. Moreover, local laws and customs in many countries differ significantly and compliance with the laws of multiple jurisdictions can be complex, difficult and costly. We cannot assure that risks inherent in our foreign operations will not have a material adverse effect on our business.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery of or other prohibited payments to foreign officials for the purpose of obtaining or retaining business and requires that we maintain adequate financial records and internal controls to prevent such prohibited payments. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur in countries where we do business. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new business, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Our worldwide operations will subject us to income taxation in many jurisdictions, and we must exercise significant judgment to determine our worldwide financial provision for income taxes. That determination ultimately is an estimate, and, accordingly, we cannot assure that our historical income tax provisions and accruals will be adequate.

We are subject to income taxation in the United States and numerous other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates are reasonable, we cannot assure you that the final determination of any tax audits and litigation will not be materially different from that which is reflected in our historical income tax provisions and accruals. Should additional taxes be assessed against us as a result of an audit or litigation, there could be a material adverse effect on our current and future results and financial condition.

Certain of our subsidiaries provide products to, and may from time to time undertake certain significant transactions with, us and our other subsidiaries in different jurisdictions. In general, cross border transactions between related parties and, in particular, related party financing transactions, are subject to close review by tax authorities. Moreover, several jurisdictions in which we will operate have tax laws with detailed transfer pricing rules that require all transactions with nonresident related parties to be priced using arm’s-length pricing principles and require the existence of contemporaneous documentation to support such pricing. A tax authority in one or more jurisdictions could challenge the validity of our related party transfer pricing policies. Because such a challenge generally involves a complex area of taxation and because a significant degree of judgment by management is required to be exercised in setting related party transfer pricing policies, the resolution of such challenges often results in adjustments in favor of the taxing authority. If in the future any taxation authorities are successful in challenging our financing or transfer pricing policies, our income tax expense may be adversely affected and we could become subject to interest and penalty charges, which may harm our business, financial condition and operating results.

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If we are unable to ship and transport components and final products efficiently and economically across long distances and borders our business would be harmed.

We transport significant volumes of components and finished products across long distances and international borders. Any increases in our transportation costs, as a result of increases in the price of oil or otherwise, would increase our costs and the final prices of our products to our customers. In addition, any increases in customs or tariffs, as a result of changes to existing trade agreements between countries or otherwise, could increase our costs or the final cost of our products to our customers or decrease our margins. Such increases could harm our competitive position and could have a material adverse effect on our business. The laws governing customs and tariffs in many countries are complex, subject to many interpretations and often include substantial penalties for non-compliance. Disputes may arise and could subject us to material liabilities and have a material adverse effect on our business.

If our procedures to ensure compliance with export control laws are ineffective, our business could be harmed.

Our extensive foreign operations and sales are subject to far reaching and complex export control laws and regulations in the United States and elsewhere. Violations of those laws and regulations could have material negative consequences for us including large fines, criminal sanctions, prohibitions on participating in certain transactions and government contracts, sanctions on other companies if they continue to do business with us and adverse publicity.

We will be exposed to fluctuations in foreign currencies that may materially adversely affect our results of operations.

Our reporting currency is the U.S. dollar. Boxlight Latin America uses the Peso as functional currency to report revenue and expenses. We will be exposed to foreign exchange rate fluctuations when we translate the financial statements of the Boxlight Group into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the translation of the Boxlight Group’s financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we may have certain monetary assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. To the extent the U.S. dollar strengthens against the Pesos, the translation of foreign currency denominated transactions will result in reduced revenue, operating expenses and net income for our Mexican operations. Similarly, to the extent the U.S. dollar weakens against the Pesos, the translation of the foreign currency denominated transactions will result in increased revenue, operating expenses and net income for our Mexican operations. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited, and we may not be able to successfully hedge our exchange rate risks.

We monitor our foreign exchange exposures, and these activities mitigate, but do not eliminate, our exposure to exchange rate fluctuations. As a result, exchange rate fluctuations may materially adversely affect our operating results in future periods.

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Risks Related to Our Intellectual Property and Technology

Defects in our products can be difficult to detect before shipment. If defects occur, they could have a material adverse effect on our business.

Our products are highly complex and sophisticated and, from time to time, have contained and may continue to contain design defects or software “bugs” or failures that are difficult to detect and correct in advance of shipping.

The occurrence of errors and defects in our products could result in loss of, or delay in, market acceptance of our products, including harm to our brand. Correcting such errors and failures in our products could require significant expenditure of capital by us. In addition, we are rapidly developing and introducing new products, and new products may have higher rates of errors and defects than our established products. The Boxlight Group has historically provided product warranties between one and five years, and the failure of our products to operate as described could give rise to warranty claims. The consequences of such errors, failures and other defects and claims could have a material adverse effect on our business, financial condition, results of operations and our reputation.

We may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business.

Our commercial success depends to a significant degree upon our ability to develop new or improved technologies and products, and to obtain patents or other intellectual property rights or statutory protection for these technologies and products in the United States and other countries. We will seek to patent concepts, components, processes, designs and methods, and other inventions and technologies that we consider have commercial value or that will likely give us a technological advantage. Mimio and the Boxlight Group own rights in patents and patent applications for technologies relating to interactive displays and other complementary products in the United States and other countries such as Germany, Mexico, Israel, Japan, Taiwan and China. Despite devoting resources to the research and development of proprietary technology, we may not be able to develop technology that is patentable or protectable. Patents may not be issued in connection with pending patent applications, and claims allowed may not be sufficient to allow them to use the inventions that they create exclusively. Furthermore, any patents issued could be challenged, re-examined, held invalid or unenforceable or circumvented and may not provide sufficient protection or a competitive advantage. In addition, despite efforts to protect and maintain patents, competitors and other third parties may be able to design around their patents or develop products similar to our products that are not within the scope of their patents. Finally, patents provide certain statutory protection only for a limited period of time that varies depending on the jurisdiction and type of patent. The statutory protection term of certain of our material patents may expire soon and, thereafter, the underlying technology of such patents can be used by any third party including competitors.

Prosecution and protection of the rights sought in patent applications and patents can be costly and uncertain, often involve complex legal and factual issues and consume significant time and resources. In addition, the breadth of claims allowed in our patents, their enforceability and our ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries may not protect intellectual property rights to the same extent as the laws of the United States. Even if our patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that we may initiate against third parties to enforce such patents will likely be expensive, take significant time and divert management’s attention from other business matters. We cannot assure that any of the issued patents or pending patent applications will provide any protectable, maintainable or enforceable rights or competitive advantages to us.

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In addition to patents, we will rely on a combination of copyrights, trademarks, trade secrets and other related laws and confidentiality procedures and contractual provisions to protect, maintain and enforce our proprietary technology and intellectual property rights in the United States, Mexico, Australia, Malaysia, Canada, Turkey and China. However, our ability to protect our brands by registering certain trademarks may be limited. In addition, while we will generally enter into confidentiality and nondisclosure agreements with our employees, consultants, contract manufacturers, distributors and resellers and with others to attempt to limit access to and distribution of our proprietary and confidential information, it is possible that:

●	misappropriation of our proprietary and confidential information, including technology, will nevertheless occur;

●	our confidentiality agreements will not be honored or may be rendered unenforceable;

●	third parties will independently develop equivalent, superior or competitive technology or products;

●	disputes will arise with our current or future strategic licensees, customers or others concerning the ownership, validity, enforceability, use, patentability or registrability of intellectual property; or

●	unauthorized disclosure of our know-how, trade secrets or other proprietary or confidential information will occur.

We cannot assure that we will be successful in protecting, maintaining or enforcing our intellectual property rights. If we are unsuccessful in protecting, maintaining or enforcing our intellectual property rights, then our business, operating results and financial condition could be materially adversely affected, which could

●	adversely affect our relationships with current or future distributors and resellers of our products;

●	adversely affect our reputation with customers;

●	be time-consuming and expensive to evaluate and defend;

●	cause product shipment delays or stoppages;

●	divert management’s attention and resources;

●	subject us to significant liabilities and damages;

●	require us to enter into royalty or licensing agreements; or

●	require us to cease certain activities, including the sale of products.

If it is determined that we have infringed, violated or are infringing or violating a patent or other intellectual property right of any other person or if we are found liable in respect of any other related claim, then, in addition to being liable for potentially substantial damages, we may be prohibited from developing, using, distributing, selling or commercializing certain of our technologies and products unless we obtain a license from the holder of the patent or other intellectual property right. We cannot assure that we will be able to obtain any such license on a timely basis or on commercially favorable terms, or that any such licenses will be available, or that workarounds will be feasible and cost-efficient. If we do not obtain such a license or find a cost-efficient workaround, our business, operating results and financial condition could be materially adversely affected and we could be required to cease related business operations in some markets and restructure our business to focus on our continuing operations in other markets.

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Our business may suffer if it is alleged or determined that our technology or another aspect of our business infringes the intellectual property of others.

The markets in which we will compete are characterized by the existence of a large number of patents and trade secrets and also by litigation based on allegations of infringement or other violations of intellectual property rights. Moreover, in recent years, individuals and groups have purchased patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Also, third parties may make infringement claims against us that relate to technology developed and owned by one of our suppliers for which our suppliers may or may not indemnify us. Even if we are indemnified against such costs, the indemnifying party may be unable to uphold its contractual obligations, and determining the extent such of such obligations could require additional litigation. Claims of intellectual property infringement against us or our suppliers might require us to redesign our products, enter into costly settlements or license agreements, pay costly damage awards or face a temporary or permanent injunction prohibiting us from marketing or selling our products or services. If we cannot or do not license the infringed intellectual property on reasonable terms or at all, or substitute similar intellectual property from another source, our revenue and operating results could be adversely impacted. Additionally, our customers and distributors may not purchase our offerings if they are concerned that they may infringe third party intellectual property rights. Responding to such claims, regardless of their merit, can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and cause us to incur significant expenses. The occurrence of any of these events may have a material adverse effect on our business, financial condition and operating results.

If we are unable to anticipate consumer preferences and successfully develop attractive products, we might not be able to maintain or increase our revenue or achieve profitability

Our success depends on our ability to identify and originate product trends as well as to anticipate and react to change demands and preferences of customers in a timely manner. If we are unable to introduce new products or technologies in a timely manner or our new products or technologies are not accepted by our customers, our competitors may introduce more attractive products which would adversely impact our competitive position. Failure to respond in a timely manner to changing consumer preferences could lead to, among other things, lower revenues and excess inventory positions of outdated products.

We may be unable to keep pace with changes in technology as our business and market strategy evolves.

We will need to respond to technological advances and emerging industry standards in a cost-effective and timely manner in order to remain competitive. The need to respond to technological changes may require us to make substantial, unanticipated expenditures. There can be no assurance that we will be able to respond successfully to technological change.

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Risks Related to Our Class A Common Stock

Future sales of our Class A common stock could adversely affect our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our Class A common stock.

Assuming the sale of all 4,255,000 shares of Class A common stock offered hereby, we believe that our existing working capital, expected cash flow from operations and other available cash resources will enable us to meet our working capital requirements for at least the next 12 months. However, the development and marketing of new products and the expansion of distribution channels require a significant commitment of resources. From time to time, we may seek additional equity or debt financing to finance working capital requirements, continue our expansion, develop new products or make acquisitions or other investments. In addition, if our business plans change, general economic, financial or political conditions in our industry change, or other circumstances arise that have a material effect on our cash flow, the anticipated cash needs of our business, as well as our conclusions as to the adequacy of our available sources of capital, could change significantly. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. If additional funds are raised through the issuance of equity shares, preferred shares or debt securities, the terms of such securities could impose restrictions on our operations and would reduce the percentage ownership of our existing stockholders. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business or to develop new business at the rate desired and our results of operations may suffer.

The market price of our Class A common stock may be volatile, which could cause the value of your investment to fluctuate and possibly decline significantly.

The market price of our Class A common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Class A common stock. You may not be able to resell your shares at or above the current price due to a number of factors such as those listed under “Risk Factors”. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

●	our operating and financial performance and prospects;

●	our quarterly or annual earnings or those of other companies in our industry;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our Class A common stock or the stock of other companies in our industry;

●	the failure of analysts to cover our Class A common stock;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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●	changes in accounting standards, policies, guidance, interpretations or principles;

●	announcements by third parties or governmental entities of significant claims or proceedings against us;

●	new laws and governmental regulations, or other regulatory developments, applicable to our industry;

●	changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

●	changes in government spending levels on education;

●	changes in key personnel;

●	sales of common stock by us, members of our management team or our stockholders;

●	the granting or exercise of employee stock options or other equity awards;

●	the volume of trading in our Class A common stock; and

●	the realization of any risks described in this section under the caption “Risk Factors.”

Furthermore, the stock market has recently experienced volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Our Articles of Incorporation, Bylaws and Nevada law may have anti-takeover effects.

Our Articles of Incorporation authorizes the issuance of common stock and preferred stock. Each share of Class A common stock entitles the holder to one vote on all matters to be voted upon by stockholders, and the Class B common stock has no vote, except as required by law. In addition, our board of directors (“Board”) has the authority to issue additional shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The ability of our Board to issue additional shares of preferred stock could make it more difficult for a third party to acquire a majority of our voting stock. Other provisions of our Bylaws also may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of our Class A common stock.

In addition, certain provisions of Nevada law applicable to our company could also delay or make more difficult a merger, tender offer or proxy contest involving our company, including Sections 78.411 through 78.444 of the Nevada Revised Statutes, which prohibit a Nevada corporation from engaging in any business combination with any “interested stockholder” (as defined in the statute) for a period of two years unless certain conditions are met. In addition, our senior management is entitled to certain payments upon a change in control and certain of the stock options and restricted shares we have granted provide for the acceleration of vesting in the event of a change in control of our company.

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A trust and affiliates of Everest Display, Inc. hold a significant percentage of our Class A common stock, and their interests may not align with the interests of our other stockholders.

The trustee of a family trust has dispositive and voting power over the Class A common stock totaling approximately 15.8% of our issued and outstanding Class A common stock and will own 11.7% on a fully diluted basis after giving effect to this offering. In addition, K Laser and other stockholders and affiliates of Everest Display, Inc., a Taiwan corporation (“EDI”) own approximately 27.4% of our issued and outstanding Class A common stock and will own 19.3% on a fully diluted basis after giving effect to this offering. The sale or all or any meaningful portion of the shares owned by such stockholders could have a material adverse effect on the future market price of our Class A common stock.

This significant concentration of share ownership may adversely affect the trading price of our Class A common stock because investors often perceive a disadvantage in owning shares in a company with one or several controlling stockholders. This concentration of ownership may have the effect of delaying or preventing a change in control of our company which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our Class A common stock. Furthermore, our directors and officers, as a group, have the ability to significantly influence or control the outcome of all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Although our directors owe fiduciary duties to us and our shareholders, including the duties of loyalty, our directors that serve as directors, officers, partners or employees of companies that we do business with also owe fiduciary duties or other obligations to such other companies or to the investors in their funds. The duties owed to us could conflict with the duties such directors owe to these other companies or investors.

We will have broad discretion in applying a portion of the net proceeds of this offering and may not use these proceeds in ways that will enhance the market value of our Class A common stock.

Our management will have considerable discretion in the application of the proceeds received by us from this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We may use the net proceeds for corporate purposes that do not improve our profitability or increase our Class A common stock price.

We have no intention of declaring dividends in the foreseeable future.

The decision to pay cash dividends on our Class A common stock rests with our board of directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our Class A common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our Class A common stock to earn a return on their investment.

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If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our Class A common stock, then our stock price and trading volume could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our Class A common stock could be severely limited and our stock price could be adversely affected. In addition, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us adversely change their recommendations regarding our Class A common stock, our stock price could decline.

We may be exposed to risks relating to evaluations of controls required by Sarbanes-Oxley Act of 2002.

Pursuant to Sarbanes-Oxley Act of 2002, our management will be required to report on, and our independent registered public accounting firm may in the future be required to attest to, the effectiveness of our internal control over financial reporting. Although we prepare our financial statements in accordance with accounting principles generally accepted in the United States of America, our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies and our independent registered public accounting firm may not be able to certify the effectiveness of our internal controls over financial reporting. In either case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

If our internal controls and accounting processes are insufficient, we may not detect in a timely manner misstatements that could occur in our financial statements in amounts that could be material.

As a public company, we will have to devote substantial efforts to the reporting obligations and internal controls required of a public company, which will result in substantial costs. A failure to properly meet these obligations could cause investors to lose confidence in us and have a negative impact on the market price of our shares. We expect to devote significant resources to the documentation, testing and continued improvement of our operational and financial systems for the foreseeable future. These improvements and efforts with respect to our accounting processes that we will need to continue to make may not be sufficient to ensure that we maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required, new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations in the United States or result in misstatements in our financial statements in amounts that could be material. Insufficient internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares and may expose us to litigation risk.

As a public company, we will be required to document and test our internal control procedures to satisfy the requirements of Section 404 of Sarbanes-Oxley, which requires annual management assessments of the effectiveness of our internal control over financial reporting. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal control over financial reporting, then investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares.

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For as long as we are an “emerging growth company,” we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to some other public companies.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

●	the last day of the fiscal year following the fifth anniversary of this offering;

●	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

●	the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws.

For so long as we remain an “emerging growth company”, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

●	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

●	include detailed compensation discussion and analysis in our filings under the Exchange Act and instead may provide a reduced level of disclosure concerning executive compensation.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period, which allows us to delay the adoption of new or revised accounting standards until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to public companies that comply with new or revised accounting standards.

Because of these exemptions, some investors may find our Class A common stock less attractive, which may result in a less active trading market for our Class A common stock, and our stock price may be more volatile.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 4,255,000 shares of Class A common stock in the offering will be approximately $ 9,100,000 , after deducting the underwriting discounts and commissions and estimated offering expenses. Our net proceeds will be approximately $ 10,599,000 if the underwriters exercise their option in full to purchase 638,250 additional shares of Class A common stock from us. This calculation is based upon an assumed public offering price of $ 2.35. T he last reported sale price of our Class A common stock on the NASDAQ Capital Market was $2.35   on November 14, 2018 .

We intend to use the net proceeds from the offering for the following purposes:

Purchase of additional inventory	$5,000,000
Reduction of accounts payable due to Everest Display	$1,000,000
Reduction of outstanding debt	$656,000
Additional working capital, including potential acquisitions	$2,444,000

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

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CAPITALIZATION

The following table sets forth our capitalization as of   September 30, 2018:

●	On an actual basis; and

●	On a pro forma basis to give effect to the sale of 4,255,000 shares of Class A common stock by us in this offering at the assumed public offering price of $2.35 per share (the closing price of our Class A common stock on the NASDAQ Capital Market on November 14, 2018), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Actual (Unaudited)	Proforma (Unaudited)

Cash and cash equivalents	$1,586,413	11,586,413

Short-term debt	$3,315,722	3,315,722
Long-term debt	$382,667	382,667

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, 250,000 shares issued and outstanding	25	25
Common stock, $0.0001 par value, 200,000,000 shares authorized, 9,558,997 actual issued and outstanding, proforma as adjusted, respectively.	1,017	1,443
Additional paid-in capital	26,850,520	36,850,095
Subscription receivable	(225)	(225)
Accumulated deficit	(18,605,459)	(18,605,459)
Other comprehensive loss	(71,369)	(71,369)
Total stockholders’ equity	8,174,509	18,174,510
Total capitalization (including current maturities of long-term debt)	$11,872,898	21,872,899

(1) The table above excludes, as of September 30, 2018:

●	1,730,212 shares of Class A common stock issuable upon exercise of options granted under the BOXL 2014 Stock Incentive Plan of which have exercise price ranging from $0.13 to $7.00 per share and 957,312 were exercisable as of September 30, 2018, and 931,026 additional shares are reserved for issuance thereunder ;

●	1, 184,121 shares of Class A common stock issuable upon exercise of outstanding warrants with exercise prices ranging from $3.10 to $7.70 per share ;

●	398,406 shares of our Class A common stock issuable to the holders of Series A preferred stock of LCC - Delaware. upon automatic conversion of our Series A Preferred Stock on November 30, 2018 ; and

●	208,036 shares of our Class A common stock shares to be returned by Loeb pursuant to our agreement.

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DILUTION

We had a net tangible book value deficit on September 30, 2018 of $(3,104,411), or $(0 .31 ) per share of class A common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is our net tangible book value divided by the total number of shares of common stock outstanding on September 30, 2018.

After giving effect to the sale by us of 4,255,000 shares of Class A common stock in this offering at the assumed public offering price of $2.35 per share (the last reported sale price of our Class A common stock on the NASDAQ Capital Market on November 14, 2018), and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us, our adjusted net tangible book value as of September 30, 2018 would have been $ 6 million, or $ .42 per share of our Class A common stock. This represents an immediate increase in net tangible book value of $ .73 per share to our existing stockholders and an immediate decrease in the net tangible book value of $ .42 per share to new investors. Dilution in the net tangible book value per share to new investors represents the difference between the offering price per share and the net tangible book value per share of our Class A common stock immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price per share	$2.35
Net tangible book value deficit per share as of September 30, 2018	$(0. 31)
Increase in net tangible book value per share attributable to this offering	$0.73
As adjusted net tangible book value per share as of September 30, 2018 after giving effect to this offering	$0.42
Dilution per share to new investors in this offering	$1.93

A $1.00 increase in the assumed public offering price of $2.35 per share would increase our adjusted net tangible book value per share after this offering by $1.02 per share and would increase the dilution per share to new investors in this offering by $1.64 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

If the underwriters exercise their over-allotment option to purchase up to 638,250 additional shares of Class A common stock from us in full in this offering at the assumed public offering price of $2.35 per share, the adjusted net tangible book value as of September 30, 2018 after giving effect to this offering would increase to $.52 per share, and dilution per share to new investors in this offering would be $1.83 per share.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Class A common stock has been listed for trading on the NASDAQ Capital Market, or NASDAQ, under the symbol “BOXL” since November 30, 2017. Prior to that time, our Class A common stock was not traded on a national securities exchange or quoted in the over-the-counter market. The following table sets forth the high and low sale prices for our common stock from, as reported by NASDAQ.

	High	Low
2017
Fourth Quarter (November 30-December 31)	$9.17	$5. 74

2018
First Quarter	$7.00	$3.00
Second Quarter	$17.40	$3.18
Third Quarter	$5.95	$2.88
Fourth Quarter (through November 14, 2018)	$4.84	$1.57

Holders of Our Common Stock

We have 37 3 shareholders of our common stock, including the shares held in street name by brokerage firms. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our Class A common stock, and we currently do not anticipate paying any cash dividends for the foreseeable future. Instead, we anticipate using all of our earnings, if any, for working capital, to support our operations, and to finance the growth and development of our business, including potentially the acquisition of, or investment in, businesses, technologies or products that complement our existing business. Any future determination relating to dividend policy will be made at the discretion of our Board and will depend on a number of factors, including, but not limited to, our future earnings, capital requirements, financial condition, future prospects, applicable Nevada law, which provides that dividends are only payable out of surplus or current net profits, and other factors our Board might deem relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere herein. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this form. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, those noted under “Risk Factors” of the reports filed with the Securities and Exchange Commission.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this transition report.

Overview

We are an educational technology company that is seeking to become a world leading innovator, and integrator of interactive products and software for schools, as well as for business and government learning spaces. We currently design, produce and distribute interactive projectors and distribute interactive technologies, including flat panels, projectors, whiteboards and peripherals to the education market. We also distribute science, technology, engineering and math (or “STEM”) products, including a portable science lab. All of our products are integrated into our classroom software suite that provides tools for whole class learnings, assessment and collaboration.

To date, we have generated substantially all of our revenue from the sale of our software and interactive displays to the K-12 U.S. educational market.

In addition, we have implemented a comprehensive plan to reach profitability from our business acquisitions. Highlights of this plan include:

●	We have integrated products of the acquired companies and cross trained our sales representatives to increase their offerings. The combination of products and cross training has already resulted in increased sales. The synergy we have found between the products of Boxlight and Mimio are adding opportunities to resellers for both companies to increase their sales.

●	Recently hired new sales representatives with significant education technology sales experience in their respective territories and our current pipeline has reached a record high level.

●	We are seeing increased demand in the US market for technology sales and have the products and infrastructure in place to handle our expected growth.

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Our History and Acquisitions

Boxlight Corporation was incorporated in Nevada on September 18, 2014, for the purpose of becoming a technology company that sells interactive educational products into the education market.

Acquisition of Mimio

Effective April 1, 2016, pursuant to a membership interest purchase agreement, Boxlight Parent acquired 100% of the membership interest in Mimio, from Mim Holdings, Inc., a Delaware corporation wholly-owned by a trust established for the benefit of members of the families of affiliates of VC2 Partners LLC, in exchange for a four percent $2,000,000 unsecured convertible promissory note due March 31, 2019 (the “Marlborough Note”), and the assumption of an original six percent $3,425,000 senior secured note of Mim Holdings due July 3, 2016 that was payable to Skyview Capital, LLC, (“Skyview”), the former equity owner of Mimio (the “Skyview Note”). As of October 2016, we transferred all of the assets and associated liabilities of Mimio LLC to Boxlight Inc. and voluntarily liquidated the Mimio LLC entity in April 2017. In 2018, the Company paid off or converted all debts issued and related to the Mimio acquisition.

Acquisition of the Boxlight Group

On July 18, 2016, we acquired 100% of the equity of the Boxlight Group in accordance with the terms of a share purchase agreement, dated May 10, 2016, with Everest Display, Inc., a Taiwan corporation (“EDI”) and its subsidiary, Guang Feng International Ltd. (“Guang Feng”), the former shareholder of the Boxlight Group.

The purchase price was paid by delivery of 270,000 shares of Boxlight Parent Series C Preferred Stock, that has a stated liquidation value of $20.00 per share. In November 2017, upon completion of our IPO, the Series C Preferred Stock was automatically converted into 2,055,873 shares of Class A common stock (including certain bonus shares of Class A common stock).

In addition, for so long as we and the Boxlight Group comply with the above arrangements to settle and pay the accounts payable, EDI and its affiliates shall continue to supply products to us and provide payment terms to us which are no less favorable than those provided to other credit-worthy customers. EDI and its affiliates have orally agreed in principle to provide Boxlight Parent and all of our subsidiaries, including the Boxlight Group, with a 10% price reduction on all units of products sold to us and our subsidiaries.

After this offering and subject to customary conditions, EDI and the other holders of our Class A Common Stock will be entitled to have shares registered for resale under the Securities Act, if Boxlight Parent files a resale registration statement for the account of any other stockholder or if otherwise permitted by any subsequent underwriter of our securities.

Acquisition of Genesis

On May 12, 2016, Vert Capital contributed 100% of the membership interests in Genesis to the Company. In connection with the Company’s acquisition of Genesis, the former members of Genesis received 1,000,000 shares of the Company’s Series B Preferred Stock which automatically converted into 370,040 shares that represent 4.0% of the Company’s fully diluted common stock as defined in the agreement at the IPO date. Upon completion of the Company’s initial public offering, an aggregate of 250,000 shares of the Company’s non-voting convertible Series A preferred stock were issued to Vert Capital. Such 250,000 shares of the Company’s non-voting convertible Series A preferred stock will automatically convert into 398,406 shares of our Class A common stock on November 30, 2018, which is one year from the date of the Company’s initial public offering.

On June 14, 2017, we merged Genesis into our Boxlight Inc. subsidiary which now owns and operates substantially all of our assets and business.

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In summary, we have issued the following shares of our capital stock in connection with the acquisitions of Mimio, the Boxlight Group and Genesis:

●	A total of 270,000 shares of our Series C preferred stock were issued to EDI and its affiliates in exchange for 100% of the shares of the Boxlight Group. Such shares were automatically converted into 2,055,872 shares of Class A common stock, including certain bonus shares of Class A common stock upon the completion of IPO in November 2017.

●	A total of 1,000,000 shares of our Series B preferred stock were issued to the four former members of Genesis. Such shares were automatically converted into 370,040 shares of Class A common stock upon the completion of the IPO in November 2017.

●	A total of 250,000 shares of our Series A preferred stock originally intended to be issued to Vert Capital, to be held in trust for the benefit of the existing holders of Series A preferred stock in LCC-Delaware.

Acquisition of Cohuborate

On May 9, 2018, we acquired 100% of the share capital of Cohuborate, Ltd., based in Lancashire, England Cohuborate manufactures, sells and distribute interactive display panels designed to provide new learning and working experience through high-quality technologies and solutions through in-room and room-to-room multi-device multi-user collaboration. We purchased Cohuborate for 257,200 shares of the Company’s Class A Common Stock and 100 British pound sterling.

Acquisition of Qwizdom

On June 22, 2018, we acquired 100% of the share capital of Qwizdom Companies. The Qwizdom Companies develop software and hardware solutions that are quick to implement and designed to increase participation, providing immediate data feedback, and accelerate and improve comprehension and learning. We purchased the Qwizdom shares for (1) $410,000 in cash, (2) issuance of a 8% note of $656,000, (3) issuance of 142,857 shares of Class A common stock, and (4) a maximum $410,000 earnout based on future consolidated revenues as defined in the agreement.

Acquisition of EOSEDU

On August 31, 2018, we purchased 100% of the membership interest equity of EOSEDU, LLC, an Arizona limited liability company owned by Daniel and Aleksandra Leis. EOSEDU is in the business of providing technology consulting, training, and professional development services to create sustainable programs that integrate technology with curriculum in K-12 schools and districts.

The purchase price paid at closing was 100,000 shares of our Class A common stock. The business formerly conducted by EOSEDU will be operated as a division of our subsidiary Boxlight, Inc. As part of the transaction, Daniel and Aleksandra Leis each received three-year employment agreements with Boxlight, Inc., under which each person shall serve as executives of Boxlight, Inc. at annual base salaries of $121,000 plus a commission equal to 5% of gross revenues derived by Boxlight, Inc. from the services provided from the EOSEDU business to clients of Boxlight, Inc. In addition, Daniel and Aleksandra Leis each received stock options to purchase 16,000 shares of our Class A common stock on the anniversary of employment commencing on September 17, 2018. The options will vest for a period of four years from the annual grant date. The exercise price at the time of the annual award will be the closing market price of our Class A common stock on the grant date.

Acquisition Strategy and Challenges

Our growth strategy includes acquiring assets and technologies of companies that have products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets, and there is no guarantee that we will complete any acquisition that we pursue.

We believe we can achieve significant cost-savings by merging the operations of the companies we acquire and after their acquisition leverage the opportunity to reduce costs through the following methods:

●	Staff reductions – consolidating resources, such as accounting, marketing and human resources.

●	Economies of scale – improved purchasing power with a greater ability to negotiate prices with suppliers.

●	Improved market reach and industry visibility – increase in customer base and entry into new markets.

As a result, we believe that an analysis of the historical costs and expenses of our Target Sellers prior to their acquisition will not provide guidance as to the anticipated results after acquisition. We anticipate that we will be able to achieve significant reductions in our costs of revenue and selling, general and administrative expenses from the levels currently incurred by the Target Sellers operating independently, thereby increasing our EBITDA and cash flows.

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Components of our Results of Operations and Financial Condition

Revenue

Our revenue is comprised of product revenue, software revenue, installation revenue and professional development revenue.

●	Product revenue. Product revenue is derived from the sale of our interactive projectors, flat panels, peripherals and accessories, along with other third party products, directly to our customers, as well as through our network of domestic and international distributors.

●	Installation and professional development. We receive revenue from installation and professional development that we outsource to third parties.

Cost of revenue

Our cost of revenue is comprised of the following:

●	third-party logistics costs;

●	costs to purchase components and finished goods directly;

●	inbound and outbound freight costs and duties;

●	costs associated with the repair of products under warranty; and

●	write-downs of inventory carrying value to adjust for excess and obsolete inventory and periodic physical inventory counts.

We outsource some of our warehouse operations and order fulfillment and purchase products from related and third parties. Our product costs will vary directly with volume and based on the costs of underlying product components as well as the prices we are able to negotiate with our contract manufacturers. Shipping costs fluctuate with volume as well as with the method of shipping chosen in order to meet customer demand. As a global company with suppliers centered in Asia and customers located worldwide, we have used, and may in the future use, air shipping to deliver our products directly to our customers. Air shipping is more costly than sea or ground shipping or other delivery options. We primarily use air shipping to meet the demand of our products during peak seasons and new product launches.

Gross profit and gross profit margin

Our gross profit and gross profit margin have been, and may in the future be, influenced by several factors including: product, channel and geographical revenue mix; changes in product costs related to the release of projector models; component, contract manufacturing and supplier pricing and foreign currency exchange. As we primarily procure our product components and manufacture our products in Asia, our suppliers incur many costs, including labor costs, in other currencies. To the extent that exchange rates move unfavorably for our suppliers, they may seek to pass these additional costs on to us, which could have a material impact on our future average selling prices and unit costs. Gross profit and gross profit margin may fluctuate over time based on the factors described above.

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Operating expenses

We classify our operating expenses into two categories: research and development and general and administrative.

Research and development. Research and development expense consists primarily of personnel related costs, prototype and sample costs, design costs and global product certifications mostly for wireless certifications.

General and administrative. General and administrative expense consists of personnel related costs, which include salaries, as well as the costs of professional services, such as accounting and legal, facilities, information technology, depreciation and amortization and other administrative expenses. We expect our general and administrative expense to increase in absolute dollars following the completion of our initial public offering due to the anticipated growth of our business and related infrastructure as well as accounting, insurance, investor relations and other costs associated with becoming a public company. General and administrative expense may fluctuate as a percentage of revenue, notably in the second and third quarters of our fiscal year when we have historically experienced our highest levels of revenue.

Other income (expense), net

Other income (expense), net consists of interest expense associated with our debt financing arrangements and interest income earned on our cash. We do not utilize derivatives to hedge our foreign exchange risk, as we believe the risk to be immaterial to our results of operations.

Income tax expense

We are subject to income taxes in the United States and Mexico in which we do business. Mexico has a statutory tax rate different from those in the United States. Additionally, certain of our international earnings are also taxable in the United States. Accordingly, our effective tax rates will vary depending on the relative proportion of foreign to U.S. income, the absorption of foreign tax credits, changes in the valuation of our deferred tax assets and liabilities and changes in tax laws. We regularly assess the likelihood of adverse outcomes resulting from the examination of our tax returns by the U.S. Internal Revenue Service, or IRS, and other tax authorities to determine the adequacy of our income tax reserves and expense. Should actual events or results differ from our current expectations, charges or credits to our income tax expense may become necessary. Any such adjustments could have a significant impact on our results of operations.

Operating Results – Boxlight Corporation

For the nine-month periods ended September 30, 2018 and 2017

Revenues. Total revenues for the nine months ended September 30, 2018 were $25,856,310, as compared to $20,407,258 for the nine months ended September 30, 2017, resulting in a 27% increase. The increase in revenues in 2018 is primarily attributable to the increase in sales volume.

Cost of Revenues. Cost of revenues for the nine months ended September 30, 2018 was $20,217,670, as compared to $14,595,780 for the nine months ended September 30, 2017, resulting in a 39% increase. Cost of revenues increased due to the increase in revenues as well as lower margins on initial deliveries of two large contracts.

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Gross Profit. Gross profit for the nine months ended September 30, 2018 was $5,638,640 as compared to $5,811,478 for the nine months ended September 30, 2017. Gross margin decreased from 28% to 22% as a result of lower margins on initial deliveries of two large products in the second quarter of 2018 and a shift in the product mix from higher to lower margin products with a concentration in panel sales.

General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2018 was $11,183,305 as compared to $7,049,288 for the nine months ended September 30, 2017. The increase resulted from increases in stock compensation expense and professional fees primarily related to the management agreement.

Research and Development Expense. Research and development expense was $368,555and $357,955 for the nine months ended September 30, 2018 and 2017, respectively. Research and development expense primarily consists of costs associated with the development of proprietary technology.

Other Expense. Other expense for the nine months ended September 30, 2018 was $670,201, as compared to $309,424 for the nine months ended September 30, 2017. Other expense increased primarily due to the change in fair value of the derivative liability of $334,940 subject to the change of the Company’s stock price and the reset of exercise prices of certain warrant agreements.

Net loss. Net loss was $6,583,421 and $1,905,189 for the nine months ended September 30, 2018 and 2017, respectively. The increase in the net loss was primarily due to lower margins on products with a higher cost of revenues, stock compensation expense, and change in fair value of derivative liabilities.

For the three-month periods ended September 30, 2018 and 2017

Revenues. Total revenues for the three months ended September 30, 2018 were $10,195,968, as compared to $10,228,389 for the three months ended September 30, 2017, remaining relatively flat.

Cost of Revenues. Cost of revenues for the three months ended September 30, 2018 was $7,763,617, as compared to $7,327,701 for the three months ended September 30, 2017, remaining relatively flat.

Gross Profit. Gross profit for the three months ended September 30, 2018 was $2,432,351, as compared to $2,900,688 for the three months ended September 30, 2017. Gross margin decreased from 28% to 24% largely as a result of a shift in product mix from higher to lower margin product sales. The sales volume increased significantly for panels which are lower margin items.

General and Administrative Expenses. General and administrative expenses for the three months ended September 30, 2018 were $4,262,707 as compared to $2,295,101 for the three months ended September 30, 2017. The increase resulted from increases in stock compensation expense, contract services, commissions and professional fees primarily related to a management agreement.

Research and Development Expenses. Research and development expenses were $98,952 and $60,403 for the three months ended September 30, 2018 and 2017, respectively. Research and development expenses primarily consist of costs associated with the development of proprietary technology. The increase was due primarily to research and development contractors and attributable to salary expense.

Other Income (Expense). Other income (expense) for the three months ended September 30, 2018 was $707,947 as compared to $(74,890) for the three months ended September 30, 2017. Other expense mainly consists of interest expense and changes in the fair value of derivative liabilities. The changes in derivative liability were $821,528 and resulted from the change in the Company’s stock price and the reset of exercise prices for certain warrant agreements.

Net income (loss). Net loss was $(1,221,361) and $470,294 for the three months ended September 30, 2018 and 2017, respectively. The increase in the net loss was primarily due to cost of revenues, commission, stock compensation expense and professional fees and change in fair value of derivative liabilities.

For the years ended December 31, 2017 and 2016 (Retrospectively adjusted for the acquisitions of Mimio and Genesis)

Revenues. Total revenues for the year ended December 31, 2017 were $25,743,612 as compared to $20,371,826 for the year ended December 31, 2016. Revenues consist of product revenue, software revenue, installation and professional development. For the year ended December 31, 2016, Boxlight Group’s operating results were only included in the balances from their acquisition date on July 18, 2016 through December 31, 2016. Accordingly, the increase in revenues in 2017 is primarily attributable to the inclusion of Boxlight Group’s revenues for a full year in 2017.

Cost of Revenues. Cost of revenues for the year ended December 31, 2017 was $19,329,831 as compared to $12,959,749 for the year ended December 31, 2016. Cost of revenues consists primarily of product cost, freight expenses and inventory write-downs. Cost of revenues increased due to the increase in revenues. Another factor resulting in an increase in cost of revenues was the Company sold product in some instances at a lower margin in exchange for improved payment terms. Freight expenses as a component of cost of revenues increased approximately $1.7 million in 2017 due to alternative freight arrangements. Prior to the completion of our IPO, we had restrictive credit terms with existing freight vendors due to cash restrictions. These costs are expected to be significantly reduced in 2018.

Gross Profit. Gross profit for the year ended December 31, 2017 was $6,413,781 as compared to $7,412,077 for the year ended December 31, 2016 due to the sale of some products at lower margins to increase cash flow and increased freight costs in the amount of approximately $1.7 million.

General and Administrative Expense. General and administrative expense for the year ended December 31, 2017 was $13,189,879 as compared to $7,689,898 for the year ended December 31, 2016. The increase resulted from the inclusion of a full year of Boxlight Group’s operating expenses included for the year ended December 31, 2017, along with $4 million of non-cash stock compensation expense.

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Research and Development Expense. Research and development expense was $465,940 and $1,008,433 for the years ended December 31, 2017 and 2016, respectively. Research and development expense primarily consists of costs associated with Mimio’s development of proprietary technology. The decrease was due to the company’s decision to decrease research and development expenditures in 2017. The R&D investments are cyclical and we had limited major enhancements to our software products or new hardware launches. A significant portion of our research and development is now paid for by several of our contract manufacturers.

Other Income (Expense), Net. Other income (expense) for the year ended December 31, 2017 was $702,472 as compared to ($775,729) for the year ended December 31, 2016. During 2017, the Company settled debt and other liabilities with a net gain of $276,026. In addition, the Company recognized a change in the fair value of warrant derivative liabilities of $861,302 for the year ended December 31, 2017. In 2016, the Company amended a note payable agreement that resulted in $350,000 of additional interest expense in August, which resulted in a significant increase in interest expense. Additionally, the Company issued additional notes to acquire Mimio and Boxlight Group during 2016 resulting in an increase in interest expense.

Net Loss. Net loss was $6,539,566 and $2,061,983 for the years ended December 31, 2017 and 2016, respectively. There were some major contributing factors to the increase in net loss in 2017, including expense incurred in the amount of $4 million for non-cash stock compensation expense and approximately $1.7 million in additional freight expense.

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding operations, we supplement our consolidated financial statements presented on a basis consistent with GAAP and EBITDA and Adjusted EBITDA, both non-GAAP financial measures of earnings.

EBITDA represents net income before income tax expense, interest income, interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA, plus change in fair value of derivative liabilities, stock compensation expense and non-recurring expenses. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing results of operations, which include large non-cash amortizations of intangibles assets from acquisitions. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

The following table contains reconciliations of net losses to EBITDA and adjusted EBITA for the periods presented.

Reconciliation of net loss for the three months ended

September 30, 2018 and 2017 to EBITDA and adjusted EBITDA

(in thousands)	September 30, 2018	September 30, 2017
Net (loss) income	$(1,221)	$470
Depreciation and amortization	248	184
Interest expense	188	187
EBITDA	$(785)	$841
Stock compensation expense	457	(35)
Change in fair value of derivative liabilities	(822)	-
Adjusted EBITDA	$(1,150)	$806

Reconciliation of net loss for the nine months ended

September 30, 2018 and 2017 to EBITDA and adjusted EBITDA

(in thousands)	September 30, 2018	September 30, 2017
Net loss	$(6,583)	$(1,905)
Depreciation and amortization	630	559
Interest expense	543	463
EBITDA	$(5,410)	$(883)
Stock compensation expense	1,567	50
Change in fair value of derivative liabilities	335	-
Adjusted EBITDA	$(3,508)	$(833)

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Reconciliation of net loss for the years ended

December 31, 2017 and 2016 to EBITDA and adjusted EBITDA

(in thousands)	2017	2016
Net loss	$(6,540)	$(2,062)
Depreciation and amortization	747	353
Interest expense	635	818
EBITDA	$(5,158)	$(891)
Stock compensation expense	4,344	464
Change in fair value of derivative liabilities	(861)	-
Non-recurring IPO expenses	-	528
Adjusted EBITDA	$(1,675)	$101

Discussion of Effect of Seasonality on Financial Condition

Certain accounts on our balance sheets are subject to seasonal fluctuations. As our business and revenues grow, we expect these seasonal trends to be reduced. The bulk of our products are shipped to our educational customers prior to the beginning of the school year, usually in June, July, August or September. To prepare for the upcoming school year, we generally build up inventories during the second quarter of the year. Therefore, inventories tend to be at the highest levels at that point in time. In the first quarter of the year, inventories tend to decline significantly as products are delivered to customers and we do not need the same inventory levels during the first quarter. Accounts receivable balances tend to be at the highest levels in the third quarter, in which we record the highest level of sales.

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We have been very proactive, and will continue to be proactive, in obtaining contracts during the fourth and first quarters that will help offset the seasonality of our business.

Liquidity and Capital Resources

As of September 30, 2018, we had cash and cash equivalents of $1,586,413 and a working capital deficit of $2,571,670. For the nine months ended September 30, 2018 and 2017, we had net cash used in operating activities of $3,786,881 and $596,727 respectively. We had net cash provided by investing activities of $900,196 for the nine months ended September 30, 2018. In addition, we had net cash provided by financing activities of $2,467,436 and $948,448, respectively. We had accounts receivable of $6,625,980 on September 30, 2018.

We financed our operations in 2018 primarily with an accounts receivable financing arrangement entered into with a lender. The lender agreed to purchase 85% of the eligible accounts receivable of the Company, up to $6 million, with the right of recourse. Our accounts receivable and our ability to borrow against accounts receivable provides an additional source of liquidity as cash payments are collected from customers in the normal course of business. Our accounts receivable balance fluctuates throughout the year based on the seasonality of the business.

Our cash requirements consist primarily of day-to-day operating expenses, capital expenditures and contractual obligations with respect to facility leases and other operating leases. We lease all of our office facilities. We expect to make future payments on existing leases from cash generated from operations. We have limited credit available from our major vendors and are required to prepay for the majority of our inventory purchases, which further constrains our cash liquidity.

The Company had an accumulated deficit, a net working capital deficit and net cash used in operations of approximately $3,786,881 for the nine months ended September 30, 2018. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the issuance date of these financial statements. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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We will need to raise additional funds to continue our operations. Insufficient funds may cause us to delay our delivery, enter into costly financing arrangements, including with certain customers, which may reduce our gross profit margins and loss of revenues due to the inability to fulfill purchase orders. Management plans to raise additional funds through public or private sales of equity or debt securities or from bank or other loans to fund operations until the Company is able to improve its margin or generate enough revenues to cover operating costs. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could materially adversely impact our growth plans and our financial condition or results of operations. Additional equity financing, if available, may be dilutive to our shareholders. In addition, the Company may never be able to generate sufficient revenue, if any, from its potential products.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles accepted in the United States. In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in notes of the consolidated financial statements. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain:

1.	Revenue recognition
2.	Acquisition of Boxlight Group
3.	Common control transactions
4.	Long-lived assets
5.	Intangible assets
6.	Share-based compensation
7.	Derivative Liabilities

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Certain specified reduced reporting and other regulatory requirements that are available to public companies that are emerging growth companies.

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These provisions include:

(1)	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002;

(2)	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

(3)	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements; and

(4)	reduced disclosure about our executive compensation arrangements.

We have elected to take advantage of the exemption from the adoption of new or revised financial accounting standards until they would apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

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BUSINESS

Our Company

We are an education technology company that develops, sells and services interactive classroom solutions for the global education market. We are seeking to become a world leading innovator, and integrator of interactive products and software for schools, as well as for business and government learning spaces. We currently design, produce and distribute interactive technologies including flat panels, projectors, whiteboards and peripherals to the education market. We also distribute science, technology, engineering and math (or “STEM”) products , including our portable science lab. All of our products are integrated into our classroom software suite that provides tools for whole class learning, assessment and collaboration. To date, we have generated substantially all of our revenue from the sale of our software and interactive displays to the educational market.

We are a vertically integrated total solution provider with hardware, engineering and manufacturing, software and content development. We provide comprehensive services to our clients and customers, including installation, training, consulting and maintenance. We seek to provide easy-to-use solutions combining interactive displays with robust software to enhance the educational environment, ease the teacher technology burden, and improve student outcomes. Our goal is to become a single source solution to satisfy the needs of educators around the globe and provide a holistic approach to the modern classroom. Our products are currently sold in approximately 60 countries and our software is available in 32 languages, helping children learn in over 850,000 classrooms. We sell our products and software though more than 500 global reseller partners. We believe we offer the most comprehensive and integrated line of interactive display solutions, audio products, peripherals and accessories for schools and enterprises. Our products are backed by nearly 30 years of research and development. We introduced the world’s first interactive projector in 2007 and received patents in 2010.

Advances in technology and new options for introduction into the classroom have forced school districts to look for solutions that allow teachers and students to bring their own devices into the classroom, provide school district information technology departments with the means to access data with or without internet access, handle the demand for video, and control cloud and data storage challenges. Our design teams are able to quickly customize systems and configurations to serve the needs of clients so that existing hardware and software platforms can communicate with one another. We have created plug-ins for annotative software that make existing and legacy hardware interactive and allows interactivity with or without wires through our MimioTeach product. Our goal is to become a single source solution to satisfy the needs of educators around the globe and provide a wholistic approach to the modern classroom.

We pride ourselves in providing industry-leading service and support and have received numerous product awards. Our STEM product, Labdisc, won the BETT Awards 2018 in the tools for teaching, learning and assessment category. In 2017, our MimioStudio with MimioMobile was a BETT Awards finalist in the tools for teaching, learning and assessment area. Our Labdisc product was named Best of BETT 2017 for the Tech & Learning award. In 2017 our Labdisc product won Best In Show at TCEA. Our P12 Projector Series won the Tech & Learning best in show award at ISTE in 2017. Our MimioMobile App with Mimio Studio Classroom Software won the 2016 Cool Tool Award. We received the 2016 Award of Excellence for our MimioTeach at the 34th Tech & Learning Awards of Excellence program honoring new and upgraded software.

Since the Company launched its patented interactive projectors in 2007, we have sold them to public schools in the United States and in 49 other countries, as well as to the Department of Defense International Schools, and in approximately 3,000 classrooms in 20 countries, the Job Corp, the Library of Congress, the Center for Disease Control, the Federal Emergency Management Agency, nine foreign governments and the City of Moscow and numerous Fortune 500 companies, including Verizon, GE Healthcare, Pepsico, First Energy, ADT, Motorola, First Data and Transocean and custom built 4,000 projectors for the Israeli Defense Forces.

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Boxlight Corporation was incorporated in Nevada on September 18, 2014 for the purpose of acquiring technology companies that sell interactive products into the education market. As of the date of this prospectus, we have three subsidiaries, consisting of Boxlight Inc., Boxlight Latinoamerica, S.A. DE C.V. and Boxlight Latinamerica Servicios, S.A. DE C.V.

Effective April 1, 2016, we acquired Mimio LLC (“Mimio”). Mimio designs, produces and distributes a broad range of Interactive Classroom Technology products primarily targeted at the global K-12 education market. Mimio’s core products include interactive projectors, interactive flat panel displays, interactive touch projectors, touchboards and MimioTeach, which can turn any whiteboard interactive within 30 seconds. Mimio’s product line also includes an accessory document camera, teacher pad for remote control and an assessment system. Mimio was founded on July 11, 2013 and maintained its headquarters in Boston, Massachusetts. Manufacturing is by ODM’s and OEM’s in Taiwan and China. Mimio products have been deployed in over 600,000 classrooms in dozens of countries. Mimio’s software is provided in over 30 languages. Effective October 1, 2016 Mimio LLC was merged into our Boxlight Inc. subsidiary.

Effective May 9, 2016, we acquired Genesis Collaboration LLC (“Genesis”). Genesis is a value added reseller of interactive learning technologies, selling into the K-12 education market in Georgia, Alabama, South Carolina, northern Florida, western North Carolina and eastern Tennessee. Genesis also sells our interactive solutions into the business and government markets in the United States. Effective August 1, 2016, Genesis was merged into our Boxlight Inc. subsidiary.

Effective July 18, 2016, we acquired Boxlight Inc., Boxlight Latinoamerica, S.A. DE C.V. (“BLA”) and Boxlight Latinoamerica Servicios, S.A. DE C.V. (“BLS”) (together, “Boxlight Group”). The Boxlight Group sells and distributes a suite of patented, award-winning interactive projectors that offer a wide variety of features and specifications to suit the varying needs of instructors, teachers and presenters. With an interactive projector, any wall, whiteboard or other flat surface becomes interactive. A teacher, moderator or student can use the included pens or their fingers as a mouse to write or draw images displayed on the surface. As with interactive whiteboards, interactive projectors accommodate multiple users simultaneously. Images that have been created through the projected interactive surface can be saved as computer files. The new Company’s new ProjectoWrite 12 series, launched in February 2016, allows the simultaneous use of up to ten simultaneous points of touch.

On June 22, 2018 and pursuant to a stock purchase agreement, Boxlight Parent acquired 100% of the capital stock of the Qwizdom Companies. The Qwizdom Companies develop software and hardware solutions that are quick to implement and designed to increase participation, provide immediate data feedback, and, most importantly, accelerate and improve comprehension and learning. The Qwizdom Companies have offices outside Seattle, WA and Belfast, Northern Ireland and deliver products in 44 languages to customers around the world through a network of partners. Over the last three years, over 80,000 licenses have been distributed for the Qwizdom Companies’ interactive whiteboard software and online solutions.

On August 31, 2018, we purchased 100% of the membership interest equity of EOSEDU, LLC, an Arizona limited liability company owned by Daniel and Aleksandra Leis. EOSEDU is in the business of providing technology consulting, training, and professional development services to create sustainable programs that integrate technology with curriculum in K-12 schools and districts.

The organizational structure of our companies is as follows:

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Our Strategic Goals

We believe that our future success will depend upon many factors, including those discussed below. While these areas represent opportunities for us, they also represent challenges and risks that we must successfully address.

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Increasing our customer base. Our principal customers are school districts that solicit requests for proposals, or RFPs, usually in the second and third calendar quarters when they receive their annual budgets. We have recently been successful in winning many of these bids and expect to continue to build our inventory of products and software to meet our expanding backlog of orders.

●	Investing in research and development. We intend to continually develop and introduce innovative products, enhance existing products and effectively stimulate customer demand for existing and future products.

●	Expanding our sales and marketing team. We intend to invest significant resources in our marketing, advertising and brand management efforts.

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Expanding our product and technology offerings. Our long-term growth will depend in part on our ability to continually expand our product and technology offerings, which we intend to do through both our internal research and development initiatives, as well as through strategic acquisition opportunities and joint ventures that may develop, such as Cohuborate Ltd, Qwizdom, Inc., and EOS Education.

●	Strategic acquisitions and joint ventures. We believe we can materially increase our revenues and scope by acquiring or joint venturing with a number of value added resellers that are focused on the education and learning technologies market segments, have gained the trust and support of local school districts and governmental agencies, and are located in geographically strategic areas throughout the United States and internationally.

●	Developing strategic partnerships and alliances. We currently work with a variety of major software and hardware solution providers, with whom we are developing embedded solutions to offer buffered content inside our projectors to allow smooth content streaming across multiple platforms. We intend to further existing and develop additional strategic partnerships and alliances.

Recent Developments

In May 2018, we were awarded contracts from:

● Clayton County School District in Georgia, serving over 3,200 classrooms under a proposal to provide approximately $12,000,000 of products and software in 2018 and 2019; and

● Beaufort County School District in South Carolina, serving over 1,750 classrooms under a proposal to provide approximately $5,000,000 of products and software in 2018 and 2019.

On May 11, 2018, pursuant to a stock purchase agreement dated as of May 9, 2018, we acquired 100% of the share capital of Cohuborate, Ltd., based in Lancashire, England. Cohuborate produces, sells and distribute interactive display panels designed to provide new learning and working experience through high-quality technologies and solutions through in-room and room-to-room multi-device multi-user collaboration. Although a development stage company with minimal revenues to date, we believe that Cohuborate will enhance our software capability and product offerings.

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We purchased Cohuborate for 257,200 shares of our Class A Common Stock. The shareholders agreed not to sell our shares for one year from the closing of the acquisition.

On May 10, 2018, we signed an exclusive, global agreement with Multi Touch Interactives (“MTI”), an international software development company, to create the next generation of interactive educational activities for large format, horizontal and vertical classroom-based touchscreens. Under the terms of the agreement, MTI will begin developing activities designed for early elementary and special needs education, with the goal of providing a solid and versatile platform onto which rich, educational collaborative applications will be built. The applications will run exclusively for, and in, the Windows 10 environment and will be designed and produced sequentially, while allowing educators to create their own or modify existing activities.

On June 22, 2018 and pursuant to a stock purchase agreement, Boxlight Parent acquired 100% of the capital stock of the Qwizdom Companies. The Qwizdom Companies develop software and hardware solutions that are quick to implement and designed to increase participation, provide immediate data feedback, and, most importantly, accelerate and improve comprehension and learning. The Qwizdom Companies have offices outside Seattle, WA and Belfast, Northern Ireland and deliver products in 44 languages to customers around the world through a network of partners. Over the last three years, over 80,000 licenses have been distributed for the Qwizdom Companies’ interactive whiteboard software and online solutions.

We purchased the Qwizdom shares for (1) $410,000 in cash, (2) issuance of a 8% note of $656,000, (3) issuance of 142,857 shares of Class A common stock, and (4) a maximum $410,000 earnout based on future consolidated revenues as defined in the agreement. The principal and accrued interest under the note is due and payable in 12 equal quarterly payments. The first quarterly payment is due on the last business day of March 2019 and subsequent quarterly payments are to be made on the last business day of the 6th, 9th and 12th calendar month and quarterly thereafter until the “Maturity Date”. The Maturity Date is defined as the earlier of (i) our completing a public offering of Class A common stock or private placement of its debt or equity securities (each a “Financing”) that results in our receipt of gross proceeds from such Financing of $10,000,000 or more, or (ii) that date which shall be the last business day of July 2021.

As part of the transaction, Qwizdom entered into a three-year employment agreement with Darin Beamish, its chief executive officer, and Qwizdom UK entered into a three year employment agreement with Dermot Sweeney, its President. In addition, we agreed and granted options to Mr. Sweeney and Mr. Beamish to purchase 40,000 and 20,000 shares, respectively, of Boxlight Class A common stock. These options have an exercise price of $5.78 per share, expire after 10 years from grant date and vest through 4 years.

The two former Qwizdom shareholders agreed not to sell their shares for one year from the closing of the acquisition.

On August 31, 2018, we purchased 100% of the membership interest equity of EOSEDU, LLC, an Arizona limited liability company owned by Daniel and Aleksandra Leis. EOSEDU is in the business of providing technology consulting, training, and professional development services to create sustainable programs that integrate technology with curriculum in K-12 schools and districts.

The purchase price paid at closing was 100,000 shares of our Class A common stock. The business formerly conducted by EOSEDU will be operated as a division of our subsidiary Boxlight, Inc. As part of the transaction, Daniel and Aleksandra Leis each received three-year employment agreements with Boxlight, Inc., under which each person shall serve as executives of Boxlight, Inc. at annual base salaries of $121,000 plus a commission equal to 5% of gross revenues derived by Boxlight, Inc. from the services provided from the EOSEDU business to clients of Boxlight, Inc. In addition, Daniel and Aleksandra Leis each received stock options to purchase 16,000 shares of our Class A common stock on the anniversary of employment commencing on September 17, 2018. The options will vest for a period of four years from the annual grant date. The exercise price at the time of the annual award will be the closing market price of our Class A common stock on the grant date.

Our Markets

In the United States, which is our primary market, we sell and distribute interactive educational products for K-12 to both public and private schools. The K-12 education sector represents one of the largest industry segments. In addition to its size, the U.S. K-12 education market is highly decentralized and is characterized by complex content adoption processes. The sector is comprised of approximately 15,600 public school districts across the 50 states and 132,000 public and private elementary and secondary schools. We believe this market structure underscores the importance of scale and industry relationships and the need for broad, diverse coverage across states, districts and schools. Even while we believe certain initiatives in the education sector, such as the Common Core State Standards, a set of shared math and literacy standards benchmarked to international standards, have increased standardization in K-12 education content, we believe significant state standard specific customization still exists, and we believe the need to address customization provides an ongoing need for companies in the sector to maintain relationships with individual state and district policymakers and expertise in state-varying academic standards.

U.S. K-12 education has come under significant political scrutiny in recent years, due to the recognition of its importance to U.S. society at large and concern over the perceived decline in U.S. student competitiveness relative to international peers. An independent task force report published in March 2012 by the Council on Foreign Relations, a non-partisan membership organization and think tank, observed that American students rank far behind other global leaders in international tests of literacy, math and science, concluding that the current state of U.S. education severely impairs the United States’ economic, military and diplomatic security as well as broader components of America’s global leadership. Also, the Executive Office of the President Council of Economic Advisors, in a report titled Unleashing the Potential of Educational Technology, stated that “many observers are concerned about declines in the relative quality of U.S. primary and secondary education, and improving performance of our schools has become a national priority.” We believe that the customization of learning programs could enhance innovative and growth strategies geared towards student performance in our nation’s schools.

The global education industry is undergoing a significant transition, as primary and secondary school districts, colleges and universities, as well as governments, corporations and individuals around the world are increasingly recognizing the importance of using technology to more effectively provide information to educate students and other users.

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According to “All Global Market Education & Learning”, an industry publication, the market for hardware products is growing due to increases in the use of interactive whiteboards and simulation-based learning hardware. Educational institutions have become more receptive to the implementation of hi-tech learning tools. The advent of technology in the classroom has enabled multi-modal training and varying curricula. In general, technology based tools help develop student performance when integrated with the curriculum. The constant progression of technology in education has helped educators to create classroom experiences that are interactive, developed and collaborative.

According to a 2016 market research report “Markets and Markets Interactive Projector Market” the interactive projector market was valued at $670 million in 2015 and is expected to reach $2,602 million by 2022, growing at a CAGR of 21.5% between 2016 and 2022. The increasing adoption of interactive projectors in the education segment, the low cost of interactive projectors compared to interactive whiteboards, and significant advantages of interactive projectors over conventional projectors are some of the factors that are driving the growth of the interactive market. Low awareness of the consumers regarding interactive projectors in developing countries restrains the growth of the market in those areas. The major players in the interactive projector market include Seiko Epson Corp. (Japan), BenQ Corp. (Taiwan), Boxlight (U.S.), Dell Technologies Inc. (U.S.), Panasonic Corp. (Japan), CASIO COMPUTER Co., Ltd. (Japan), NEC Display Solutions, Ltd. (Japan), Optoma Technology Inc. (U.S.), Touchjet Inc. (Singapore), and Delta Electronics Inc. (Taiwan).

Our Opportunity

We believe that our patented product portfolios and the software and products we intend to develop either alone or in collaboration with other technology companies positions us to be a leading manufacturer and provider of interactive educational products in the global educational and learning market. We believe that increased consumer spending driven by the close connection between levels of educational attainment, evolving standards in curriculum, personal career prospects and economic growth will increase the demand for our interactive educational products. Some of the factors that we believe will impact our opportunity include:

Growth in U.S. K-12 Market Expenditures

Significant resources are being devoted to primary and secondary education, both in the United States and abroad. As set forth in the Executive Office of the President, Council of Economic Advisers report, U.S. education expenditure has been estimated at approximately $1.3 trillion, with K-12 education accounting for close to half ($625 billion) of this spending. Global spending is roughly triple U.S. spending for K-12 education.

While the market has historically grown above the pace of inflation, averaging 7.2% growth annually since 1969, as expenditures by school districts and educational institutions are largely dependent upon state and local funding, the world-wide economic recession caused many states and school districts to defer spending on educational materials, which materially and adversely affected our historical revenues as well as those of many of our competitors. However, expenditures and growth in the U.S. K-12 market for educational content and services now appears to be rebounding in the wake of the U.S. economic recovery. Although, the economic recovery has been slower than anticipated, and there is no assurance that any further improvement will be significant, nonetheless, states such as Florida, California and Texas were all scheduled to adopt interactive educational materials for certain subjects, including reading and math, by 2016.

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International Catalysts Driving Adoption of Learning Technology

According to Ambient Insights 2012 Snapshot of the Worldwide and US Academic Digital Learning Market, substantial growth in revenues for e-learning products in the academic market segment are anticipated throughout the world due to several convergent catalysts, including population demographics such as significant growth in numbers of 15-17 year old students and women in education in emerging markets; government-funded education policies mandating country-wide deployment of digital learning infrastructures; large scale digitization efforts in government and academic markets; significant increases in the amount of digital learning content; migration to digital formats by major educational publishers and content providers; mass purchases of personal learning devices and strong demand for learning platforms, content and technology services; and rapid growth of part-time and fulltime online student enrollments.

Rising Global Demand

We expect to profit from the rising global demand for technology based learning products by offering our interactive product hardware and software in the United States and expanding into foreign countries. In recent years, the global education sector has seen movement towards the adoption of interactive learning devices. As examples:

●	In 2010, the Peruvian government spent $3.0 billion for an education technology rollout to provide all teachers and students with individual tablet computers and network infrastructure and classroom displays;

●	In August 2011, the Russian government announced a plan to deploy tablets, “on a massive scale” in the Russian educational system, to replace printed textbooks;

●	In October 2011, the Indian government launched its heavily subsidized school-designed tablet called Aakash; and

●	In July 2011, the Thailand government announced that it intends to give every child in grades 1-6 a tablet starting with first grade students in the 2012 school year. The multi-year program is expected to equip over 5.0 million primary students with handheld devices.

Growth in the E-learning Market

According to the “E-learning Market – Global Outlook and Forecast 2018-2023”

The introduction of technology-enabled learning that helps organizations train human resource is driving the growth of the global e-learning market. These training modules offer continuous and effective learning at an optimal cost and provide customized course content that meets the specific requirements of end-users. The advent of cloud infrastructure, peer-to-peer problem solving, and open content creation will help to expand business opportunities for service providers in the global e-learning market.

Vendors are also focusing on offering choices on the course content at competitive prices to gain the share in the global e-learning market. The exponential growth in the number of smartphone users and internet connectivity across emerging markets is driving the e-learning market in these regions. The introduction of cloud-based learning and AR/VR mobile-based learning is likely to revolutionize the e-learning market during the forecast period.

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Major vendors are introducing technology-enabled tools that can facilitate the user engagement, motivate learners, and help in collaborations, thereby increasing the market share and attracting new consumers to the market. The growing popularity of blended learning that enhances the efficiency of learners will drive the growth of the e-learning market. The e-learning market is expected to generate revenue of $65.41 billion by 2023, growing at a CAGR of 7.07% during the forecast period.

Trends in Tech-Savvy Education

While industries from manufacturing to health care have adopted technology to improve their results, according to Stanford Business School, in its Trends in Tech-Savvy Education, the education field remains heavily reliant on “chalk and talk” instruction conducted in traditional settings; however, that is changing as schools and colleges adopt virtual classrooms, data analysis, online games, highly customized coursework, and other cutting-edge tools to help students learn.

Demand for Interactive Projectors is on the Rise

The interactive projector market was valued at $670.3 million in 2015 and is expected to reach $2.602M by 2022, growing at a CAGR of 21.5% between 2016 and 2022. The factors which are driving the growth of market include significant advantages of interactive projectors over conventional projectors, increased adoption of interactive projectors in the education segment, and the low cost of projectors compared to interactive whiteboards.

Additional Technologies

The delivery of digital education content is also driving a substantial shift in the education market. In addition to whiteboards, interactive projectors and interactive flat panels, other technologies are being adapted for educational uses on the Internet, mobile devices and through cloud-computing, which permits the sharing of digital files and programs among multiple computers or other devices at the same time through a virtual network. We intend to be a leader in the development and implementation of these additional technologies to create effective digital learning environments.

Handheld Device Adoption

Handheld devices, including smartphones, tablets, e-readers and digital video technologies, are now fundamental to the way students communicate. A 2010 FCC survey provides evidence that the rates of handheld use will increase dramatically. It reported that while 50% of respondents currently use handhelds for administrative purposes, 14% of schools and 24% of districts use such devices for academic or educational purposes. Furthermore, 45% of respondents plan to start using such devices for academic and educational purposes within the next 2 to 3 years. The survey stated that, “The use of digital video technologies to support curriculum is becoming increasingly popular as a way to improve student engagement.”

Natural User Interfaces (NUIs)

Tablets and the new class of “smart TVs” are part of a growing list of other devices built with natural user interfaces that accept input in the form of taps, swipes, and other ways of touching; hand and arm motions; body movement; and increasingly, natural language. Natural user interfaces allow users to engage in virtual activities with movements similar to what they would use in the real world, manipulating content intuitively. The idea of being able to have a completely natural interaction with a device is not new, but neither has its full potential been realized. For example, medical students increasingly rely on simulators employing natural user interfaces to practice precise manipulations, such as catheter insertions, that would be far less productive if they had to try to simulate sensitive movements with a mouse and keyboard. NUIs make devices seem easier to use and more accessible, and interactions are far more intuitive, which promotes exploration and engagement. (NMC Horizon Project Technology Outlook STEM+ Education 2012-2017).

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The Business and Government Market

The business and government market for interactive displays represents an attractive growth opportunity for us because of the desire of organizations to improve the quality of training, development and collaboration.

In meeting rooms, our solutions help achieve the following:

●	Enhance brainstorming and collaboration by providing a real-time focal point upon which participants can share their ideas with the entire group of attendees, including those in remote locations;

●	Add a tangible, interactive dimension to conferencing that enables attendees to visualize a situation or concept and make decisions based on that visualization;

●	Save time and enhance productivity by enabling users to save and distribute their collective work product from a meeting without the inconsistencies and subjectivity that may result from individual note taking;

●	Realize cost savings not only by reducing travel needs, but also by improving internal communication and team building; and

●	Enable participants to access digital files and use applications in real time.

In training centers, we believe that our solutions help to enhance achievement levels with multi-modality (visual, auditory and kinesthetic) learning capabilities, improved interactivity and engagement and real-time assessment and feedback. Our solutions may also help improve an enterprise’s return on investment by providing better trained employees reducing training time and getting employees back to their jobs, reduced travel expenses, improved customers service from well-trained employees and reduced employee turnover.

Federal and State Funding According to “State of the K-12 Market Reports 2016”

New Student Support and Academic Enrichment Grant (SSAEG) dollars will likely begin to expand the market somewhat in the 2017-2018 school year. SSAEG is a new funding mechanism that provides flexible funding focused on efforts to promote a well-rounded education, create safe and healthy learning environments for students, and support the effective use of technology. Congress initially authorized SSAEG at $1.6 billion.

Despite the attention paid to the federal education budget, school funding continues to come primarily from state and local sources. For the 2014-2015 school year, state funding provided nearly half (46%) of total funding for K-12 schools, with local funding providing 44% of K-12 funding. The federal contribution was an average of 10%. Overall funding for all public and private K-12 education in the United States is currently about $665 billion.

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States spend a significant amount of their overall budgets to support education. According to the National Association of State Budget Officers, states devote 20% of their overall spending to K-12 education. In FY2016, 41 states enacted spending increases for K-12 education resulting in a net increase of $14.7 billion, up from an $11.1 billion increase in FY2015. Thirty-five states also enacted spending increases for higher education. Only four states—Alaska, Hawaii, West Virginia, and Wisconsin—cut K-12 spending in FY2016.

Governors in 43 states called for higher spending in their FY2017 budget recommendations. As has been true for several years, governors’ proposed budgets direct most additional dollars to K-12 funding and Medicaid, the two largest areas of state general fund expenditures.

The Fiscal Survey of States, Spring 2016 confirms that state budgets continue to show moderate growth and stability. FY2016 (July 1, 2015 to June 30, 2016) marked the first time that aggregate spending levels surpassed the pre-recession peak level of FY2008, adjusted for inflation. For the most part, states have been able to close budget gaps and minimize mid-year budget cuts. Unemployment rates are going down, rainy day funds are growing, and states are focused on resolving issues around unfunded pension programs, ongoing health care and education costs, and pent-up infrastructure demand. Enacted 2016 budgets showed state revenues reaching $798 billion, an increase of 4%, compared with the 3% gain in fiscal 2015, when revenues stood at $748 billion. Revenue growth was widespread: 43 states enacted spending increases in FY2016, compared with 2015 levels. A small number of states face revenue shortfalls brought on by the decline in oil and natural gas prices.

Technology Budget Outlook Per “State of the K-12 Market Reports 2016”

The outlook for district technology budgets in the 2016-2017 school year continues the improvement seen last year, confirming schools’ emergence from the long shadow of the recession. Tech directors generally have quite positive expectations about their 2016-2017 budget. Compared with the prior two years, the 2016-2017 outlook is generally strong. Clearly technology directors are making some trade-offs from year to year, increasing spending in one category and balancing that increase by holding steady or slightly decreasing other categories.

Even in the schools’ worst recession years of 2010-2011 through 2012-2013, hardware and teacher training were most likely to see the largest percentage of districts planning to increase spending. The implementation of Common Core assessments likely drove some of this investment in hardware and teacher training in the past; however, the desire to increase overall student access to technology also plays a role. Districts may not be saying that one-to-one is their goal, but they continue to move in that direction. Their budget plans also reflect a clear awareness that teacher training is an essential element of any expansion of technology use.

District characteristics (size, metropolitan status, and region) are sometimes associated with differences in plans for technology spending. While no significant differences are seen by metropolitan status of region, looking at projected increases by district size reveals a difference in budget plans for hardware purchases. Medium-size districts are significantly more likely than their smaller counterparts to be planning increases in hardware budgets.

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Our Current Products

We currently offer the following products:

Boxlight ProColor Interactive Flat Panel Displays

Our ProColor series of interactive LED panels are available in four sizes – 65”, 70”, 75”, and 86”. Each offers 4K resolution that produces extraordinarily sharp images suitable for a range of classroom sizes. They also include a slot for an optional PC Module that provides embedded Windows 10. All also include embedded Android computing capability for control, applications, and annotation. ProColor Interactive LED panels utilize infrared touch tracking technology, offering 20 points of touch for simultaneous interaction of multiple users. ProColor’s built-in speakers add room filling sound to the display’s vivid colors. The interactive LED panels feature anti-glare safety glass with optical coatings that are highly scratch resistant, improve viewing angles, and reduce ambient light interference.

Boxlight ProColor Interactive Projectors

We offer a suite of patented, award-winning interactive projectors with a wide variety of features and specifications to suit the varying needs of instructors, teachers and presenters around the world. With an interactive projector any wall, whiteboard or other flat surface can become an interactive surface and enable computer control. A user can utilize a pen stylus or finger as a mouse or to write or draw images displayed on the screen. As with interactive whiteboards, the interactive projector accommodates multiple users simultaneously. Images that have been created through the projectors can be saved as computer files. Except for the ProjectorWrite 12 series, all the Boxlight Group interactive projectors use LCD or DLP technology.

We offer interactive projectors using lamp and laser illumination technologies. Each ultra-short throw model is available with pen-based interactivity using infra-red emitting pens or touch-based technology using an emitter that generates a laser curtain over the entire surface of an associated whiteboard.

The pen versions of these interactive projectors can display images as large as 130” diagonally in 16:10 aspect ratio. The touch-based versions can display images as large as 100” in the same 16:10 aspect ratio. All models support up to ten simultaneous interactions meaning multiple students can simultaneously work. The projectors come with high quality audio and appropriate wall mounting hardware.

The ProjectoWrite 9 series provides wired interactivity and features 60 frames per second. These projectors have built-in storage of up to 1.5 GB for on-the-go display; a USB or EZ WiFi LAN connection from the PC, Mac or mobile device to the interactive projector is required for interactivity with the projected images. The ProjectoWrite 9 interactive projector series allows for a maximum of ten interactive pens working simultaneously. Utilizing its patented embedded interactive CMOS camera at 60 frames per second, response time is less than 12 minutes, and accuracy is within 3 pixels.

The ProjectoWrite 12 series is first in the Boxlight Group’s line of patented finger-touch interactive projectors to offer a driverless installation. With the addition of a laser module, a moderator or student can use a finger, or any solid object, to interact and control the computer at the projected image. With 10-point touch, a user can capitalize on the new touch features of Microsoft Windows 10, emulating a tablet computer.

Boxlight’s MimioTeach Interactive Whiteboard

Boxlight’s MimioTeach is one of our best known and longest-lived products. Hundreds of thousands of MimioTeach interactive whiteboards and its predecessor models are used in classrooms around the world. MimioTeach can turn any whiteboard (retrofit) into an interactive whiteboard in as little as 30 seconds. This portable product fits into a tote bag with room for a small desktop projector, which is attractive to teachers who move from classroom to classroom. For schools where “change is our normal,” MimioTeach eliminates the high cost of moving fixed-mount implementations.

ProColor Display 490 Interactive Touch Table

The ProColor Display 490 Interactive Touch Table enables up to four students to work collaboratively or individually on a horizontal surface, which is particularly well-suited to younger students or those with motor skill limitations. The height of the table can be adjusted electrically to accommodate a wide range of students and even wheelchairs.

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Boxlight’s MimioFrame retro-fittable Touch Board

Boxlight’s MimioFrame can turn a conventional whiteboard into a touchboard in 10-15 minutes. Millions of classrooms already have a conventional whiteboard and a non-interactive projector. MimioFrame uses infrared (IR) technology embedded in the four sides of the frame to turn that non-interactive combination into a modern 10-touch-interactive Digital Classroom. No drilling or cutting is required, MimioFrame easily and quickly attaches with industrial-strength double-sided tape.

Boxlight’s MimioBoard Touch interactive whiteboards

Boxlight’s Interactive Touch Boards are available in 78” 4:3 aspect ratio and 87” 16:10 aspect ratio. These boards provide sophisticated interactivity with any projector because the touch interactivity is built into the board. Unlike many competitive products, Boxlight’s touch boards are suited for use with dry erase markers. Many competitive products advise against using dry erase markers because their boards stain. Boxlight’s touch boards use a porcelain-on-steel surface for durability and dry erase compatibility. The Boxlight Touch Boards are also much lighter weight than most competitive products which results in faster, easier and a lower cost installation process.

MimioStudio Interactive Instructional Software

MimioStudio Interactive Instructional Software enables the creation, editing, and presentation of interactive instructional lessons and activities. These lessons and activities can be presented and managed from the front of the classroom using any of Boxlight’s front of classroom display systems including MimioTeach + our non-interactive projectors, ProColor Interactive LED panels, MimioBoard Touch + our non-interactive projectors, MimioFrame + our non-interactive projectors or ProjectoWrite “P” Series interactive projectors in either pen or touch controlled versions. MimioStudio can also be operated using MimioPad as a full-featured remote control or a mobile device such as an iPad or tablet which includes a display screen that fully replicates the front-of-classroom display generated by MimioStudio. Operation with a mobile device is enabled via the three-user license for MimioMobile, see next, provided with the MimioStudio license that accompanies all front-of-classroom devices from Mimio.

MimioMobile Collaboration and Assessment Application

The introduction of MimioMobile, a software accessory for MimioStudio, in 2014 introduced a new era of fully interactive student activities that are able to be directly and immediately displayed on the front-of-classroom interactive displays through MimioStudio.

MimioMobile allows fully interactive activities to be pushed to student classroom devices. The students can manipulate objects within the activities, annotate “on top” of them, and even create completely new content on their own handheld devices. MimioMobile also enables assessment using the mobile devices. The teacher can create multiple choice, true\false, yes\no, and text entry assessment questions. The students can respond at their own speed and their answers are stored within MimioStudio from which the teacher can display graphs showing student results. This “continuous assessment” allows formative assessment that can help guide the teacher as to whether to re-teach the material if understanding is low or move forward in the lesson. We believe that this interactive and student dependent instructional model can dramatically enhance student outcomes.

Boxlight Front-of-Classroom Interactive Displays

Boxlight offers the broadest line of interactive displays, each of which provides large image size and interactive technology that complements the capabilities of MimioStudio and MimioMobile.

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Boxlight’s MimioSpace ultra-wide 135” TouchBoard System

MimioSpace combines an eleven-foot-wide 32-touch interactive whiteboard with a 16:6 aspect ratio ultra-wide projector to produce an extraordinary combination of digital classroom technology and the extremely wide working surface of classical blackboard-based classrooms.

Peripherals and accessories

We offer a line of peripherals and accessories, including amplified speaker systems, mobile carts, installation accessories and adjustable wall-mount accessories that complement our entire line of interactive projectors, LED flat panels and standard projectors. The height and tilt adjustable DeskBoard mobile cart, which won the Best of ISTE in June 2014 for Best Hardware product, can be used as an interactive screen or interactive desktop with the ProjectoWrite 8 ultra-short throw interactive projectors.

Boxlight’s MimioVote Student Assessment System

Boxlight’s MimioVote is a handheld “clicker” that enables student assessment with essentially zero training. MimioVote is so simple it genuinely qualifies as intuitive, an elusive and often proclaimed attribute that is actually merited by MimioVote. MimioVote fully integrates into the MimioMobile environment and offers everything from attendance to fully immersive and on-the-fly student assessment. The MimioVote was specifically designed to survive the rigors of even kindergarten and elementary classrooms where being dropped, stepped on, and kicked are all part of a normal day. The handset’s non-slip coating helps keep it from sliding off desktops or out of little hands. Should they take wing, the rugged construction keeps them working.

Boxlight’s MimioPad wireless pen tablet

MimioPad is a lightweight, rechargeable, wireless tablet used as a remote control for the MimioStudio running on a teacher’s Windows, Mac, or Linux computer. MimioPad enables the teacher to roam the classroom which significantly aids classroom management. MimioPad is a classroom management tool which can be handed off to enable a student to be part of the interactive experience – all without leaving their seat to go to the front of the room.

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Boxlight’s MimioView document camera

Boxlight’s MimioView is a document camera that is integrated with MimioStudio to make the combination easy to use with a single cable connection that carries power, video, and control. MimioView is fully integrated into our MimioStudio software solution and is controlled through MimioStudio’s applications menu. With two clicks, the teacher or user can turn on, auto-focus, and illuminate the included LED lights for smooth high-definition images.

Audio Solutions

We offer SoundLite audio solutions as an affordable and easy-to-install amplified speaker system for use with all of our projectors. The 30 watt SoundLite product is available with a wireless RF microphone. This device produces quality stereo sound in any room.

Features in future SoundLite models will have a security-enabled system and IP addressable audio classroom solution allowing point-to-point address as well as a wide area network address. A panic switch on the wireless transmitters will enable live broadcast of classroom audio and simultaneously trigger predetermined alerts. This feature is designed to work over a school’s existing network infrastructure.

Non-Interactive projectors

We distribute a full line of standard, non-interactive projectors. The Cambridge Series features embedded wireless display functions and is available in short and standard throw options. Offering brightness from 2,700 to 4,000 lumens, we furnish projectors for small classrooms to large classrooms with the Cambridge platform. This series is available in both XGA and WXGA resolutions to replace projectors on existing interactive whiteboards in classrooms operating on limited budgets. The Boxlight Group has designed this platform to provide easy user maintenance with side-changing lamps and filters and developed HEPA filtration systems for harsh environments.

Over the past several years, we have together with strategic allies, provided customized products that fit specific needs of customers, such as the Israeli Ministry of Defense. Working with Nextel Systems, the Boxlight Group delivered approximately 4,000 projectors, with special kitting performance, asset tagging, custom start up screens, operating defaults appropriate for harsh environments, and other unique product specifications. the Boxlight Group also met requirements that each projector contain at least 51% U.S. content and be assembled in the United States. A service center was appointed in Israel to provide warranty service and support. The US Army in connection with the Israeli Defense Forces found the Boxlight Group to be the only manufacturer able to meet the stringent requirements, leading not only to the original multi-year contract, but to extensions for favorable execution and performance.

Integration Strategy

We have centralized our business management for all acquisitions through an enterprise resource planning system. We have streamlined the process to drive front-line sales forecasting to factory production. Through the enterprise resource planning system, we have synchronized five separate accounting and customer relationship management systems through a cloud-based interface to improve inter-company information sharing and allow management at the Company to have immediate access to snapshots of the performance of each of our subsidiaries. As we grow, organically or through acquisition, we plan to move to a multi-currency model of our enterprise resource planning system.

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Logistics Suppliers

Logistics is currently provided by our Lawrenceville, Georgia facility. Contract manufacturing for Boxlight’s products are through ODM and OEM partners according to specific engineering specifications and utilizing IP developed and owned by Boxlight. Boxlight’s factories for ODM and OEM are located in Taiwan, China and Germany.

Technical Support and Service

The Company currently has its technical support and service centers located near Seattle, WA and in Atlanta, GA. Additionally, the Company’s technical support division is responsible for the repair and closing of customer service cases, resulting in more than 60% of the Company’s customer service calls ending in immediate closure of the applicable service case. We accomplish this as a result of the familiarity between our products and the customer service technician.

Competition

In the interactive education industry, we face substantial competition from developers, manufacturers and distributers of interactive learning products and solutions. The industry is highly competitive and characterized by frequent product introductions and rapid technological advances that have substantially increased the capabilities and use of interactive projectors and interactive whiteboards. We face increased competition from companies with strong positions in certain markets we serve, and in new markets and regions we may enter. These companies manufacture and/or distribute new, disruptive or substitute products that compete for the pool of available funds that previously could have been spent on interactive displays and associated products. Our ability to integrate our technologies and remain innovative and develop new technologies desired by our current and potential new contract manufacturing customers will determine our ability to grow our contract manufacturing divisions.

The Company competes with other developers, manufacturers and distributors of interactive projectors and personal computer technologies, tablets, television screens, smart phones. Interactive whiteboards, since first introduced, have evolved from a high-cost technology that involves multiple components, requiring professional installers, to a one-piece technology that is available at increasingly reduced price points and affords simple installations. With lowered technology entry barriers, we face heated competition from other interactive whiteboard developers, manufacturers and distributors. However, the market presents new opportunities in responding to demands to replace outdated and failing interactive whiteboards with more affordable and simpler solution interactive whiteboards. In addition, the Company has begun to see expansion in the market to sales of complementary products that work in conjunction with the interactive technology, including software, audio solutions, data capture, and tablets.

Our principal competitors are Smart Technologies, Promethean, ViewSonic, Dell Computers, Samsung, Panasonic and ClearTouch.

Employees

As of September 21, 2018, we had approximately 42 employees, of whom 6 are executives, 3 employees are engaged in product development, engineering and research and development, 11 employees are engaged in sales and marketing, 11 employees are engaged in administrative and clerical services and 11 employees are engaged in service and production. In addition, a total of approximately 8 individuals provide sales agency services to us as independent contractors.

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None of our employees are represented by labor organizations. We consider our relationship with our employees to be excellent. A majority of our employees have entered into non-disclosure and non-competition agreements with us or our operating subsidiaries.

Research and Development

Our products are designed to enhance learning experiences in schools, government and business by bringing life to lessons, using interactive educational tools. Research suggests that interactive presentation tools can positively affect student engagement, motivation, understanding and review processes and accommodate students with different learning styles, including students who have special needs. A study in 100 classrooms per year conducted by Dr. Robert Marzano, a top United States researcher in the field of education, concluded that students who had been taught using interactive whiteboards and interactive devices improved their test scores on average by 16 percentile over a two-year period.

Logistics and Manufacturing

Logistics of the Company is currently provided by our Lawrenceville, Georgia facility. Product manufacturing is by ODM’s and OEM’s in Taiwan and China.

Properties

Our corporate headquarters is located at 1045 Progress Circle, Lawrenceville, Georgia 30043, in a building of approximately 48,000 square feet, for which we pay approximately $20,000 of rent per month through March 2019. Our corporate headquarters house our administrative offices as well as distribution operations and assembly for the Boxlight brand.

We also maintain an office in Poulsbo, Washington, for sales, marketing, technical support and service staff.

Legal Proceedings

On June 1, 2017, a lawsuit was commenced against us, and certain of our affiliates by Skyview Capital, LLC (“Skyview”), in Los Angeles, CA Superior Court. The suit alleged breach of an unpaid promissory note in $1,460,508 principal amount that is secured by a lien on our assets and breach of guaranties. Skyview is seeking, among other things, (i) damages arising from breach of the promissory note and guarantees in the amount of no less than $1,460,508, plus accrued interest, (ii) a judgment to foreclose upon certain of our assets, (iii) a judgment for immediate possession of certain personal property; and (iv) the return of the entire membership interest in Mimio. On September 6, 2017, Boxlight paid $1,577,653, which included the principal balance of $1,460,508, plus accrued interest of $117,145, due and payable to Skyview. On March 21, 2018, the Company received the acknowledgement of satisfaction of judgment from the court.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors, executive officers and other key members of our management team as of November 14 , 2018:

Name	Age	Position(s)
James Mark Elliott	66	Chief Executive Officer and Director
Henry (“Hank”) Nance	45	Chief Operating Officer
Takesha Brown	44	Chief Financial Officer
Michael Pope	38	President and Director
John Patrick Henry	65	Vice-President, Sales
Lori Page	52	Vice-President, Global Marketing
Darin Beamish	48	Vice-President, Software Development
Tiffany Kuo	28	Non-Executive Director
Rudolph F. Crew	67	Independent Director (1) (2) (3)
Steve Hix	79	Independent Director (1) (3)
Dale Strang	58	Independent Director (1) (2) (3)
Harold Bevis	58	Independent Director (2) (3)

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Set forth below is biographical information about each of the individuals named in the tables above:

James Mark Elliott. Mr. Elliott has served as our Chief Executive Officer and a director since September 18, 2014. From 2012 to date, he has also served as the President of Genesis. From 2005 through 2012, he was the President of Promethean, Inc., a manufacturer and distributor of whiteboards and interactive learning devices and led the team that grew Promethean in the Americas from $5 million in revenue to $250 million, with over 1,300,000 interactive whiteboards installed around the world. Throughout his career, Mr. Elliott has held senior executive roles, including president, senior vice president or director roles with Apple Computer, Lawson Software, E3 Corporation, PowerCerv Technologies, Tandem Computers, and Unisys/Burroughs. Mr. Elliott received a BBA in Economics from the University of North Georgia and a Master of Science degree in Industrial Management from Georgia Institute of Technology. Based on Mr. Elliott’s position as the chief executive officer of both the Company and Genesis, and his executive level experience in interactive learning devices and computer technology industries, our board of directors believes that Mr. Elliott has the appropriate set of skills to serve as a member of the board.

Henry (“Hank”) Nance Mr. Nance has been our Chief Operating Officer since September 18, 2014 and served as our President from September 18, 2014 until July 15, 2015. Mr. Nance began his career with the Boxlight Group in 1999 and has served as the Boxlight Group’s President since 2009. At the Boxlight Group, he developed the company’s first business-to-consumer division, generating over $12 million in sales within the first 24 months of inception. Shortly thereafter he took over product development, corporate relations, and negotiations for business-to-consumer and business-to-business products. Prior to Mr. Nance’s tenure at the Boxlight Group, he managed commercial and residential construction working in the San Juan Islands, Washington State and Northern California.

Takesha Brown. Ms. Brown was appointed as our Chief Financial Officer by our Board on March 15, 2018. Since April 2017, Ms. Brown has served as our Controller. Prior to that, from 2010 through 2017, Ms. Brown first served in the role as Controller and then as Financial Reporting Manager at General Electric in Atlanta, Georgia. Ms. Brown started her career in public accounting, first with PricewaterhouseCoopers, then moving to Ernst & Young and staying there until 2010. At the time of her departure from Ernst & Young, Ms. Brown was an Audit Senior Manager. Ms. Brown is a licensed CPA with a Bachelor of Science in Commerce and Business Administration and a Masters of Accounting from The University of Alabama.

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Michael Pope. Mr. Pope has served as our President since July 15, 2015 and has been a director of our Company since September 18, 2014. Mr. Pope served as Managing Director of Vert Capital Corp., a private equity and business advisory firm, and its affiliates from October 2011 to October 2016, managing portfolio holdings in education, consumer products and digital media. From May 2008 to October 2011, Mr. Pope was Chief Financial Officer and Chief Operating Officer for the Taylor Family, managing family investment holdings in consumer products, professional services, real estate and education. Mr. Pope also held positions including senior SEC reporting at Omniture and Assurance Associate at Grant Thornton. Mr. Pope holds an active CPA license and serves on the boards of various organizations. Mr. Pope earned his undergraduate and graduate degrees in accounting from Brigham Young University.

John Patrick Henry. Mr. Henry has served as our Vice-President of Sales since May 15, 2015. Prior to joining Boxlight, Mr. Henry served as the Chief Marketing Officer for Promethean North America and Director of Strategic Alliances for the Apple Education division. Mr. Henry earned his undergraduate degree from Georgia Institute of Technology and graduate degree from Georgia State University.

Lori Page. Ms. Page has served as our Vice-President of Global Marketing since January 17, 2018. Prior to that, from 2015-2017 Ms. Page served as Director, Customer Relationship Marketing at Cox Media Solutions Group in Atlanta, Georgia and managed B2B and B2C CRM strategy for the Autotrader, Kelley Blue Book and Dealer.com brands. Ms. Page began her career at Apple Computer and held various market development and business development positions. During her 12-year career at Apple she was recognized 7 times with awards and accolades including Business Development Executive of the Year in 1991. Over the next 14 years, Ms. Page held leadership roles in marketing, corporate sponsorship, public relations and brand execution at Air2Web, Eastman Kodak Company, and Promethean where she was vice president of marketing for North America from 2012-2014. During her 6-year career at Promethean, Ms. Page designed and directed an award-winning experiential marketing mobile tour, recognized nationally by Event Marketer Magazine in 2011 as best mobile marketing program of the year. Ms. Page received a BBA cum laude in Marketing from Georgia State University.

Darin Beamish. For the past 20 years Mr. Beamish has been an executive officer and co-owner of Qwizdom until its sale to Boxlight in June 2018. He has served as the Chief Executive Officer of the Qwizdom Companies since 2004 and continues to serve in that capacity. During his career, Mr. Beamish has worked extensively with teachers and school districts to improve learning and reduce administrative costs through the use of technology, including development of software, curriculum and hardware solutions for education and training. Mr. Beamish earned his Bachelor of Science Degree in business from the University of Washington in 1992.

Tiffany Kuo. Ms. Kuo has been a director of our Company since September 18, 2014. Ms. Kuo has been a General Management Consultant in Strategy and Operations for Deloitte Consulting, LLP in Houston, TX since August 2011. Ms. Kuo graduated from Rice University with a Bachelor of Science and Masters of Science in Electrical Engineering in 2011 and is currently in the Sloan Masters of Business Administration Program at The Massachusetts Institute of Technology. We believe that Ms. Kuo should serve as a member of our board of directors due to her experience in business strategy and operations at Deloitte Consulting, LLP.

Rudolph F. Crew. Dr. Crew has been a director of our Company since April 1, 2015. Since August 2013, Dr. Crew has served as the president of Medgar Evers College. From July 2012 to July 2013, he was the chief education officer at Oregon Education Investment Board, overseeing the PK-16 system. From September 2011 to July 2012, Dr. Crew served as the president of K12 Division at Revolution Prep, a company that offers preparation courses for the SAT and ACT standardized achievement tests. Prior to that, from January 2009 to July 2013, he was a professor at USC Rossier School of Education, teaching graduate school courses. From January 2009 to September 2011, Dr. Crew also served as the president of Global Partnership Schools, an organization offers planning support services and collaborative programs to public schools and school districts. Dr. Crew received his bachelor’s degree in management from Babson College in 1972. He earned his master’s degree in urban education in 1973 and his degree of doctor of education in educational administration in 1978, both from University of Massachusetts. We believe that Dr. Crew’s in-depth knowledge and extensive experience in education field make him a valuable member of our board of directors.

Steve Hix. Mr. Hix has been a director of our company since June 30, 2017. He is a business executive and founder of numerous public and private companies spanning his 40-year business career. Since 2012, Mr. Hix has served as the President of Circle Technology, a wireless presentation company. Previously, he was the Founder & CEO of InFocus Systems from 1987-1993 (projector company) which grew to nearly $1 billion in sales and had a market value of more than $2 billion as a public company. He was also the Founder, CEO & President of Phix Focus (R&D in Display Technology and Touch Screen Technology) 2005-2012, CEO of i3 Identification International (finger printing technology company) 2005-2010, Founder of Advan Media (Advertising Trucks with Digital Display Screens) 2003-2005, Founder & CEO of SARIF (High Temperature Poly-silicon LCD) 1993-2002, founder of Motif, Inc. (High Speed LCD Technology) 1990-1993, and co-Founder of Planar Systems (Electroluminescence Technology) 1983-1987. Mr. Hix has nearly a dozen patents in the display technology and wireless transmission space and continues to be a pioneer in the industry. He began his career serving the US Navy as Naval Intelligence and sits on the board of several companies including Melexis, Community Foundation of Southwest Washington and Puget Sound Blood Center.

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Dale Strang. Mr. Strang has been a director of our company since August 10, 2017. He has served as a Senior Vice President of Media Strategy & Operations at Healthline Networks since 2015. Mr. Strang was President and Chief Executive officer of SpinMedia from 2013 to 2015. Mr. Strang was the Chief Executive Officer and President at Viximo from 2010 to 2012. Mr. Strang has over 25 years of media experience with successful businesses including IDG, Ziff-Davis and IGN/Fox Interactive. Mr. Strang has more than 18 years of experience in consumer technology and video game publishing, including 14 years at the senior management level. He served as Executive Vice President and General Manager, Media Division, of IGN Entertainment. In this position, he oversaw advertising sales, marketing and the production of editorial content for all IGN entertainment media properties.

Harold Bevis. Mr. Bevis has served as a Director since March 2018. He has 25 years of business leadership experience, including 15 years as a Chief Executive Officer. He was a business leader at both GE and Emerson Electric. He has led or directed 8 businesses in 6 industries, 148 plants in 22 countries, 12 new business/new plant startups, 11 acquisitions, 24 business/plant expansions, and over 10,000 employees. Mr. Bevis is currently President of OmniMax International, a portfolio of building products businesses, since October 2017. Mr. Bevis earned a BS degree in industrial engineering from Iowa State University and an MBA degree from Columbia Business School. He is a member of the National Association of Corporate Directors and has served on 5 Boards of Directors. Since June 2014, he has served at Commercial Vehicle Group, a NASDAQ listed company, where he serves as a member of the audit and compensation committees.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

No executive officer or director is a party in a legal proceeding adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries. No executive officer or director has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business or property of such person, or of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	Being the subject of or a party to any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated relating to an alleged violation of any federal or state securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, including but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail, fraud, wire fraud or fraud in connection with any business entity; or

●	Being the subject of or a party to any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Directors are elected at the annual meetings to serve for one-year terms. Officers are elected by, and serve at the discretion of, the board of directors. Our board of directors shall hold meetings on at least a quarterly basis.

Director Independence

Dr. Rudy Crew, Steve Hix, Dale Strang and Harold Bevis are our independent directors. As a Nasdaq listed company, we believe that the foregoing directors satisfy the definition of “Independent Director” under Nasdaq Rule 5605(a)(2). In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable NASDAQ rules, we anticipate that our independent directors will meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our board of directors has adopted written charters for each of these committees. Copies of the charters are available on our website at www.boxlightcorp.com. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Board Leadership Structure and Role in Risk Oversight

Mr. Elliott holds the positions of chief executive officer and chairman of the board of the Company. The board believes that Mr. Elliott’s services as both chief executive officer and chairman of the board is in the best interest of the Company and its shareholders. Mr. Elliott possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us in our business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters relating to the business. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our shareholders, employees and customers.

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The Board has not designated a lead director. The independent directors can call and plan their executive sessions collaboratively and, between meetings of the Board, communicate with management and one another directly. Under these circumstances, the directors believe designating a lead director to take on responsibility for functions in which they all currently participate might detract from rather than enhance performance of their responsibilities as directors.

Corporate Governance

Audit Committee

According to its charter, the Audit Committee consists of at least three members, each of whom shall be a non-employee director who has been determined by the Board to meet the independence requirements of NASDAQ, and also Rule 10A-3(b)(1) of the SEC, subject to the exemptions provided in Rule 10A-3(c). A copy of our Audit Committee Charter is located under the “Corporate Governance” tab on our website at www.boxlight.com. The Audit Committee members shall consist of Mr. Hix, serving as our Audit Chair, Mr. Strang and Dr. Crew. All members of the Audit Committee are independent directors. The Audit Committee will assist the Board by overseeing the performance of the independent auditors and the quality and integrity of our internal accounting, auditing and financial reporting practices. The Audit Committee is responsible for retaining (subject to stockholder ratification) and, as necessary, terminating the engagement of, the independent auditors, annually reviews the qualifications, performance and independence of the independent auditors and the audit plan, fees and audit results, and pre-approves audit and non-audit services to be performed by the auditors and related fees. Our board has determined that we have at least one “audit committee financial expert,” as defined by the rules and regulations of the SEC and that is Mr. Hix.

Compensation Committee

The Compensation Committee members are Mr. Strang, Dr. Crew and Mr. Bevis. The Compensation Committee shall make recommendations to the Board concerning salaries and incentive compensation for our officers, including our principal executive officer, and employees and administers our stock option plans. A copy of our Compensation Committee Charter is located under the “Corporate Governance” tab on our website at www.boxlight.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee members are Dr. Crew, Mr. Hix, Mr. Bevis and Mr. Strang. All members of the Corporate Governance and Nominating Committee are independent directors. The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals to become board members, in determining the composition of the Board and in monitoring the process to assess Board effectiveness. A copy of our Corporate Governance and Nominating Committee Charter is located under the “Corporate Governance” tab on our website at www.boxlight.com.

Material Changes to the Procedures by which Security Holders May Recommend Nominees to the Board

We do not currently have a procedure by which security holders may recommend nominees to the Board. Prior to the listing of our common stock on NASDAQ, as a private company with a limited shareholder base, we did not believe that it was important to provide such a procedure. However, as a publicly traded NASDAQ company with the requirement to hold annual shareholder meetings, we will consider implementing such a policy in the future.

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Director Qualifications

The Board of Directors is responsible for overseeing the Company’s business consistent with their fiduciary duty to the stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. There are general requirements for service on the Board that are applicable to directors and there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Corporate Governance and Nominating Committee considers the qualifications of director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

In its assessment of each potential candidate, the Corporate Governance and Nominating Committee will consider the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors it determines are pertinent in light of the current needs of the Board. The Corporate Governance and Nominating Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company. evaluate the business experience, specialized skills and experience of director candidates. Diversity of background including diversity of race, ethnicity, international background, gender and age, may be considered by the Nominating and Corporate Governance Committee when evaluating candidates for Board membership.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be made available on the Corporate Governance section of our website, which is located at www.boxlight.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Executive Compensation

The following table sets forth information regarding the total compensation received by, or earned by, our Chief Executive Officer, our President and Chief Operating Officer and our Chief Financial Officer (collectively, the “named executive officers”) during the years ended December 31, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Option Awards ($)		Total ($)
James Mark Elliott, Chief Executive Officer	2016	125,000	-		125,000
	2017	129,884	-		129,884

Michael Pope, President	2016	23,885	-		23,885
	2017	163,419	-		163,419

Henry (“Hank”) Nance, Chief Operating Officer	2016	130,545	-		130,545
	2017	147,606	126,452	(4)	274,058

Sheri Lofgren, former Chief Financial Officer (1)	2016	170,000	484,235	(2)	654,235
	2017	227,500	204,397	(2)	431,897

John Patrick Henry, Vice-President, Sales	2016	131,637	-		131,637
	2017	181,074	30,943	(5)	212,017

Takesha Brown, Chief Financial Officer (1)	2016	-	-		-
	2017	98,116	6,617	(3)	104,733

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(1)

On March 15, 2018, Sheri Lofgren, our Chief Financial Officer tendered her resignation from such position. On the same date, the Board appointed Ms. Takesha Brown to serve as our new Chief Financial Officer. Ms. Brown was our Controller from April 2017 until her appointment as Chief Financial Officer.

(2)	On September 18, 2014, we granted 291,402 options to Sheri Lofgren, our former Chief Financial Officer, with an exercise price of $0.13 per share, a term of 5 years and vesting over a 3-year period. The options have a fair value of $1 at grant date using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 2.09% (2) expected life of 5.75 years, (3) expected volatility of 69%, and (4) zero expected dividends.

On November 1, 2016, we entered into an amended employment agreement with Ms. Lofgren, which amended the exercise price of the 291,402 options granted from $0.13 to $0.0001 per share. The options vesting term was changed to (i) 50% of the remaining unvested options shall vest immediately following the agreement, (ii) all remaining unvested options shall vest on March 31, 2017. Pursuant to the amendment of employment agreement, the fair value of options granted was changed to approximately $484,000 using the Black-Scholes option-pricing model.

In November 2017, we granted options to purchase 29,200 options at $0.0001 per share to Ms. Lofgren for services. These options vested immediately and expire 5 years from the date of grant. The options had a fair value of approximately $204,000 on the grant date that was calculated using the Black-Scholes option-pricing model.

(3)	On April 4, 2017, we granted options to purchase 18,000 shares of Series A common stock at $5.60 per share to Ms. Brown for services. These options vest in four years and commenced in the quarter ended June 30, 2017 and expire 5 years from the date of grant. The options have a fair value of approximately $7,000 that was calculated using the Black-Scholes option-pricing model.

(4)

In November 2017, we granted options to purchase 37,829 shares of Series A common stock at $7.00 per share to Mr. Nance for services. These options vest in 3 years and expire 5 years from the date of grant. The options had a fair value of approximately $126,000 on grant date that was calculated using the Black-Scholes option-pricing model.

(5)	In November 2017, we granted options to purchase 8,990 shares of Series A common stock at $7.00 per share to Mr. Henry. These options vest in 4 years and expire 5 years from the date of grant. The options had a fair value of approximately $31,000 on grant date that was calculated using the Black-Scholes option-pricing model.

Employment Agreements

We entered into employment agreements with Mr. Elliott, Mr. Nance, Ms. Lofgren, Mr. Pope and Ms. Brown, the terms of which are set forth below.

James Mark Elliott

We entered into an employment agreement with Mr. Elliott dated as of November 30, 2017, pursuant to which Mr. Elliott shall receive a base salary of $195,000 per year and shall, upon evaluation of his performance and at the discretion of the Board of Directors, be awarded a cash bonus in the amount of $25,000 on a quarterly basis commencing on the quarter ending December 31, 2017. In addition to (and not in lieu of) the base salary, we shall grant Mr. Elliott employee stock options to purchase up to 100,000 shares of common stock (vesting in equal monthly installments over a one-year period, commencing on January 31, 2018), pursuant to the our 2014 Stock Incentive Plan.

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Mr. Elliott’s agreement contains confidentiality and non-competition and non-solicitation covenants that continue during and for two years following the expiration or termination of his employment agreement; provided, that such restrictive covenants expire immediately if Mr. Elliott terminates his employment agreement for “good reasons” or, in nine months if we elect to terminate his employment prior to the expiration of the term of the agreement without “cause”.

Michael Pope

We entered into an employment agreement with Mr. Pope dated as of November 30, 2017, pursuant to which Mr. Pope shall receive a base salary of $195,000 per year and shall, upon evaluation of his performance and at the discretion of our Chief Executive Officer, be awarded a cash bonus in the amount of $25,000 on a quarterly basis commencing on the quarter ending December 31, 2017. In addition to (and not in lieu of) the base salary, we shall grant Mr. Pope employee stock options to purchase up to 100,000 shares of common stock (vesting in equal monthly installments over a one-year period, commencing on January 31, 2018), pursuant to our 2014 Stock Incentive Plan.

Mr. Pope’s agreement contains confidentiality and non-competition and non-solicitation covenants that continue during and for two years following the expiration of his employment agreement; provided, that such restrictive covenants expire immediately if we breach his employment agreement or, in nine months, if we elect to terminate his employment prior to the expiration of the term of the agreement for reasons other than for cause (as defined in the employment agreement).

Henry “Hank” Nance

We entered into an employment agreement with Mr. Nance, dated as of November 30, 2017, pursuant to which Mr. Nance shall receive a base salary of $195,000 per year and shall, upon evaluation of his performance and at the discretion of the Company’s chief executive officer, be awarded a cash bonus in the amount of $25,000 on a quarterly basis commencing on the quarter ending December 31, 2017. In addition to (and not in lieu of) the base salary, we shall grant Mr. Nance employee stock options to purchase up to 200,000 shares of common stock (vesting in equal monthly installments over a one-year period, commencing on January 31, 2018), pursuant to our 2014 Stock Incentive Plan.

Mr. Nance’s agreement contains confidentiality and non-competition and non-solicitation covenants that continue during and for two years following the expiration of his employment agreement; provided that such restrictive covenants expire immediately if we breach his employment agreement or, in nine months, if we elect to terminate his employment prior to the expiration of the term of the agreement for reasons other than cause (as defined in the employment agreement).

Takesha Brown

We entered into an employment agreement with Ms. Brown, dated as of March 19, 2018, pursuant to which Ms. Brown shall receive a base salary of $165,000 per year and shall, upon evaluation of her performance and at the discretion of our chief executive officer, be awarded a cash bonus in the amount of $12,500 on a quarterly basis commencing on the quarter ending June 30, 2018. In addition to (and not in lieu of) the base salary, we shall grant Ms. Brown employee stock options to purchase up to 35,000 shares of common stock (vesting in equal monthly installments over a one-year period, commencing on March 19, 2018), pursuant to our 2014 Stock Incentive Plan.

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Ms. Brown’s agreement contains confidentiality and non-competition and non-solicitation covenants that continue during and for two years following the expiration of her employment agreement; provided, that such restrictive covenants expire immediately if we breach her employment agreement or, in nine months, if we elect to terminate her employment prior to the expiration of the term of the agreement for reasons other than for cause (as defined in the employment agreement).

Sheri Lofgren

We entered into an employment agreement with Ms. Lofgren dated as of November 30, 2017, pursuant to which Ms. Lofgren shall receive a base salary of $195,000 per year and shall, upon evaluation of her performance and at the discretion of our Chief Executive Officer, be awarded a cash bonus in the amount of $25,000 on a quarterly basis commencing on the quarter ending December 31, 2017. In addition to (and not in lieu of) the base salary, we shall grant Ms. Lofgren employee stock options to purchase up to 100,000 shares of common stock (vesting in equal monthly installments over a one-year period, commencing on January 31, 2018), pursuant to the Corporation’s 2014 Stock Incentive Plan.

Ms. Lofgren’s agreement contains confidentiality and non-competition and non-solicitation covenants that continue during and for two years following the expiration of her employment agreement; provided, that such restrictive covenants expire immediately if we breach her employment agreement or, in nine months, if we elect to terminate her employment prior to the expiration of the term of the agreement for reasons other than for cause (as defined in the employment agreement).

On March 15, 2018, Sheri Lofgren, tendered her resignation as Chief Financial Officer. Ms. Lofgren’s resignation was for personal reasons and not as the result of disagreements between Ms. Lofgren and us on any matter relating to the Company’s operations, policies or practices.

Outstanding Equity Awards at December 31, 2017

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2017. All share amounts and exercise prices in the following table reflects stock splits after grant date.

	Option Awards
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
James Mark Elliott	September 18, 2014	331,841	-	$0.13	September 18, 2024
Sheri Lofgren	September 18, 2014 and amended at November 1, 2016	29,200	-	$0.0001	November 30, 2022
Henry Nance	December 31, 2014	12,001	132,091	$0.13-7.00	November 30, 2022
John Patrick Henry	November 30, 2017	562	8,428	$7.00	November 30, 2022
Takesha Brown	April 4, 2017	3,375	14,625	$5.60	April 4, 2022

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Director Compensation

We reimburse all members of our board of directors for their direct out of pocket expenses incurred in attending meetings of our board. This table summarizes the compensation paid to each of our independent directors who served in such capacity during the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total($)

Rudolph F. Crew	50,000	370,995	420,995

Steve Hix	5,000	159,466	164,466

Dale Strang	-	159,466	159,466

Robin D. Richards*	-	930,987	930,987

Tiffany Kuo	-	-	-

* On February 23, 2018, Mr. Robin D. Richards resigned from the Board of Directors for personal reasons.

Director Compensation Arrangements

Rudolph F. Crew

Dr. Crew receives an annual fee of $50,000, payable monthly, which commenced on March 26, 2016. In addition, in connection with the listing on NASDAQ, Dr. Crew was entitled to a one-time purchase, at par value, of 53,000 shares of our Class A common stock.

Dr. Crew will not be permitted to sell any of his shares for the six months immediately following the consummation of this public offering and thereafter, not more than 50% of his shares between the seventh month and 12th month after the consummation of this public offering, and not more than 50% of the remaining shares between the 12th month and 18th months after the consummation of this public offering.

Steve Hix

Mr. Hix receives an annual fee of $10,000 for serving as the Chair of our Audit Committee. The fee is payable quarterly, with the first payment to be made on September 30, 2017. On November 30, 2017, Mr. Hix was granted stock options to purchase 50,000 shares of our Class A common stock exercisable at $7.00 per share with vesting over one year.

Dale Strang

On November 30, 2017, Mr. Strang was granted stock options to purchase 50,000 shares of our Class A common stock exercisable at $7.00 per share with vesting over one year.

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Robin D. Richards

On November 30, 2017, Mr. Richards purchased, at the par value, 133,000 shares of our common stock, representing 1.25% of the number of fully diluted shares of common stock after giving effect to the acquisitions of the Boxlight Group and Genesis.

Mr. Richards is not permitted to sell any of his shares until May 30, 2018, which is six months following the consummation of our public offering and thereafter, not more than 50% of his shares between the seventh month and 12th month after the consummation of our public offering, and not more than 50% of the remaining shares between the 12th month and 18th months after the consummation of our public offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On September 30, 2014, we entered into a line of credit agreement with Vert Capital. The line of credit allowed the Company to borrow up to $900,000 as amended. The funds accrued interest at 10% per annum. The interest rate decreased to 5.75% pursuant to the amendment to the purchase agreement with EDI entered in September 2016. Interest on any advanced funds accrued monthly and all outstanding principal and accrued interest was due in full from the proceeds of our initial public offering. On December 1, 2017, the outstanding principal and accrued interest in the amount of $775,259 was paid in full.

Effective November 30, 2017, the Company entered into a management agreement with Dynamic Capital, LLC, a Delaware limited liability company owned and managed by Adam Levin (“Dynamic Capital”). Pursuant to the agreement, Dynamic Capital shall perform consulting services for the Company relating to, among other things, sourcing and analyzing strategic acquisitions and introductions to various financing sources. Dynamic Capital shall receive a management fee payable in cash equal to 1.125% of total consolidated net revenues for the fiscal years ended December 31, 2017 and 2018, payable in monthly installments. The annual fee is subject to a cap of $750,000 in each of 2017 and 2018. At its option, Dynamic Capital may defer payment until the end of each year and receive payment in the form of shares of Class A common stock of the Company As of March 31, 2018 and December 31, 2017, the Company had a payable of $94,998 and $35,632, respectively, pursuant to the agreement.

On November 7, 2014, the Company issued to Vert Capital and a consultant five-year warrants to purchase 796,813 and 23,904 shares of our Class A common stock, respectively, at an exercise price, equal to 110% of the per share initial public offering price ($7.70). Effective as of October 12, 2016, and as a result of Adam Levin and Michael Pope no longer being employed at Vert Capital, Boxlight Parent cancelled the Vert Capital warrants and reissued 597,610 and 199,203 warrants under the same terms to Dynamic Capital, LLC and Canaan Parish LLC, entities affiliated with Adam Levin and Michael Pope, respectively. These warrants expire on December 31, 2019. Among other provisions, such warrants contain “cashless” exercise rights, certain warrant coverage provisions and net cash settlement rights. Specifically, the holders of the 2016 warrants were entitled to receive additional warrants to purchase up to 20% of the number of shares of Class A common stock in total (or securities convertible or exercisable for Class A common stock) that are issued by Boxlight Parent in connection with a qualified equity financing or acquisition event as defined in the warrants. The November 2014 warrants had a fair value of $2,087,840 on the measurement date using the Black-Scholes Option-pricing Model and were immediately exercisable upon the closing of the IPO. Subsequent to completion of our IPO, and in connection with securities issuances from equity financings and acquisition events, Dynamic Capital and Canaan Parish were entitled to receive additional warrants to purchase up to 219,866 and 66,146 shares of common stock, respectively, at exercise prices ranging from $5.58 to $9.84 per share of the Company’s Class A common stock. Effective as of May 31, 2018, with the consent of Canaan Parish and the consultant, we cancelled and terminated, ab initio, all warrants previously issued and issuable to Canaan Parish and the consultant.

On July 18, 2016, Boxlight Holdings, Inc., a newly formed Delaware subsidiary of Boxlight Parent, consummated the acquisition of the Boxlight Group under a share purchase agreement, dated May 10, 2016, with Everest Display, Inc., a Taiwan corporation (“EDI”) and its subsidiary, Guang Feng International Ltd. (“Guang Feng”) subsidiary, the former shareholder of the Boxlight Group. K Laser Technology, Ltd., a Taiwan corporation (“K Laser”) is the majority shareholder of EDI and one of our major shareholders. Under the terms of the share purchase agreement, we issued EDI 270,000 shares of our Series C Preferred Stock, that has a stated or liquidation value of $20.00 per share. Upon completion of our initial public offering on November 30, 2017, the Series C Preferred Stock automatically converted into shares of our Class A common stock. Such newly converted shares of Class A common stock, (including certain bonus shares of Class A common stock represented 8% of the shares issuable upon conversion of the Series C Preferred Stock) to be issued to EDI or its subsidiaries and totaled 2,055,872 shares of our Class A common stock, representing approximately 22.22% of our fully-diluted common stock as defined in the purchase agreement. Hank Nance, our Chief Operating Officer and the President of the Boxlight Group, received 85,714 of these shares.

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On May 5, 2016, pursuant to a membership interest purchase agreement, dated as of April 1, 2016, Boxlight Parent acquired 100% of the membership interest in Mimio, from Mim Holdings, LLC., a Delaware limited liability company wholly-owned by the Marlborough Brothers Trust, a trust established for the benefit of members of the families of Adam Levin and Michael Pope, our President and Director, in exchange for a 4% $2,000,000 unsecured convertible promissory note due March 31, 2019, and the assumption of a 6%, $3,425,000 senior secured note of Mim Holdings that was due July 3, 2016 and was payable to Skyview Capital, LLC, (“Skyview”), the former equity owner of Mimio (the “Skyview Note”). For purposes of the purchase agreement, the sale to Boxlight Parent was deemed to have been consummated as of April 1, 2016.

The Skyview Note was issued by Mim Holdings to Skyview on November 4, 2015 as payment for the acquisition of 100% of the membership equity of Mimio. Skyview Note was guaranteed and secured by a lien and security interest on all of the assets of Mimio. Prior to the sale of Mimio to Boxlight Parent, VC2 Partners LLC (the former owner of Mim Holdings) assigned its equity in Mim Holdings to the Marlborough Brothers Family Trust (the “Marlborough Trust”). Adam Levin and Michael Pope and members of their families, are beneficiaries of the Marlborough Trust and other trusts who are principal stockholders of Boxlight Parent. See “Security Ownership of Certain Beneficial Owners and Management”.

In connection with the acquisition of Mimio by Boxlight Parent, in May 2016 we issued a $2,000,000 note payable to Mim Holdings, Inc., the former stockholder of Mimio. In June 2017 this convertible promissory note was converted into 330,135 shares of our Class A common stock at $6.30 per share.

Mim Holdings is wholly-owned by the Marlborough Brothers Family Trust, a trust established for the benefit of members of the families of Adam Levin and Michael Pope. Mr. Pope is the President and a member of our board of directors.

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On September 28, 2016, we sold to K Laser an aggregate of 178,572 shares of our Class A common stock at a purchase price of $5.60 per share and received net proceeds of $1,000,003. The private placement was conducted through the efforts of our management and with the assistance of K Laser and its affiliates. No commissions or other compensation was paid in connection with such private placement.

In October 2016, the Company issued 73,266 shares to Mark Elliott, the Company’s CEO, at $1.055 per share to settle accounts payable of $77,268. In June 2018, Mr. Elliott agreed to amend the Company’s $50,000 note payable to eliminate the conversion provision of the note.

On November 30, 2017, in connection with the listing on NASDAQ, Dr. Crew purchased, at the par value, 53,000 shares of our Class A common stock representing 0.5% of the number of fully diluted shares of Class A common stock after giving effect to the acquisitions of the Boxlight Group and Genesis and our initial public offering. If we file a registration statement registering for resale shares held by its officers or directors, Dr. Crew may request that we include his shares in such registration statement. Dr. Crew will not be permitted to sell any of his shares until May 30, 2018 (six months following the consummation of our public offering) and thereafter, not more than 50% of his shares between the seventh month and 12th month after the consummation our public offering, and not more than 50% of the remaining shares between the 12th month and 18th months after the consummation of our public offering.

On November 30, 2017, in connection with the listing on NASDAQ, Mr. Richards purchased, at the par value, 133,000 shares of our Class A common stock representing 1.25% of the number of fully diluted shares of Class A common stock after giving effect to the acquisitions of the Boxlight Group and Genesis and our initial public offering.

On January 31, 2018, the Company entered into a management agreement with an entity owned and controlled by our President and Director, Michael Pope. Effective as of the first day of the same month that Mr. Pope’s employment with the Company shall terminate, and for a term of 13 months, Mr. Pope shall provide consulting services to the Company including sourcing and analyzing strategic acquisitions, assisting with financing activities, and other services. As consideration for the services provided, the Company shall pay a management fee equal to 0.375% of the consolidated net revenues of the Company, payable in monthly installments, not to exceed $250,000 in any calendar year. At his option, Mr. Pope may defer payment until the end of each year and receive payment in the form of shares of Class A common stock of the Company.

On June 21, 2018, the board of directors authorized the issuance of a warrant to purchase 270,000 and 25,000 shares of Class A common stock to Canaan Parish and a consultant, respectively, for future advisory services. The warrants (a) are exercisable by the holder only after October 1, 2018 (b) expires on December 31, 2021 and (c) are exercisable at a price of $6.00 per share. The exercise price is adjustable pursuant to lower revaluation events as defined in the agreement.

Everest Display Inc. (“EDI”), an affiliate of the Company’s major shareholder K-Laser, is a major supplier of products to the Company. For the nine months ended September 30, 2018 and 2017, the Company had purchases of $3,296,797 and $3,210,252, respectively, from EDI. For the nine months ended September 30, 2018 and 2017, the Company had sales of $18,546 and $30,527, respectively, to EDI. As of September 30, 2018, and December 31, 2017, the Company had accounts payable of approximately of $5,064,625 and $4,325,000, respectively, to EDI.

Policies and Procedures For Related Party Transactions

Our Audit Committee Charter provides that our Audit Committee will be responsible for reviewing and approving in advance any related party transaction. Transactions requiring such pre-approval will include, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of November 14, 2018 the number of shares of our Class A common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company’s Class A common stock; (ii) each director; (iii) each of the Named Executive Officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. As of November 14, 2018 , 10, 172,082 shares of our Class A common stock were issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below c/o Boxlight Corporation, 1045 Progress Circle, Lawrenceville, Georgia 30043.

All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of November 14 , which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

	Before Offering			After Offering
Name of Beneficial Owner	Number		Percent	Number		Percent

Named Executive Officers
James Mark Elliott	597,618	(1)	5.55%	597,618	(1)	3.98%
Henry(“Hank”) Nance	345,722	(2)	3.29%	345,722	(2)	2.34%
Takesha Brown	48,417	(3)	*	48,417	(3)	*
Michael Pope	370,000	(4)	3.51%	370,000	(4)	2.50%
John Patrick Henry	11,559	(5)	*	11,559	(5)	*
Lori Page	6,250	(6)	*	6,250	(6)	*

Directors
Tiffany Kuo	6,250		*	6,250		*
Rudolph F. Crew	56,750		*	56,750		*
Steve Hix	45,833		*	45,833		*
Dale Strang	45,833		*	45,833		*
Harold Bevis	20,833		*	20,833		*
All Directors and Executive Officers as a Group(9 persons)

Beneficial Owners of 5% or More of Our Outstanding Common Stock

Everest Display, Inc.	2,468,708		19.53%	2,468,708		14.61%
AEL Irrevocable Trust	1,912,350	(7)	15.82%	1,912,350	(7)	11.70%
Dynamic Capital, LLC	834,121	(8)	7.58%	834,121	(8)	5.47%

* Less than one percent

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(1) Includes 431,841 shares of Class A common stock issuable upon exercise of a stock option and 165,777 shares of Class A common stock.

(2) Includes 260,008 shares of Class A common stock issuable upon exercise of a stock option and 85,714 shares of Class A common stock.

(3) Includes 48,417 shares of Class A common stock issuable upon exercise of a stock option.

(4) Includes 100,000 and 270,000 shares of Class A common stock issuable upon exercise of a stock option and warrant, respectively.

(5) Includes 11,559 shares of Class A common stock issuable upon exercise of a stock option.

(6) Includes 6,250 shares of Class A common stock issuable upon exercise of a stock option.

(7) Mr. Edwin Hur, 11441 Beach St., Cerritos, CA 90703 is trustee of AEL Irrevocable Trust, established for the benefit of the family of Adam Levin. Mr. Hur has sole investment and voting power with respect to the shares. In 2017, AEL Irrevocable Trust pledged the shares to a lender in connection with its guaranty of loans made to unrelated companies affiliated with the AEL Irrevocable Trust and Adam Levin.

(8) Consists of 834,121 shares issuable upon exercise of warrants issued to Dynamic Capital, LLC. Dynamic Capital is owned by Adam E. Levin.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 250,000,000 shares, of which 150,000,000 are designated Class A common stock, par value $0.0001 per share; 50,000,000 are designated Class B common stock, par value $0.0001 per share; and 50,000,000 are designated preferred stock, of which 250,000 shares are designated as Series A preferred stock, par value $0.0001 per share.

Common Stock

Class A common stock

We have 10,172,082 shares of Class A common stock issued and outstanding as of November 14 , 2018

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Voting Rights

Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, as amended and restated.

Dividend Rights

Subject to the rights of the holders of preferred stock, as discussed below, the holders of outstanding common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.

Liquidation Rights

In the event of our liquidation or dissolution, the holders of our Class A common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters

The holders of our Class A common stock have no subscription, redemption or conversion privileges. Our Class A common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our Class A common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our Class A common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Class B common stock

We have 0 shares of Class B common stock issued and outstanding as of November 14 , 2018. Our Class B common stock is only available for issuance upon exercise of stock options to be granted to Boxlight Group employees.

Voting Rights

The holders of Class B common stock have no voting rights, other than voting only on such matters as required by law.

Conversion Rights

Upon any public or private sale or disposition by any holder of Class B common stock, such shares of Class B common stock shall automatically convert into shares of Class A common stock.

Preferred Stock

Our Board has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

Prior to completion of our initial public offering, our Board had (a) designated 1,200,000 shares as Series B preferred stock, par value $0.0001 per share, and issued 1,000,000 shares in connection with the acquisition of Genesis, and (b) designated and issued 270,000 shares as Series C preferred stock, par value $0.0001 per share, in connection with the acquisition of Boxlight, Inc from EDI. All of the Series B preferred stock and Series C preferred stock were converted into our Class A common stock upon completion of our initial public offering in November 2017, and both such series of preferred stock were retired.

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Series A Convertible Preferred Stock

250,000 shares of Series A preferred stock previously issued to Vert Capital are now held in trust by Oreva Capital. On November 30, 2018, the shares of Series A preferred stock will automatically convert into 398,406 shares of our Class A common stock, which is one year from the date of the BOXL’s initial public offering. At such time, the holder of such Series A preferred stock shall distribute the 398,406 shares of Class A common stock to the former minority stockholders of Logical Choice Corporation, a Delaware corporation (“LCC”). Our Series A Preferred Stock does not pay a dividend, is not entitled to vote and has a liquidation preference over our Class A common stock of $1.00 per share.

Warrants

On November 7, 2014, the Company issued to Vert Capital and a consultant five-year warrants to purchase 796,813 and 23,904 shares of our Class A common stock, respectively, at an exercise price, equal to 110% of the initial per share offering price ($7.70). Effective as of October 12, 2016, and as a result of Adam Levin and Michael Pope no longer being employed at Vert Capital, Boxlight Parent cancelled the Vert Capital warrants and reissued 597,610 and 199,203 warrants under the same terms to Dynamic Capital, LLC and Canaan Parish LLC, entities affiliated with Adam Levin and Michael Pope, respectively. These warrants expire on December 31, 2019. Among other provisions, such warrants contained “cashless” exercise rights, certain warrant coverage provisions and net cash settlement rights. Specifically, the holders of the 2016 warrants were entitled to receive additional warrants to purchase up to 20% of the number of shares of Class A common stock in total (or securities convertible or exercisable for Class A common stock) that is issued by Boxlight Parent in connection with a qualified equity financing or acquisition event as defined in the warrants. The November 2014 warrants had a fair value of $2,087,840 on the measurement date using the Black-Scholes Option-pricing Model and were immediately exercisable upon the closing of the IPO. In 2018 and in connection with securities issuances from qualified equity financings and acquisition events following Boxlight Parent’s initial public offering, Dynamic Capital and Canaan Parish were issued additional warrants to purchase up to 219,866 and 66,146 shares of common stock, respectively, at exercise prices ranging from $5.58 to $9.84 per share of the Company’s Class A common stock. These additional warrants expire on December 31, 2019. Effective as of May 31, 2018, with the consent of Canaan Parish and the consultant, we cancelled and terminated, ab initio, all warrants previously issued and issuable to Canaan Parish and the consultant.

On June 21, 2018, the board of directors authorized the issuance of a warrant to purchase 270,000 and 25,000 shares of Class A common stock to Canaan Parish and a consultant, respectively, for future advisory services. The warrants (a) are exercisable by the holder only after October 1, 2018 (b) expires on December 31, 2021 and (c) is exercisable at a price of $6.00 per share. The exercise price is adjustable for lower revaluation events as defined in the agreement.

Governing Documents that May Have an Antitakeover Effect

Certain provisions of our eleventh Amended and Restated Articles of Incorporation and our Bylaws, which are discussed below could discourage or make it more difficult to accomplish a proxy contest, change in our management or the acquisition of control by a holder of a substantial amount of our voting stock.

Our Eleventh Amended and Restated Articles of Incorporation provide that our Board has the authority to issue preferred stock in one or more classes or series and fix such designations, powers, preferences and rights and the qualifications thereof without further vote by our stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our Class A common stock.

Our By-laws limit the ability to call special meetings of the stockholders to the Chairman of the Board, or the Chief Executive Officer, or, if there is no Chairman or Chief Executive Officer, then by the president. The stockholders have no right to request or call a special meeting and cannot take action by written consent.

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Our By-laws provide that our Board shall be classified into three classes. Each director shall hold office for a three-year term, or until the next annual meeting of stockholders at which his or her successor is elected and qualified.

Our By-laws provide that the removal of a director from the Board, with or without cause, must be by affirmative vote of not less than 2/3 of the voting power of our issued and outstanding stock entitled to vote generally in the election of directors (voting as a single class), excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event shall have occurred, is required to remove a director from the Board with or without cause.

SHARES ELIGIBLE FOR FUTURE SALE

After the date of this prospectus we will have 15,062,082 shares of our Class A common stock issued and outstanding.

Approximate Number of Shares Eligible for Future Sale	Date
(1)	After the date of this prospectus, freely tradable shares sold in this offering
1,730,212	Shares of Class A common stock issuable upon exercise of options granted under the 2014 Stock Incentive Plan ;
1,184,121	Shares of Class A common stock issuable upon exercise of outstanding warrants ;
398,406	Other shares which may be sold under Rule 144, of which 250,000 are issuable upon conversion of our series A preferred stock ;
-	Shares of Class B common stock issuable upon exercise of stock options, which shall automatically convert into shares of Class A common stock on a one-for-one basis, upon any private or public sale by any holder of Class B common stock ;
105,418	Shares issuable upon exercise of options beneficially owned by directors, which may be sold under Rule 144 ;
931,026	Shares of Class A common stock reserved for issuance under the 2014 Stock Incentive Plan; and
208,036	Shares of Class A common stock to be returned by Loeb pursuant to our agreement.

(1) Assumes the underwriters’ over-allotment option to purchase additional shares is not exercised.

Rule 144

Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of our Class A common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Class A common stock then outstanding, which will equal approximately 150,620 shares immediately after this offering; or

●	the average weekly trading volume of the Class A common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Furthermore, sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public furthermore, information about us.

2014 Stock Incentive Plan

Under the terms of our 2014 Stock Incentive Plan, we have reserved for issuance up to 2,690,438 shares of our common stock pursuant to stock incentives to employees, members of the board of directors of BOXL and our subsidiaries and consultants. We may award stock incentives, that include stock options, stock appreciation rights and restricted stock awards. Options may be qualified stock options or non-qualified stock options, or incentive stock grants, as determined by our board of directors or our stock option committee of the board of directors. As at the date of this prospectus, we have issued and committed to issue stock options to executive officers to purchase an aggregate of 1,063,861 shares of Class A common stock at exercise prices of $0.13 to $7.00 per share.

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UNDERWRITING

A.G.P./Alliance Global Partners is acting as sole book-running manager and A.G.P/Alliance Global Partners, Maxim Group LLC and The Benchmark Company, LLC are acting as representatives of the several underwriters of this offering. We have entered into an underwriting agreement dated                  , 2018 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase from us, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

The underwriting agreement provides for the purchase of a specific number of shares of Class A common stock by each of the underwriters named below. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares of common stock, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Name	Number of Shares
A.G.P./Alliance Global Partners
Maxim Group LLC
The Benchmark Company, LLC
Total

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about ______ , 2018 against payment in immediately available funds. ______ , 2018 is the third business day following the date of this prospectus. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of $___ per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $____ per share to other dealers. After the shares are released for sale to the public, the representative may change the offering price and other selling terms at various times.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of ___________ additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total proceeds to us will be $__________, before deduction of underwriting discounts and expenses and other offering expenses. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

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Discount

The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expense, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative equal to 1.0% of the gross proceeds received in this offering. We have also agreed to pay the representative an accountable expense allowance of up to $125,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our directors, officers, beneficial holders of more than 5% of our common stock have agreed to a 90-day “lock up” with respect to their shares of Class A common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of Class A common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative of the several underwriters. However, in the event that either (1) during the last 17 days of the “lock up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock up” period, then in either case the expiration of the “lock up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

● Stabilizing transactions — The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

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● Over-allotments and syndicate covering transactions — The underwriters may sell more shares of common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

● Penalty bids — If the representative purchases the shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

● Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchase the shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of our common stock if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may occur on the Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus: A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such preliminary prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part.

Notice to Non-US Investors

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are “permitted clients”, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the European Union Prospectus Directive, or the EU Prospectus Directive, was implemented in that Relevant Member State, or the Relevant Implementation Date, no offer of securities may be made to the public in that Relevant Member State other than:

1. to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

2. to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), subject to obtaining the prior consent of the representatives; or

3. in any other circumstances falling within Article 3(2) of the EU Prospectus Directive;

provided that no such offer of securities shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any securities being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom.

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Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Transfer Agent and Registrar

The Transfer Agent and Registrar for shares of our common stock and preferred stock is VStock Transfer, LLC, Woodmere, New York. Our Transfer Agent and Registrar’s telephone number is (212) 828-8436.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York. Certain legal matters in connection with this offering have been passed upon for the underwriters by Gusrae Kaplan Nusbaum PLLC, New York, New York.

EXPERTS

Our financial statements as of and for the years ended December 31, 2017 and 2016 included in this prospectus and in the registration statement have been audited by of GBH CPAs, PC, an independent registered public accounting firm, as stated in its report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the board of directors of
Boxlight Corporation

Lawrenceville, Georgia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Boxlight Corporation (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 19 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2017 to correct misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Other matters

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net cash used in operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

We have served as the Company’s auditor since 2014.

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
April 2, 2018, except for the effects of the restatements discussed in Note 19 as to which the date is August 16, 2018

F-1

Boxlight Corporation

Consolidated Balance Sheets

As of December 31, 2017 and December 31, 2016

	December 31, 2017 (As Restated)	December 31, 2016*
ASSETS
Current asset:
Cash and cash equivalents	$2,010,325	$456,502
Accounts receivable – trade, net of allowances	3,089,932	2,943,954
Inventories, net of reserve	4,626,569	4,164,116
Prepaid expenses and other current assets	388,006	447,036
Total current assets	10,114,832	8,011,608

Property and equipment, net of accumulated depreciation	29,752	60,040
Intangible assets, net of accumulated amortization	6,126,558	6,833,477
Goodwill	4,181,991	4,181,991
Other assets	292	33,262
Total assets	$20,453,425	$19,120,378

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$2,994,918	$4,453,893
Accounts payable and accrued expenses – related parties	4,391,713	3,754,050
Short-term debt	752,449	2,791,582
Short-term debt – related parties	54,000	876,550
Convertible notes payable – related party	50,000	50,000
Deferred revenues – short-term	1,127,423	495,603
Derivative liabilities	1,857,252	-
Other short-term liabilities	-	251,537
Total current liabilities	11,227,755	12,673,215

Long-term convertible note payable – related parties	-	4,060,785
Deferred revenues – long-term	175,294	272,123

Total liabilities	11,403,049	17,006,123

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 250,000 and 1,270,000 shares issued and outstanding, respectively	25	127
Common stock, $0.0001 par value, 200,000,000 shares authorized; 9,558,997 and 4,621,687 Class A shares issued and outstanding, respectively	956	461
Additional paid-in capital	21,125,956	7,615,732
Subscriptions receivable	(325)	(325)
Accumulated deficit	(12,028,388)	(5,488,822)
Other comprehensive loss	(47,848)	(12,918)
Total stockholders’ equity	9,050,376	2,114,255

Total liabilities and stockholders’ equity	$20,453,425	$19,120,378

* Financial information has been retrospectively adjusted for the acquisitions of Mimio and Genesis.

See accompanying notes to the financial statements.

F-2

Boxlight Corporation

Consolidated Statements of Operations and Comprehensive Loss

For the Years Ended December 31, 2017 and 2016

	2017 (As Restated)	2016*

Revenues	$25,743,612	$20,371,826
Cost of revenues	19,329,831	12,959,749
Gross profit	6,413,781	7,412,077

Operating expense:
General and administrative expenses	13,189,879	7,689,898
Research and development	465,940	1,008,433
Total operating expense	13,655,819	8,698,331

Loss from operations	(7,242,038)	(1,286,254)

Other income (expense):
Interest expense, net	(635,445)	(818,234)
Other income, net	200,589	42,505
Gain on settlement of liabilities, net	276,026	-
Change in fair value of derivative liabilities	861,302	-
Total other income (expense)	702,472	(775,729)

Net loss	$(6,539,566)	$(2,061,983)

Comprehensive loss:
Net loss	$(6,539,566)	$(2,061,983)
Other comprehensive loss:
Foreign currency translation loss	(34,930)	(12,918)
Total comprehensive loss	$(6,574,496)	$(2,074,901)

Net loss per common share – basic and diluted	$(1.20)	$(0.48)
Weighted average number of common shares outstanding – basic and diluted	5,455,161	4,299,315

* Financial information has been retrospectively adjusted for the acquisitions of Mimio and Genesis.

See accompanying notes to the financial statements

F-3

Boxlight Corporation

Consolidated Statements of Changes in Stockholders’ Equity

As Restated For the Years Ended December 31, 2017 and 2016

	Series A		Series B		Series C		Class A		Additional		Other
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Subscriptions	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital*	Receivable*	Loss	Deficit*	Total

Balance, December 31, 2015	-	$-	-	$-	-	$-	4,183,030	$418	$3,469,703	$(1,975)	$-	$(3,426,839)	$41,307

Equity transactions in connection with the acquisitions:
Additional consideration given to Mim Holdings for Mimio acquisition	-	-	-	-	-	-	-	-	(2,000,000)	-	-	-	(2,000,000)
Acquisition of Genesis	-	-	1,000,000	100	-	-	-	-	(100)	-	-	-	-
Assumption of debt for Mimio acquisition	-	-	-	-	-	-	-	-	(3,425,000)	-	-	-	(3,425,000)
Acquisition of Boxlight Group	-	-	-	-	270,000	27	-	-	8,243,270	-	-	-	8,243,297
Shares issued for:
Issuance of common stock for cash to K-Laser	-	-	-	-	-	-	178,572	18	999,985	-	-	-	1,000,003
Issuance of common stock for cash	-	-	-	-	-	-	51,879	5	218,999	(100)	-	-	218,904
Settlement of accounts payable and debt	-	-	-	-	-	-	208,206	20	236,809	-	-	-	236,829
Collection of subscriptions receivable	-	-	-	-	-	-	-		-	1,750	-	-	1,750
Forgiveness of related party debt	-	-	-	-	-	-	-	-	222,370	-	-	-	222,370
Distribution to Vert Capital	-	-	-	-	-	-	-	-	(814,625)	-	-	-	(814,625)
Stock compensation	-	-	-	-	-	-	-	-	464,321	-	-	-	464,321

Foreign currency translation loss	-	-	-	-	-	-	-	-	-	-	(12,918)	-	(12,918)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(2,061,983)	(2,061,983)

Balance, December 31, 2016	-	-	1,000,000	$100	270,000	$27	4,621,687	$461	7,615,732	(325)	(12,918)	(5,488,822)	2,114,255
Equity transactions in connection with IPO:
Issuance of common shares for cash	-	-	-	-	-	-	958,983	96	5,678,513		-	-	5,678,609
Issuance of common shares for settlement of accounts payable	-	-	-	-	-	-	41,017	4	287,115	-	-	-	287,119
Conversion of preferred stock to common stock for Genesis	-	-	(1,000,000)	(100)			370,040	37	63	-	-	-	-
Conversion of preferred stock to common stock for Boxlight Group acquisition	-	-	-	-	(270,000)	(27)	2,055,873	206	(179)	-	-	-	-
Issuance of Series A preferred stock for Genesis acquisition	250,000	25	-	-	-	-	-	-	(25)	-	-	-	-
Issuance of common shares to directors	-	-	-	-	-	-	186,000	19	1,301,981	-	-	-	1,302,000
Settlement of trademark liability	-	-	-	-	-	-	-	-	278,887	-	-	-	278,887
Issuance of common shares for legal services	-	-	-	-	-	-	138,692	14	(14)	-	-	-	-
Shares issued for:
Settlement of accounts payable – related parties for common shares	-	-	-	-	-	-	238,095	24	1,499,976	-	-	-	1,500,000
Conversion of EDI note for common shares	-	-	-	-	-	-	327,027	33	2,060,241	-	-	-	2,060,274
Conversion of Marlborough note for common shares							330,135	33	2,079,820	-	-	-	2,079,853
Exercise of stock options	-	-	-	-	-	-	291,448	29	(29)	-	-	-	-
Stock compensation	-	-	-	-	-	-	-	-	323,875	-	-	-	323,875
Foreign currency translation loss	-	-	-	-	-	-	-	-	-	-	(34,930)	-	(34,930)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(6,539,566)	(6,539,566)

Balance, December 31, 2017	250,000	$25	-	$-	-	$-	9,558,997	$956	$21,125,956	$(325)	$(47,848)	$(12,028,388)	$9,050,376

* Financial information has been retrospectively adjusted for the acquisitions of Mimio and Genesis.

See accompanying notes to the financial statements

F-4

Boxlight Corporation

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

	2017 (As Restated)	2016*

Cash flows from operating activities:
Net loss	$(6,539,566)	$(2,061,983)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Bad debt expense	(88,783)	425,155
Change in allowance for sales returns and volume rebate	407,655	53,031
Change in inventory reserve	134,200	13,610
Stock compensation expense	4,344,429	464,321
Depreciation and amortization	747,208	353,386
Loss on disposal of other assets	7,108	-
Amortization of debt discount	-	17,607
Debt extension fees through increased principal for Skyview Note	-	350,000
Gain on settlement of debt	(276,026)	-
Gain on derivative liabilities	(861,302)	-
Changes in operating assets and liabilities:
Accounts receivable – trade	(464,657)	(909,466)
Inventories	(596,653)	2,654,058
Prepaid expenses and other current assets	78,679	324,807
Accounts payable and accrued expenses	(985,986)	(8,621)
Accounts payable and accrued expenses – related parties	2,137,661	637,681
Deferred revenues	614,337	4,358
Other short-term liabilities	(1,686)	(8,346)
Accrued interest on long-term debt – related parties	-	60,785
Net cash (used in) provided by operating activities	(1,343,382)	2,370,383

Cash flows from investing activities:
Cash acquired through the acquisition of Boxlight Group and Mimio	-	357,573
Payment made for purchase of intangible assets	(10,001)	-
Proceeds from sale of property and equipment and other assets	-	9,033
Net cash (used in) provided by investing activities	(10,001)	366,606

Cash flows from financing activities:
Proceeds from short-term debt	10,214,673	6,701,590
Proceeds from short-term debt – related parties	-	239,000
Principal payments on short-term debt	(12,143,023)	(10,580,414)
Principal payments on short-term debt-related party	(822,550)	-
Principal payments on convertible debt – related party	-	(60,000)
Proceeds from subscriptions receivable	-	1,750
Distributions to the member of Mimio	-	(814,625)
Proceeds from issuance of common stock at IPO	5,678,609	1,218,907
Proceeds from issuance of common stock upon exercise of options	29	-
Net cash (used in) provided by financing activities	2,927,738	(3,293,792)

Effect of currency exchange rates	(20,532)	19,202

Net increase (decrease) in cash and cash equivalents	1,553,823	(537,601)

Cash and cash equivalents, beginning of the year	456,502	994,103

Cash and cash equivalents, end of the year	$2,010,325	$456,502

Supplemental cash flows disclosures:
Cash paid for interest	$518,106	$748,261
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Decrease in additional paid-in capital due to the acquisitions of Mimio and Genesis under common control	$-	$5,425,100
Intangibles and goodwill acquired through acquisitions of Mimio and Boxlight Group	$-	$10,887,060
Issuance of note payable and long-term convertible note payable to acquire Mimio	$-	$5,425,000
Issuance of Series A Preferred stock for the acquisition of Genesis	$25	$-
Issuance of Series B Preferred Stock for the acquisition of Genesis	$-	$100
Issuance of Series C Preferred Stock for the acquisition of Boxlight Group	$-	$8,243,297
Issuance of note payable to settle accounts payable	$-	$2,547,538
Derivative liabilities from issuance of warrants	$2,718,554	$-
Forgiveness of short-term debt – related parties	$-	$222,370
Conversion of Series B and C Preferred Stock to common stock upon IPO	$127	$-
Conversion of convertible note payable – related parties to common stock	$4,140,127	$-
Settlement of short-term debt through issuance of common stock	$-	$115,919
Settlement of accounts payable through issuance of common stock	$1,787,119	$120,910
Settlement of trademark liability at IPO date	$250,000	$-

* Financial information has been retrospectively adjusted for the acquisition of Genesis.

See accompanying notes to the financial statements.

F-5

Boxlight Corporation

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Boxlight Corporation (the “Company” or “Boxlight Parent”) was incorporated in the State of Nevada on September 18, 2014 with its headquarters in Atlanta, Georgia for the purpose of becoming a technology company that sells interactive educational products.

Boxlight, Inc., Boxlight Latinoamerica, S.A. DE C.V. (“BLA”) and Boxlight Latinoamerica Servicios, S.A. DE C.V. (“BLS”) (together, “Boxlight Group”) were incorporated on July 11, 2009, October 17, 2002 and October 17, 2002, respectively. The Boxlight Group is involved principally in the distribution of interactive projectors and integrated solutions that enhance learning and enable people to collaborate with each other in innovative and effective ways. On July 18, 2016, the Company acquired Boxlight Group. Boxlight Group was previously wholly owned by Everest Display Inc., a manufacturing company in Taiwan. In May 2016, Everest Display Inc. agreed to sell all of its ownership in Boxlight Group to the Company.

Mimio LLC (“Mimio”) was formed in Delaware on July 1, 2013. Mimio designs, develops and sells interactive classroom technology products, of which Mimio owns most of the design and performance patents, and which are manufactured by contract manufacturers in Hong Kong and China. Mimio also purchases and sells other non-proprietary products such as classroom projectors and flat panel displays as an original equipment manufacturer (“OEM”) from manufacturers in China and Taiwan. The primary market for Mimio’s products is classrooms K-12. All of the products are integrated in the classroom through Mimio’s award winning operating software “Mimio Studio.” Mimio’s products are distributed globally through a network of value added resellers (“VARs”) in the U.S. and Canada, and through master distributors in the rest of the world. On November 4, 2015, Mimio was acquired by Mim Holdings, Inc. (“Mim Holdings”), a Delaware corporation wholly-owned by Marlborough Trust. Marlborough Trust was established for the benefit of members of the families of Adam Levin and Michael Pope, our President and Director. On April 1, 2016, Boxlight Parent acquired 100% of the membership interests in Mimio from Mim Holdings.

Genesis Collaboration, LLC (“Genesis”) was formed as a limited liability company in September 2011 in Atlanta, Georgia, to provide solutions that enhance interactive learning in the business, government, and education markets. Genesis is a technology provider that facilitates effective communication in schools, training facilities and workplaces around the world. Genesis offers a wide range of integrated products that change the way individuals collaborate and learn. In the classroom, Genesis offers a wide range of integrated interactive solutions that transform the way teachers deliver lessons and assess progress. Genesis’ products include interactive whiteboard systems, interactive tables, interactive and standard projectors, audio systems, data loggers, software, assessment and student response systems. On October 31, 2013, Vert Capital’s subsidiary acquired all of the outstanding membership interests of Genesis. On May 12, 2016, the Company acquired Genesis from Vert Capital. Effective August 1, 2016, Genesis was merged into Boxlight Inc.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

Acquisitions from Vert Capital and Mim Holdings are considered common control transactions. When businesses acquired from Vert Capital and Mim Holdings were consolidated by us, they were accounted for as if the transfer had occurred at the beginning of the period of transfer, with prior periods retrospectively adjusted to furnish comparative information. The acquisitions of Mimio and Genesis were transfers of businesses between entities under common control. Accordingly, the accompanying financial statements and related notes have been retrospectively adjusted to include the historical results and financial position of the acquired entities prior to the effective dates of such acquisitions. The information prior to the Company’s incorporation on September 18, 2014 represents the historical results of Genesis as Genesis was first controlled by Vert Capital and determined to be our predecessor entity for accounting purposes. The financial information for Mimio has been included in the Company’s consolidated financial statements beginning on November 4, 2015 when Mimio was acquired by Mim Holdings Boxlight Group was acquired by the Company on July 18, 2016. The acquisition of Boxlight Group was accounted for under the acquisition method of accounting. See Note 3— Acquisitions, for additional information.

F-6

The accompanying consolidated financial statements include the accounts of Boxlight Corporation, Boxlight Group, Mimio and Genesis. Transactions and balances among Boxlight Corporation, Boxlight Group, Mimio and Genesis have been eliminated. The assets and liabilities of Mimio and Genesis in these financial statements have been reflected on a historical cost basis because the transfers of Mimio and Genesis to the Company are considered common control transactions. When the Company acquired Mimio and Genesis, the Company, Mimio and Genesis were under direct or indirect control of Vert Capital. The accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”)

ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates. Significant estimates include estimates of allowances for bad debts, inventory obsolescence, initial valuations and recoverability of intangible assets including goodwill, stock compensation, fair values of assets acquired and estimates for contingent liabilities related to debt obligations and litigation matters.

FOREIGN CURRENCIES

The Company’s functional currency is the U.S. dollar. BLA and BLS’s functional currency is the Mexican Peso. The Company translates their financial statements from their functional currencies into the U.S. dollar.

An entity’s functional currency is the currency of the primary economic environment in which it operates and is generally the currency in which the business generates and expends cash. BLA and BLS, whose functional currency is the Mexican Peso, translate their assets and liabilities into U.S. dollars at the exchange rates in effect as of the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average exchange rates for the year. Translation adjustments are included in accumulated other comprehensive income (loss), a separate component of equity (deficit). Foreign exchange gains and losses included in net income result from foreign exchange fluctuations on transactions denominated in a currency other than an entity’s functional currency.

Acquisition OF BOXLIGHT GROUP

The financial statements include the operations of Boxlight Group after the completion of the acquisition on July 18, 2016. We accounted for the acquisition of Boxlight Group using the acquisition method of accounting, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date on the balance sheet. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. The estimated fair values of assets acquired and liabilities assumed were determined based on management’s best estimates. Preliminary estimated fair values are subject to measurement period adjustments which represent updates made to the preliminary purchase price allocation based on revisions to valuation estimates in the interim period subsequent to the acquisition and initial accounting date up until the purchase price allocation is finalized which cannot be any later than one year from the acquisition date.

Common control transactions

Businesses acquired from Vert Capital are accounted for as common control transactions whereby the net assets (liabilities) acquired (assumed) are combined with the Company’s at their historical carrying value. Any difference between carrying value and recognized consideration is treated as a capital transaction. Cash received from the acquired entities is presented as an investing activity in our consolidated statement of cash flows.

F-7

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents. These investments are carried at cost, which approximates fair value. The Company maintains cash balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits of $250,000 for banks located in the U.S. The Company has not experienced any losses with regard to its bank accounts and believes it is not exposed to any rick of loss on its cash bank accounts.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are stated at historical carrying amounts, net of write-offs and allowance for doubtful accounts. Allowance for doubtful accounts represents management’s estimate of the amount that ultimately will be realized in cash. The Company reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical payment trends, the age of receivables and knowledge of the individual customers. When the analysis indicates, management increases or decreases the allowance accordingly. However, if the financial condition of our customers were to deteriorate, additional allowances might be required.

INVENTORIES

Inventories are stated at the lower of cost or net realizable value and included spare parts and finished goods. Inventories are primarily determined using specific identification method and the first-in, first-out (“FIFO”) cost method. Cost includes direct cost from the CM or OEM, plus material overhead related to the purchase, inbound freight and import duty costs.

The Company continuously reviews its inventory levels to identify slow-moving merchandise and markdowns necessary to clear slow-moving merchandise, which reduces the cost of inventories to its estimated net realizable value. Consideration is given to a number of quantitative and qualitative factors, including current pricing levels and the anticipated need for subsequent markdowns, aging of inventories, historical sales trends, and the impact of market trends and economic conditions. Estimates of markdown requirements may differ from actual results due to changes in quantity, quality and mix of products in inventory, as well as changes in consumer preferences, market and economic conditions.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated life of the asset. Repairs and maintenance are charged to expense as incurred.

LONG–LIVED ASSETS

Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of its carrying amount or fair value less cost to sell.

Intangible assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. No material impairments of intangible assets have been identified during any of the periods presented. Intangible assets and goodwill are tested for impairment on an annual basis, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach. Goodwill is not amortized and is not deductible for tax purposes.

F-8

DEBT DISCOUNT AND DEBT ISSUANCE COSTS

Debt discount is amortized over the term of the debt using the effective interest rate method. Debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.

DERIVATIVES

The Company classifies Common Stock purchase warrants and other free standing derivative financial instruments as equity if the contracts (i) require physical settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (iii) contain reset provisions as either an asset or a liability. The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

The Company determined that certain warrants to purchase common stock do not satisfy the criteria for classification as equity instruments due to the existence of certain net cash and non-fixed settlement provisions that are not within the sole control of the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments primarily include cash, accounts receivable, prepayments, derivative liabilities and accounts payable. Due to the short-term nature of cash, receivables, prepayments and accounts payable the carrying amounts of these assets and liabilities approximate their fair value.

Derivatives are recorded at fair value at each period end. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value.

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

As required by Accounting Standard Codification (“ASC”) Topic No. 820 - 10 Fair Value Measurement, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial liabilities that were accounted for at fair value on a recurring basis as of December 31, 2017:

	Markets for Identical Assets	Other Observable Inputs	Significant Unobservable Inputs	Carrying Value as of December 31,
Description	(Level 1)	(Level 2)	(Level 3)	2017
Derivative liabilities - warrant instruments	$-	$-	$1,857,252	$1,857,252

			$1,857,252	$1,857,252

F-9

DEFERRED REVENUE

Deferred revenue represents amounts collected for any extended warranty that is separately priced. The Company recognizes revenue from extended warranty contracts using the straight-line method over the estimated life of the product which is three years.

REVENUE RECOGNITION

Revenue is comprised of product sales and service revenue, net of sales returns, co-operative advertising credits, early payment discounts, and special incentive payments (“SPIFF”) paid to the VARs. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

Revenue from product sales is derived from the sale of projectors, interactive panels and related accessories. Evidence of an arrangement consists of an order from its distributors, resellers or end users. The Company considers delivery to have occurred once title and risk of loss has been transferred.

Service revenue is comprised of product installation services and training services. These service revenues are normally entered into at the time products are sold. Service prices are established depending on product equipment sold and include a cost value for the estimated services to be performed based on historical experience. The Company outsources installation and training services to third parties and recognizes revenue upon completion of the services.

The Company evaluates the criteria outlined in FASB ASC Subtopic 605-45, Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as revenue. Generally, when the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, or has several but not all of these indicators, revenue is recorded at the gross amount. If the Company is not primarily obligated and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, the Company generally records the net amounts as revenue earned.

The Company’s standard terms and conditions of sale do not allow for product returns and it generally does not allow product returns other than under warranty. However, the Company, on a case by case basis, will grant exceptions, mostly “buyer’s remorse” where the VAR’s end user customer either did not understand what they were ordering, or determined that the product did not meet their needs. An allowance for sales returns is estimated based on an analysis of historical trends.

While the Company uses resellers and distributors to sell its products, the Company’s sale agreements do not contain any special pricing incentives, right of return or other post shipment obligations.

Before Mimio was acquired by the Company, it generally provided 24 to 60 months of warranty coverage on all of its products. Mimio product’s standard warranty period is 24 months, which can be extended to 60 months upon the end user “registering” their device on-line. The Company’s warranty provides for repair or replacement of the associated products during the warranty period. The Company does not record warranty cost upon sale, and instead conducts a quarterly review of the warranty liability reserve, and based on historical cost-to-trailing revenue history, will adjust up or down the warranty liability, with the offset to this adjustment posted to cost of revenue.

F-10

After the acquisitions of Mimio, Genesis and Boxlight Group, the Company determined a new warranty policy to provide 12 to 36 months warranty coverage on projectors, displays, accessories, batteries and computers except when sold through a “Premier Education Partner” or sold to schools where the Company provides a 60 month warranty. The Company establishes a liability for estimated product warranty costs at the time product revenue is recognized, if the liability is expected to be material. The warranty obligation is affected by product failure rates and the related use of materials, labor costs and freight incurred in correcting any product failure. Should actual product failure rates, use of materials, or other costs differ from the Company’s estimates, additional warranty liabilities could be required, which would reduce its gross profit.

The Company offers sales incentives where the Company offers discounted products delivered by the Company to its resellers and distributors that are redeemable only if the resellers and distributors complete specified cumulative levels of revenue agreed to and written into their reseller and distributor agreements through an executed addendum. The resellers and distributors have to submit a request for the discounted products and cannot redeem additional discounts within 180 days from the date of the discount given on like products. The value of the award products as compared to the value of the transactions necessary to earn the award is generally insignificant in relation to the value of the transactions necessary to earn the award. The Company estimates and records the cost of the products related to the incentive as marketing expense based on analyses of historical data.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development costs are expensed as incurred and consists primarily of personnel related costs, prototype and sample costs, design costs, and global product certifications mostly for wireless certifications.

INCOME TAXES

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

SHARE-BASED COMPENSATION

The Company estimates the fair value of each share-based compensation award at the grant date by using the Black-Scholes option pricing model. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. As share-based compensation expense is recognized based on awards ultimately expected to vest. Excess tax benefits, if any, are recognized as an addition to paid-in capital.

SUBSEQUENT EVENTS

The Company has evaluated all transactions through the financial statement issuance date for subsequent event disclosure consideration.

NEW ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new guidance provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new guidance requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue that is recorded. This accounting standard update, as amended, will be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. Early adoption is permitted, but no earlier than fiscal 2017. The Company is currently assessing the provisions of the guidance and has not determined the impact of the adoption of this guidance on its consolidated financial statements.

F-11

In August 2014, the FASB issued ACU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard requires management to assess the company’s ability to continue as a going concern. Disclosures are required if there is substantial doubt as to the company’s continuation as a going concern within one year after the issue date of financial statements. The standard provides guidance for making the assessment, including consideration of management’s plans which may alleviate doubt regarding the Company’s ability to continue as a going concern. ASU 2014-15 is effective for years ending after December 15, 2016. The Company adopted this standard for the year ending December 31, 2016. There was no significant impact in the financial results.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The ASU was effective for annual periods beginning after December 15, 2015. The Company adopted this guidance 2016. There was no significant impact in the financial results.

In February 2016, a pronouncement was issued that creates new accounting and reporting guidelines for leasing arrangements. The new guidance requires organizations that lease assets to recognize assets and liabilities on the balance sheet related to the rights and obligations created by those leases, regardless of whether they are classified as finance or operating leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease primarily will depend on its classification as a finance or operating lease. The guidance also requires new disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early application permitted. The new standard is to be applied using a modified retrospective approach. The Company is currently evaluating the impact of the new pronouncement on its financial statements.

In April 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation” (topic 718). The FASB issued this update to improve the accounting for employee share-based payments and affect all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The updated guidance is effective for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption of the update is permitted. The Company adopted this guidance for the year ending December 31, 2017. There was no significant impact in the financial results.

There were various other accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our financial position, operations or cash flows.

NOTE 2 – GOING CONCERN

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to repay its debt obligation currently in default or negotiate alternative repayment arrangements, to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As of December 31, 2017, the Company had an accumulated deficit of $12,028,388 and net working capital of $(1,112,923). During the year ended December 31, 2017, the Company incurred a net loss of $6,539,566 and net cash used in operations was $1,343,382. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company is seeking to obtain funds for operations from its initial public offering and support from its majority shareholder.

NOTE 3 – ACQUISITIONS

Acquisition of Mimio

Effective April 1, 2016, pursuant to a membership interest purchase agreement, the Company acquired 100% of the membership interest in Mimio from Mim Holdings. As consideration, the Company issued a $2,000,000 unsecured convertible promissory note (the “Marlborough Note”) to Marlborough Trust. See Note 13.

Additionally, the Company assumed from Mim Holdings a $3,425,000 senior secured note (the “Skyview Note”) that is payable to Skyview Capital, LLC, (“Skyview”), the former equity owner of Mimio and interest accrued on the note. The Skyview Note was issued by Mim Holdings to Skyview on November 4, 2015 as payment for the acquisition of 100% of the membership equity of Mimio. See Note 10.

F-12

The Company’s financial statements include Mimio’s assets and liabilities at the historical cost of Mim Holdings. Mimio was acquired by Mim Holdings on November 4, 2015. Mim Holdings accounts for acquired businesses using the acquisition method of accounting, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill.

The following table shows the purchase price, acquisition-date fair values of the assets acquired and liabilities assumed and calculation of goodwill utilizing the information at November 4, 2015, when Mim Holdings acquired Mimio. Subsequently on April 1, 2016, the Company acquired Mimio from Mim Holdings in a transaction between entities under common control. Accordingly, the purchase price allocation reflects the fair value as of the date acquired by Mim Holdings. Upon acquisition by the Company, these amounts were recorded on the historical cost basis of Mim Holdings.

Assets acquired:
Current assets	$6,677,842
Intangible assets	179,722
Goodwill	44,931
Total assets	6,902,495
Total liabilities	(3,477,495)

Net assets acquired	$3,425,000

Acquisition of Genesis

On May 12, 2016, Vert Capital contributed 100% of the membership interests in Genesis to the Company. In connection with the Company’s acquisition of Genesis, the former members of Genesis received 1,000,000 shares of the Company’s Series B Preferred Stock which automatically converted into 370,040 shares that represent 4.0% of the Company’s fully diluted common stock as defined in the agreement at the IPO date. Upon completion of the Company’s initial public offering, an aggregate of 250,000 shares of the Company’s non-voting convertible Series A preferred stock were issued to Vert Capital. Such 250,000 shares of the Company’s non-voting convertible Series A preferred stock will automatically convert into 398,406 shares of our Class A common stock on November 30, 2018, which is one year from the date of the Company’s initial public offering.

Common Control Transactions

The acquisitions of Mimio and Genesis were considered as transfers of businesses between entities under common control; and therefore, the assets acquired and liabilities assumed were transferred at historical cost of Vert Capital. Because the acquisitions were common control transactions in which the Company acquired businesses, the Company’s historical financial statements have been retrospectively adjusted to reflect the results of operations, financial position, and cash flows of Mimio and Genesis as if the Company owned Mimio and Genesis for all periods presented from the date Mimio, Genesis and the Company were under common control, which was November 4, 2015 and October 31, 2013, respectively.

Acquisition of Boxlight Group

On July 18, 2016, the Company acquired 100% of the equity interest of Boxlight Group, under the terms of a Share Purchase Agreement entered into on May 10, 2016 with Everest Display, Inc. (“EDI”). Under the terms of the share purchase agreement, Boxlight Holdings, Inc., a newly formed Delaware subsidiary of Boxlight Corporation acquired the equity of Boxlight Group. The Company issued to EDI 270,000 shares of Series C Preferred Stock, that has a stated or liquidation value of $20.00 per share. Upon completion of Boxlight Corporation’s IPO and the listing of its Class A common stock on the Nasdaq Capital Market, the Series C Preferred Stock was automatically converted into 2,055,873 shares of Class A common stock. Such converted shares of Class A common stock issued to EDI or its subsidiaries represented approximately 22.22% of Boxlight Corporation’s fully-diluted common stock upon the Company’s IPO, excluding shares issued for private placements and debt conversions.

F-13

Under the terms of the share purchase agreement, as amended on September 28, 2016, Boxlight Corporation agreed to pay EDI approximately $5.75 million of accrued accounts payable owed by Boxlight Group to EDI at September 28, 2016, in the manner set forth below.

(1)	$1,000,000 was paid at the closing of the acquisition out of the net proceeds of a note issued to Hitachi Capital America Corp. (See Note 10);

(2)	An additional $1,500,000 of the $5.75 million owed to EDI was to be paid by Boxlight Corporation and its subsidiaries in six monthly installments of $250,000 each, commencing 30 days after the initial $1,000,000 payment paid at closing. However, in view of the fact that such installment payments could not then be made by the Company, EDI agreed to convert $1,500,000 accounts payable into 238,095 shares of Boxlight’s Class A common stock in June 2017.

(3)	$2,000,000 of the unpaid balance of the account payable was settled with a 4% non-negotiable convertible promissory note of Boxlight Corporation payable to EDI, together with accrued interest, on March 31, 2019 (the “EDI Note”). In August 2017, the EDI Note was converted into 327,027 shares of Boxlight Corporation’s Class A common stock at a conversion price of $6.30 pursuant to an agreement. The Company recorded no gain or loss from the conversion.

On the acquisition date, the Company recognized the assets acquired and liabilities assumed from Boxlight Group at their fair value and the excess in purchase price over these values was allocated to goodwill. The estimated fair values of consideration paid, assets acquired and liabilities assumed were determined based on third-party valuation reports provided by specialists.

The following table shows the purchase price, estimated acquisition-date fair values of the assets acquired and liabilities assumed and calculation of goodwill for Boxlight Group utilizing the information at acquisition date.

Assets acquired:
Current assets	$5,737,836
Property and equipment	65,866
Intangible assets	7,000,000
Other assets	514,696
Goodwill	4,137,060
Total assets acquired	17,455,458
Total liabilities assumed	(9,212,161)

Net assets acquired	$8,243,297

Consideration paid:
Issuance of 270,000 shares of Series C preferred stock	$8,828,353
Preexisting net payable to Boxlight Group	(585,056)

Total	$8,243,297

F-14

The Company valued the Series C Preferred shares issued to EDI based on an entity value of the Company of approximately $39,700,000 and 270,000 shares of the Series C Preferred Stock represents approximately 22.22% of ownership of the Company.

Unaudited Pro Forma Results Of Operation

The following table presents the unaudited condensed pro forma results of operations that reflect the acquisition of Boxlight Group as if the acquisition had occurred as of the first day of the period presented, adjusted for items that are directly attributable to the acquisition. This information has been compiled from historical financial statements and is not necessarily indicative of the results that actually would have been achieved had the transaction already occurred or that may be achieved in the future.

(in thousands)	For the year ended December 31, 2016

Revenues	$25,391
Cost of revenues	(16,809)
Operating expenses	(11,240)
Other incomes (expenses)	(1,036)
Income tax expense	-
Net loss	$(3,694)

Net loss per common share	$(0.86)
Weighted average outstanding common shares – basic and diluted	4,299,315

The pro forma combined results of operations were adjusted to include Boxlight Group’s operating results for the period from January 1, 2016 to July 18, 2016 since Boxlight Group was acquired by the Company on July 18, 2016. In addition, the pro forma results of operations were adjusted for the following expenses:

(in thousands)	For the year ended December 31, 2016

Record amortization expense of intangible assets acquired from Boxlight Group	$385

The Company issued 270,000 shares of Series C preferred stock to the previous owners of Boxlight Group. These shares were automatically converted into Class A common stock upon completion of the Company’s IPO and listing on NASDAQ in November 2017.

F-15

NOTE 4 – CASH AND CASH EQUIVALENTS

Cash and cash equivalents held by the Company at December 31, 2017 and December 31, 2016 are summarized as follows:

	December 31, 2017	December 31, 2016

U.S. Dollars	$2,007,423	$450,549
Mexican Pesos	2,902	5,953
Total	$2,010,325	$456,502

NOTE 5 – ACCOUNTS RECEIVABLE - TRADE

Accounts receivable consisted of the following at December 31, 2017 and 2016:

	2017	2016

Accounts receivable - trade	$3,846,724	$3,562,832
Allowance for doubtful accounts	(200,874)	(453,059)
Allowance for sales returns and volume rebates	(555,918)	(165,819)

Accounts receivable - trade, net of allowances	$3,089,932	$2,943,954

The Company wrote off accounts receivable of $163,402 and $55,929 for the years ended December 31, 2017 and 2016, respectively.

NOTE 6 – INVENTORIES

Inventories consisted of the following at December 31, 2017 and 2016:

	2017	2016

Finished goods	$4,611,973	$4,102,621
Spare parts	187,158	183,357
Reserves for inventory obsolescence	(172,562)	(121,862)

Inventories, net	$4,626,569	$4,164,116

The Company wrote off inventories of $83,500 and $326,984 for the years ended December 31, 2017 and 2016, respectively.

NOTE 7 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following at December 31, 2017 and 2016:

	2017	2016

Prepayments to vendors	$295,448	$351,408
Employee receivables	6,203	3,571
Prepaid local taxes	1,015	16,385
Prepaid and refundable income taxes	33,435	30,879
Prepaid licenses and other	51,905	44,793

Prepaid expenses and other current assets	$388,006	$447,036

F-16

NOTE 8 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2017 and 2016:

	Useful lives	2017	2016

Leasehold improvements	9-10 years	$3,355	$3,355
Office equipment	3-5 years	21,341	21,341
Other equipment	5 years	42,485	42,485

Property and equipment, at cost		67,181	67,181
Accumulated depreciation		(37,429)	(7,141)

Property and equipment, net of accumulated depreciation		$29,752	$60,040

For the year ended December 31, 2017 and 2016, the Company recorded depreciation expense of $30,288 and $7,141, respectively.

NOTE 9 – INTANGIBLE ASSETS AND GOODWILL

Intangible assets and goodwill consisted of the following at December 31, 2017 and 2016:

	Useful lives	2017	2016

Patents	10 years	$67,395	$67,395
Customer relationships	10 years	3,567,396	3,567,396
Trademarks	10 years	3,554,932	3,544,931

Intangible assets, at cost		7,189,723	7,179,722
Accumulated amortization		(1,063,165)	(346,245)

Intangible assets, net of accumulated amortization		$6,126,558	$6,833,477

Goodwill from acquisition of Mimio	N/A	$44,931	$44,931
Goodwill from acquisition of Boxlight	N/A	4,137,060	4,137,060
		$4,181,991	$4,181,991

For the year ended December 31, 2017 and 2016, the Company recorded amortization expense of $716,920 and $346,245, respectively.

F-17

NOTE 10 – DEBT

The following is debt at December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Short-term debt – third parties
Note payable – Skyview	$-	$1,460,508
Note payable – AHA	250,000	610,783
Line of credit – Crestmark Bank	-	720,291
Accounts receivable financing – Sallyport Commercial	502,449	-
Total short-term debt –third parties	752,449	2,791,582

Short-term debt – related parties
Line of credit – Vert Capital	-	822,550
Note payable – Logical Choice Corporation - Delaware	54,000	54,000
Total short-term debt –related parties	54,000	876,550

Convertible debt – related party
Convertible note payable – Mark Elliott	50,000	50,000

Long-term debt – related parties
Note payable – Marlborough Trust	-	2,040,183
Note payable - EDI	-	2,020,602
Total notes payable – related parties	-	4,060,785
Less: current portion	-	-
Total long-term notes payable	-	4,060,785

Total debt	$856,449	$7,778,917

Short-Term Debt - Third Parties:

Line of Credit – Sy Silverstein

On April 3, 2015, the Company entered into a line of credit agreement with Sy Silverstein, an individual. Pursuant to the agreement, the Company obtained the line of credit for up to a maximum of $300,000 to complete its initial public offering (“IPO”) process. The Company borrowed $100,000 under the agreement. The advances from this agreement accrue interest at 12% per annum, along with a $10,000 documentation fee, and was due on the effective date of the Company’s IPO. The $10,000 documentation fee was recorded as debt discount.

On October 4, 2016, Mr. Silverstein agreed to settle the outstanding principal of $100,000 and accrued interest of $15,919 with 109,915 shares of the Company’s Class A common stock. These shares were valued at $115,919 based on the Company’s most recent trading price of the Class A common stock on the settlement date.

Skyview Note

On April 1, 2016, the Company assumed from Mim Holdings a $3,425,000 senior secured note that was payable to Skyview Capital, the former equity owner of Mimio for the acquisition of Mimio. The Skyview Note accrued interest at 6% per annum and was due on July 3, 2016. The Skyview Note is secured by a lien and security interest on all of the assets of Mimio, subordinating to the Crestmark line of credit, and guaranteed by Vert Capital and VC2 Partners.

On July 5, 2016 and August 3, 2016, the Skyview Note was amended. On July 5, 2016, principal was increased to $3,660,508 to settle $235,508 of accounts payable owed by Mimio to Skyview’s affiliate. On August 3, 2016, the principal of the note was increased to $4,010,508 to include an additional fee of $350,000 to extend the maturity date to December 15, 2016. The Company recorded the $350,000 extension fee to interest expense. Additionally, the Company agreed to pay $2,500,000 of the note on the earlier of (1) September 30, 2016 or (2) the date the Company obtained a new debt facility. The Company made the $2,500,000 payment on September 29, 2016 with the proceeds from a line of credit with Crestmark Bank. The remaining outstanding balance together with any unpaid accrued interest was due and unpaid on December 15, 2016. On December 28, 2016, the Company received a Notice of Default from Skyview because the Company failed to make a $1,460,508 payment on December 15, 2016. On June 1, 2017, we were served with a lawsuit from Skyview seeking judgment on the $1,460,508 outstanding balance due under the defaulted Skyview Note, plus accrued interest thereon, and also seeking to foreclose on the assets of Mimio that is now owned and operated by our Boxlight, Inc.

F-18

On September 11, 2017, the outstanding principal and accrued interest were settled in full with funds from the Sallyport Commercial Finance, LLC line of credit. As of December 31, 2016, outstanding principal and accrued interest for the Skyview Note were $1,460,508 and $1,905, respectively.

AHA Note

On June 3, 2016, prior to the Company’s acquisition, Boxlight Group issued a promissory note to AHA Inc. Co Ltd. (“AHA”), a Korean corporation, in the amount of $1,895,413 to settle unpaid accounts payable of $1,866,418 for purchases of inventory. Interest shall be payable in the amount of 6.5% per annum. The principal was due and payable in eight equal monthly principal payments in the amount of $236,926 beginning on June 30, 2016. Interest was to be paid in consecutive monthly installments for eight months.

On November 29, 2017, the outstanding principal and interest were reduced to $500,000 related to a settlement agreement reached with AHA, resulting in a gain on settlement of $304,913. Pursuant to the settlement agreement, the Company was required to pay $250,000 in or before December 2017 and the remaining principal is due in six equal monthly payment of $41,667 commencing January 2018. The balance on the note payable to AHA was $250,000 and $610,783 at December 31, 2017 and 2016, respectively. The Company have made monthly payments in 2018 pursuant to the schedule.

Loan and Security Agreement – Hitachi Capital America Corp.

Effective July 6, 2016, the Company entered into a loan and security agreement with Hitachi Capital America Corp. (“Hitachi”). The agreement allowed the Company to borrow up to $2,500,000 based on the balance of eligible accounts receivable and inventory at an interest rate equal to 1.75% in excess of the prime rate. The loan was due and payable on demand. Under the terms of the Hitachi loan agreement, the Company applied $1,000,000 of the initial funding to pay EDI $1,000,000 in reduction of Boxlight Group’s outstanding accounts payable. The Hitachi loan was secured by all assets of Boxlight Inc. and guaranteed by Boxlight Parent. The outstanding amount payable to Hitachi was paid in full on September 29, 2016, out of the proceeds of the line of credit financing received from Crestmark Bank. In connection with the agreement with Hitachi, the Company paid $18,000 of loan fees which was included in interest expense.

Line of Credit – Crestmark Bank

On September 21, 2016, the Company entered into a $5,000,000 line of credit agreement with Crestmark Bank. Advances against this agreement accrued interest at 2.25% in excess of prime rate, with a minimum rate of 5.75% per annum. The outstanding balance under this agreement was secured by all assets of the Company and its subsidiaries and was due and payable upon demand.

As of December 31, 2016, outstanding principal and accrued interest were $720,291 and $0, respectively. $61,000 of loan fees related to the agreement with Crestmark Bank was included in interest expense.

On January 12, 2017, the Company received a default notice from Crestmark Bank due to the Notice of Default received from Skyview Capital and not meeting the tangible net worth covenant requirement. On February 2, 2017, the Company satisfied in full all obligations due to Crestmark and received a general release from all indebtedness.

F-19

Accounts Receivable Financing – Sallyport Commercial Finance

On August 15, 2017, Boxlight Inc, and Genesis entered into a 12-month term account sale and purchase agreement with Sallyport Commercial Finance, LLC (“Sallyport”). Pursuant to the agreement, Sallyport agreed to purchase 85% of the eligible accounts receivable of the Company with right of recourse back to the Company if the receivables are not collectible. This agreement requires a minimum monthly draw of $1,250,000 with a maximum facility limit of $6,000,000. Advances against this agreement accrue interest at 4% in excess of highest prime rate publicly announced from time to time with a floor of 4.25%. In addition, the Company is required to pay a $950 audit fee per day. The Company granted Sallyport a security interest to all of Boxlight Inc. and Genesis’s assets.

As of December 31, 2017, outstanding principal and accrued interest were $502,449 and $0, respectively. For the year ended December 31, 2017, the Company incurred interest expense and loan fees of $220,607.

Short-Term Debt - Related Parties:

Line of Credit - Vert Capital

On September 30, 2014, the Company entered into a line of credit agreement with Vert Capital. Pursuant to the agreement as amended, the Company obtained a line of credit from Vert Capital up to a maximum of $900,000 to complete its IPO process. The funds originally accrued interest at 10% per annum. Pursuant to an amendment to the purchase agreement with EDI entered in September 2016, the funds began to accrue interest at 5.75% per annum. The advance was due on the effective date of the Company’s IPO. In connection with this agreement, the Company granted Vert Capital a security interest to all of its assets and properties, subordinated to Sallyport’s accounts receivable financing. The outstanding principle and accrued interest payable to Vert Capital of $775,259 was paid in full on December 1, 2017 out of the proceeds of the initial public offering. As of December 31, 2016, outstanding principal and accrued interest under this agreement were $822,550 and $115,319 respectively.

Line of Credit - Logical Choice Corporation-Delaware

On May 21, 2014, the Company entered into a line of credit agreement with Logical Choice Corporation-Delaware (“LCC-Delaware”), former sole member of Genesis. The line of credit allowed the Company to borrow up to $500,000 for working capital and business expansion. The funds when borrowed accrued interest at 10% per annum. Interest accrued on any advanced funds was due monthly and the outstanding principal and any accrued interest were due in full on May 21, 2015. In May 2016, the maturity date was extended to May 21, 2018. The assets of Genesis have been pledged as a security interest against any advances on the line of credit. As of December 31, 2017, outstanding principal and accrued interest under this agreement was $54,000 and $15,916, respectively. As of December 31, 2016, outstanding principal and accrued interest under this agreement was $54,000 and $10,516, respectively.

On September 30, 2014, the Company entered into a line of credit agreement with LCC-Delaware. Pursuant to the agreement, the Company obtained an additional line of credit from LCC-Delaware up to a maximum of $500,000 for a term of 3 years. The advances from this agreement accrue interest at 10% per annum and was due on demand. In connection with this agreement, the Company granted LCC-Delaware a second lien and security interest to all of its assets and properties, subordinated to the line of credit from Vert Capital. Pursuant to an amendment to the purchase agreement with EDI entered in September 2016, LCC - Delaware forgave the entire payable balance of $185,129 and interest of $37,241 owed by the Company. The forgiveness of the debt total of $222,370 was recorded as additional paid in capital.

Convertible Notes Payable - Third Parties:

Convertible Note Payable – Mark Elliott

On January 16, 2015, the Company issued a note to Mark Elliott, the Company’s Chief Executive Officer, in the amount of $50,000. The note is due on December 31, 2018 as amended and bears interest at an annual rate of 10%, compounded monthly. The noted is currently in default and bears a 15% default rate. The note is convertible to the Company’s common stock at the lesser of (i) $6.28 per share, (ii) a discount of 20%  to the stock price if the Company’s common stock is publicly traded, or (iii) if applicable, such other amount negotiated by the Company. The note holder may convert all, but not less than all, of the outstanding principal and interest due under this note upon the conversion date. As of December 31, 2017, outstanding principal and accrued interest under this agreement were $50,000 and $14,808, respectively. As of December 31, 2016, outstanding principal and accrued interest under this agreement were $50,000 and $9,809, respectively.

Convertible Note Payable – James Lofgren

On August 19, 2015, the Company issued a convertible promissory note to James Lofgren, spouse of Sheri Lofgren, the Company’s Chief Financial Officer, in the amount of $45,000. The note was due on April 30, 2016 and bears interest at an annual rate of 13%, compounded monthly. Mr. Lofgren may convert all, but not less than all, of the outstanding principal and interest due under this note into the Company’s Class A common stock, at the lesser of (i) $6.28 per share or (ii) a discount of 20% to the trading price if the Company’s common stock is then publicly traded. The outstanding balance under this note was fully repaid on March 31, 2016.

F-20

Long-Term Debt - Related Parties:

Marlborough Note Payable

On April 1, 2016, the Company issued a $2,000,000 unsecured convertible promissory note to Marlborough Trust for the acquisition of Mimio. The Marlborough Note is convertible by the holder into the Company’s Class A common stock at a per share conversion price equal to 55% of the initial offering price. The Marlborough note bears a one-time simple interest charge of 8% and was due on March 31, 2019.

On June 27, 2017, the Marlborough Trust entered into a note conversion agreement with Boxlight Parent under which the Marlborough Trust agreed, upon the effective date of the Company’s post-effective amendment to the Company’s registration statement on Form S-1, to convert 100% of the $2,000,000 Marlborough Note and $79,853 of accrued interest into shares of our Class A common stock at a conversion price of $6.30 per share, a total of 330,135 shares upon conversion. The effective date was August 29, 2017 at which time the outstanding note and accrued interest were converted into 330,135 shares.

As of December 31, 2016, outstanding principal and long-term accrued interest for the Marlborough Note were $2,000,000 and $40,183, respectively.

EDI Note Payable

On September 28, 2016, the Company entered into an amendment with EDI for the acquisition of Boxlight Group. The Company agreed to issue a $2,000,000 non-negotiable convertible promissory note (the “EDI Note”) to settle the unpaid balance of the accounts payable owed by Boxlight Group to EDI. The note bears a one-time simple interest charge of 4% and all principal and accrued interest was due on March 31, 2019.

On May 11, 2017, the Company issued a $2,000,000 unsecured convertible promissory note to EDI replacing the 4% non-negotiable convertible promissory note of $2,000,000 issued at September 28, 2016. The new EDI Note was convertible into the Company’s Class A common stock at a per share conversion price equal to 55% of the initial offering price. The new note bears a one-time simple interest charge of 4% and was due on March 31, 2019.

On June 27, 2017, EDI entered into a note conversion agreement with the Company under which EDI agreed, upon the effective date of the Company’s post-effective amendment to the Company’s registration statement on Form S-1, to convert 100% of the $2,000,000 convertible promissory note and $60,274 of accrued interest into shares of our Class A common stock at a conversion price of $6.30 per share, a total of 327,027 shares upon conversion. The effective date was August 29, 2017, at which time the outstanding note and accrued interest were converted into 327,027 shares.

F-21

As of December 31, 2016, outstanding principal and long-term accrued interest for EDI Note were $2,000,000 and $20,602, respectively.

NOTE 11 – DEFERRED REVENUE

On July 18, 2016, upon the acquisition of Boxlight Group, the Company assumed a $761,622 future performance obligation for separately priced extended warranties sold by Boxlight Group based on preliminary measurement of the assets acquired and liabilities assumed.

Deferred revenue consisted of the following as of December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016

Balance, beginning of year	$767,726	$-
Assumed from Boxlight Group	-	761,622
Additions	1,070,528	259,744
Amortization	(535,537)	(253,640)
Balance, ending of year	1,302,717	767,726

Deferred revenue – short-term	1,127,423	495,603
Deferred revenue – long-term	$175,294	$272,123

NOTE 12 – INCOME TAXES

The Company operates in the United States and Mexico. Income taxes have been provided based upon the tax laws and rates of the countries in which operations are conducted and income is earned. The Company idled its office in Mexico in 2016. For the years ended December 31, 2017 and 2016, the Company has incurred net losses and, therefore, has no tax liability. The cumulative net operating loss carry-forward on tax basis was approximately $7.6 and $4.7 million at December 31, 2017 and 2016, respectively. The value of these carryforwards depends on the Company’s ability to generate taxable income. A change in ownership, as defined by federal income tax regulations, could significantly limit the Company’s ability to utilize our net operating loss carryforwards. Additionally, because federal tax laws limit the time during which the net operating loss carryforwards may be applied against future taxes, if the Company fails to generate taxable income prior to the expiration dates the Company may not be able to fully utilize the net operating loss carryforwards to reduce future income taxes. The Company has cumulative losses and there is no assurance of future taxable income, therefore, valuation allowances have been recorded to fully offset the deferred tax asset at December 31, 2017 and 2016.

The Company is subject to United States federal income taxes. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows (rounded to nearest $000):

	2017	2016
Income tax benefit computed at the statutory rate	$2,289,000	$722,000
Stock compensation	(1,521,000)	(163,000)
Change in fair value of derivative liabilities	301,000	-
Non-deductible expenses	(21,000)	(25,000)
Depreciation and amortization expenses	(9,000)	(4,000)
Bad debt expense	(31,000)	(146,000)
Others	12,000	144,000
Effect of U.S. tax law change	(1,107,000)	-
Change in valuation allowance	87,000	(528,000)

Provision for income taxes	$-	$-

On December 22, 2017, new federal tax reform legislation was enacted in the United States (the “2017 Tax Act”), resulting in significant changes from previous tax law. The 2017 Tax Act reduces the federal corporate income tax rate to 21% from 35% effective January 1, 2018. The rate change, along with certain immaterial changes in tax basis resulting from the 2017 Tax Act, resulted in a reduction of the Company’s deferred tax assets of approximately $1.1 million and a corresponding reduction in the valuation allowance.

Significant components of the Company’s deferred tax assets after applying enacted corporate income tax rates are as follows (rounded to nearest $000):

	December 31, 2017	December 31, 2016
Depreciation and amortization expenses	$8,000	$4,000
Bad debt expense	106,000	146,000
Others	-	12,000
Net loss carrying forward	1,589,000	1,628,000
Valuation allowance	(1,703,000)	(1,790,000)

Net deferred income tax assets	$-	$-

The tax years from 2014 to 2017 remain open to examination by the major taxing jurisdictions to which the Company is subject.

NOTE 13 – EQUITY

Preferred Shares

The Company’s articles of incorporation provide that the Company is authorized to issue 50,000,000 preferred shares consisting of: 1) 250,000 shares of voting Series A preferred stock, with a par value of $0.0001 per share; 2) 1,200,000 shares of voting Series B preferred stock, with a par value of $0.0001 per share; 3) 270,000 shares of voting Series C preferred stock, with a par value of $0.0001 per share; and 4) 48,280,000 shares to be designated by the Company’s Board of Directors.

As of December 31, 2016, the Company had issued 1,000,000 shares of Series B Preferred Stock for the acquisition of Genesis and 270,000 shares of Series C Preferred Stock for the acquisition of Boxlight Group. Upon the completion of IPO in November 2017, all of the shares of Series B and C Preferred stock related to the acquisitions of Genesis and Boxlight Group were converted to Class A common stock.

Upon completion of the Company’s initial public offering, an aggregate of 250,000 shares of the Company’s non-voting convertible Series A preferred stock were issued to Vert Capital for the acquisition of Genesis. All of the Series A Preferred Stock shall be automatically converted into Class A common stock not later than November 30, 2018.

Common Shares

In January 2015, the Company amended its articles of incorporation to state that the Company’s common shares consist of: 1) 150,000,000 shares of Class A voting common stock and 2) 50,000,000 shares of Class B non-voting common stock. Class A and Class B common stock have the same rights except that Class A common stock is entitled to one vote per share while Class B common stock has no voting rights. Upon any public or private sale or disposition by any holder of Class B common stock, such shares of Class B common stock shall automatically convert into shares of Class A common stock. As of December 31, 2017 and 2016, the Company had 9,558,997 and 4,621,687 shares of Class A common stock issued and outstanding, respectively. No class B shares were outstanding at December 31, 2017 and 2016.

F-22

Issuances in 2017:

Issuance of common stock in connection with IPO

In November 2017, the Company completed its initial public offering and issued 958,983 and 41,017 shares of Class A common stock at $7.00 per share for net proceeds of $5,678,609 and conversion of accounts payable to a third party of $287,119, respectively.

In November 2017, the Company issued 370,040 shares of Class A common stock for the conversion of 1,000,000 shares of Series B preferred stock in relation to the Genesis acquisition.

In November 2017, the Company issued 2,055,873 shares of Class A common stock for the conversion of 270,000 shares of Series C preferred stock in relation to the Boxlight Group acquisition.

Issuance of common stock for directors compensation

In March 2015, and as amended on February 26, 2016, the Company entered into agreements with two new Board members. In consideration of their agreement to serve on the Company’s Board, the Company agreed to sell a number of common shares equal to 0.5% and 1.25%, respectively, of the Company’s fully-diluted common shares to these members on IPO. Upon completion of the IPO, the two members were issued 186,000 shares in total at a purchase price of $0.0001 per share. The Company recognized stock compensation expense of $1,302,000 on the grant date. Additionally, one of the directors receives a fee payable in cash of $50,000 per annum, which commenced on February 26, 2016.

Settlement of trademark liability

On April 16, 2009, Boxlight Inc. entered into a trademark license agreement with Herbert H. Myers whereby Boxlight Inc. agreed to pay Mr. Myers 15% of the quarterly net income of Boxlight Inc. This payment shall continue until $1,250,000 is paid, upon which, the license fee shall drop to 10%. Upon reaching the aggregate sum of $2,500,000 or 10 years of licensing, whichever comes first, the trademark will be sold to Boxlight Inc. for $1. Through the period ended December 31, 2014, Boxlight Inc. paid $32,580 related to this agreement.

In October 2014, Boxlight Inc. entered into an amendment to the trademark license agreement with Mr. Myers, whereby Mr. Myers agreed to sell the trademark for $250,000. Payment would be made through the issuance of shares of Boxlight Corporation by dividing $250,000 by the initial price per share of shares of Boxlight Corporation’s common stock sold in the initial public offering of Boxlight Corporation. In 2014, the Company issued 39,841 shares to Mr. Myers as security deposit. The Company completed its IPO in November 2017 at $7.00 per share. Total shares issued to Mr. Myers had a value of $278,887 on the IPO date. Mr. Myers confirmed the trademark liability was settled but would not return the additional 4,127 shares issued to him. The Company therefore recorded a loss from settlement of $28,887.

Issuance of common stock in connection with Loeb & Loeb agreement

On December 16, 2015, and as amended in April and November 2017, the Company agreed to pay Loeb & Loeb (“Loeb”) for legal services rendered in connection with the Company’s IPO for $900,000. Pursuant to the amendment agreement, upon closing the IPO, the Company made a cash payment to Loeb of $400,000 and issued 138,692 restricted shares of Class A common stock. Commencing with the first month after the closing of the IPO, the Company shall make six monthly cash payments to Loeb each in the amount of $47,500 no later than the fifth day of each month for a total amount of $285,000. Upon receipt of the total payment of $285,000, Loeb will return 82,059 shares to the Company. No later than 12 months after the closing of IPO, the Company shall pay the remaining balance of $215,000. Upon receipt of the final payment of $215,000, Loeb will return 33,517 shares to the Company. Loeb will continue to beneficially own 23,116 shares of our Class A common stock. At December 31, 2017, the Company had paid $400,000 and had a remaining payable of $500,000.

Issuances of common stock for settlement of accounts payable and debt

In June 2017, EDI agreed to convert $1,500,000 of accounts payable into 238,095 shares of Class A common stock at a conversion price of $6.30 per share. No gain or loss was recorded on the conversion.

In August 2017, EDI and Marlborough converted long-term convertible notes payable and accrued interest of $4,140,127 in total into 657,162 shares of Class A common stock at a conversion price of $6.30 per share. See Note 10. No gain or loss was recorded on the conversion.

Exercise of stock options

In 2017, the Company issued 291,402 shares of Class A common stock upon exercise of employee’s options for net cash proceeds of $29.

Issuances in 2016:

Issuances of common stock to K-Laser for cash

On September 28, 2016, pursuant to an amended agreement with EDI, K Laser, the principal stockholder of EDI, purchased 178,572 shares of Class A common stock at $5.60 per share for cash of $1,000,003. The Company agreed to use $650,000 of the proceeds to retire a separate obligation owed by Boxlight Inc. to EDI.

Issuances of common stock for cash

In September 2016, the Company issued 18,014 shares of Class A common stock at $1.055 per share for cash of $19,000. As of December 31, 2016, the Company had received cash of $18,900 and had subscriptions receivable of $100.

In November 2016, the Company issued 33,865 shares of Class A common stock at $5.906 per share for cash of $200,004.

Issuances of common stock for settlement of accounts payable and debt

In October and September 2016, the Company issued an aggregate of 94,735 shares at $1.055 per share to settle accounts payable of $99,910 (including $77,268 of accrued commission payable to Mark Elliott, the Company’s CEO).

In October 2016, the Company issued 3,556 shares of Class A common stock to a third party at $5.906 per share to settle accounts payable of $21,000.

In October 2016, the Company issued 109,915 shares of Class A common stock at $1.055 per share to settle $100,000 of the outstanding principal short-term debt and $15,919 of accrued interest.

F-23

Distribution to Vert Capital

During the first quarter of 2016, Mimio was under the control of Vert Capital. It distributed cash of $814,625 to Vert Capital for payments of the Skyview Note prior to the acquisition by the Company.

Stock Splits

In December 2016, the Company completed a stock split of 0.948207171 for 1 of its Class A common stock increasing its outstanding Class A common stock to 4,621,687 shares. All share numbers or per share information presented give effect to the stock splits.

NOTE 14 – SHARE-BASED COMPENSATION

On September 19, 2014, the Board approved the Company’s 2014 Stock Option Plan. The total number of underlying shares of the Company’s Class A common stock available for grant to directors, officers, key employees, and consultants of the Company or a subsidiary of the Company under the plan is 2,390,438 shares. Grants made under this plan must be approved by the Company’s Board of Directors. As of December 31, 2017, the Company had 1,577,864 shares reserved for issuance under the plan. In 2018, the Board of Director approved to increase shares available for grant by 300,000 shares to 2,690,438 shares. The increase is not finalized and subject to shareholders’ approvals.

Stock Options

Under our stock option program, an employee receives an award that provides the opportunity in the future to purchase the Company’s shares at the market price of our stock on the date the award is granted (strike price). The options become exercisable over a range of immediate to 4 year vesting period and expire 5 years from the grant date, unless stated differently in the option agreements, if they are not exercised. Stock options have no financial statement effect on the date they are granted but rather are reflected over time through recording compensation expense and increasing shareholder’s equity. We record compensation expense based on the estimated fair value of the awards that vest and that amount is amortized as compensation expense on a straight- line basis over the vesting period. Accordingly, total expense related to the award is reduced by the fair value of options that are forfeited by employees that leave the Company prior to vesting.

Following is a summary of the option activities during the years ended December 31, 2017 and 2016:

	Number of Units	Weighted Average Exercise Price		Weighted Average Remaining Contractual Term (in years)
Outstanding, December 31, 2015	729,434	$0.12
Granted	120,971	$0.13
Outstanding, December 31, 2016	850,405	$0.08	*	7.58
Granted	374,542	$6.39
Exercised	(291,402)	$0.0001
Cancelled	(120,971)	$0.12
Outstanding, December 31, 2017	812,574	$3.01		5.64
Exercisable, December 31, 2017	396,596	$0.57		6.42

* Adjusted due to the change of exercise price of options issued to its Chief Financial Officer effective November 1, 2016.

The Company estimates the fair value of each stock option award on the date of grant using a Black- Scholes option pricing model. Outstanding stock option awards may be dilutive to earnings per share when they are in the money (i.e the market price of the Company’s stock is greater than the strike price of the option). When an option is dilutive, it increases the number of shares used in the diluted earnings per share calculation which will decrease earnings per share. However, the effect stock options have on the number of shares added to the diluted earnings in not one-for-one. The average amount of unrecognized compensation expense (the portion of the fair value of these option awards not yet amortized) and the market price of the Company’s stock during the reporting period affect how many of these potential shares are included in the calculation. The calculation assumes that proceeds received from the exercise and the unrecognized compensation expense are used to buy back shares, which reduces the dilutive impact. As of December 31, 2017, the options had an intrinsic value of $2,097,415.

F-24

Issuances in 2017:

On April 4, 2017, the Company granted options to purchase 18,000 shares of Series A common stock at $5.60 per share to its then controller, currently Chief Financial Officer, for services. These options vest in 4 years and commenced in the quarter ended June 30, 2017 and expire 5 years from the date of grant. The options had a fair value of approximately $7,000 on the grant date that was calculated using the Black-Scholes option-pricing model.

In November 2017, the Company granted options to purchase 29,200 options at $0.0001 per share to its former Chief Financial Officer for services. These options vested immediately and expire 5 years from the date of grant. The options had a fair value of approximately $204,000 on the grant date that was calculated using the Black-Scholes option-pricing model.

In November 2017, the Company granted options to purchase 37,829 options at $7.00 per share to its former Chief Operating Officer for services. These options vest in 3 years and expire 5 years from the date of grant. The options had a fair value of approximately $126,000 on the grant date that was calculated using the Black-Scholes option-pricing model.

In November 2017 and pursuant to Boxlight Group’s acquisition agreement with EDI, the Company granted options to purchase 185,018 options at $7.00 per share to its Boxlight Group’s employees. These options vest in 4 years and expire 5 years from the date of grant. The options had fair value of approximately $634,000 on grant date that was calculated using the Black-Scholes option-pricing model.

In November 2017, the Company granted options to purchase 4,495 options at $7.00 per share to one of its employees for services. These options vest in 4 years and expire 5 years from the date of grant. The options had a fair value of approximately $15,000 on the grant date that was calculated using the Black-Scholes option-pricing model.

In November 2017, the Company granted options to purchase 100,000 options at $7.00 per share to two directors for services. These options vest in 1 year and expire 5 years from the date of grant. The options had a fair value of approximately $319,000 on the grant date that was calculated using the Black-Scholes option-pricing model.

Variables used in the Black-Scholes option-pricing model for options granted during the year ended December 31, 2017 include: (1) discount rate of 1.47% – 1.90% (2) expected life of 2.5 – 3.75 years, (3) expected volatility of 65% – 69%, and (4) zero expected dividends.

Issuances in 2016:

On May 13, 2016, the Company granted options to purchase 120,971 shares of Class A common stock at $0.12 per share to an employee for services. These options vest in four years and commenced in the quarter ended June 30, 2016 and expire 5 years from the date of grant. The options have a fair value of $109,000 that was calculated using the Black-Scholes option-pricing model. These options were canceled in 2017 pursuant to the termination of employment agreement.

On November 1, 2016, the Company entered into an amended employment agreement with its prior Chief Financial Officer, which amended the exercise price of the 291,402 options granted from $0.13 to $0.0001 per share. The options vesting term was changed to (i) 50% of the remaining unvested options shall vest immediately following the agreement, (ii) all remaining unvested options shall vest on March 31, 2017. Pursuant to the amendment of employment agreement, the fair value of options granted was changed to approximately $484,000 using the Black-Scholes option-pricing model. In 2017, the officer exercised the options and the Company issued 291,402 shares to the officer and received $29 cash.

Variables used in the Black-Scholes option-pricing model for options granted during the year ended December 31, 2016 include: (1) discount rate of 0.97 - 0.99% (2) expected life of 3.75 to 3.96 years, (3) expected volatility range of 66 to 69%, and (4) zero expected dividends.

Warrants

Following is a summary of the warrants activities during the years ended December 31, 2017 and 2016:

	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding, December 31, 2015	-
Granted	-
Outstanding, December 31, 2016	-
Granted	1,070,717	$7.57	2.12
Outstanding, December 31, 2017	1,070,717	$7.57	2.12
Exercisable, December 31, 2017	1,020,717	$7.56	2.00

On November 7, 2014, the Company agreed to issue to Vert Capital and a consultant five year warrants with terms contingent upon the completion of the IPO for advisory and consulting services to purchase 796,813 and 23,904, shares of our Class A common stock respectively. The warrants had an exercise price equal to 110% of the initial per share offering price. The Company completed its IPO in November 2017, establishing the exercise price and the grant date, and determined that these warrants had a fair value of $2,087,840 and $62,718, respectively, using a binomial option-pricing model.

Effective as of October 12, 2016 and November 28, 2017, and as a result of Adam Levin and Michael Pope no longer being employed at Vert Capital, Boxlight Parent cancelled the Vert Capital warrants and reissued 597,610 and 199,203 warrants under the same terms to Dynamic Capital LLC (“Dynamic”) and Canaan Parish LLC (“Canaan”), entities associated with Adam Levin and to Michael Pope, respectively, upon the completion of the IPO. These warrants expire on December 31, 2019. Among other provisions, such warrants contain “cashless” exercise rights, certain warrant coverage provisions and net cash settlement rights. Specifically, the holders of the warrants were entitled to receive additional warrants to purchase up to 20% of the number of shares of Class A common stock in total (or securities convertible or exercisable for Class A common stock) that are issued by Boxlight Parent in connection with a qualified equity financing or acquisition event as defined in the warrants. The warrants prohibit the holder from selling any of the shares issuable upon exercise of such warrants for a period of not less than nine months from the date of issuance. These warrants had a fair value of $2,087,840 on measurement date using the binomial option-pricing model and were immediately exercisable upon the closing of IPO.

In November 2017, the Company committed to grant additional 150,000 and 50,000 warrants to Dynamic and Canaan, respectively. These warrants had a fair value of $567,996 on measurement date using the binomial option-pricing model and were immediately exercisable upon issuance.

In November 2017, the Company granted warrants to its placement agents for the IPO to purchase an aggregate of 50,000 shares of common stock with an exercise price at $7.70 price per share of the Company’s IPO. These warrants expire on August 29, 2022. These warrants had a fair value of $192,591 on grant date using the Black-Scholes Option-Pricing Model and will be exercisable on August 29, 2018.

Variables used in the binomial and Black-Scholes option-pricing model for warrants granted during the year ended December 31, 2017 include: (1) discount rate of 1.75% – 2.14% (2) expected life of 2.09 – 4.75 years, (3) expected volatility of 69% – 71%, and (4) zero expected dividends. As of December 31, 2017, the warrants had an intrinsic value of $0.

The warrants granted to Dynamic, Canaan and Lackamoola contain net cash settlement provisions and do not have fixed settlement provisions because their exercise prices may be lowered if the Company issues securities at lower prices in the future. The Company concluded that the instruments are accounted for as derivative liabilities because of the net cash and non-fixed settlement provisions. See Note 19.

Stock compensation expense

For the years ended December 31, 2017 and 2016, the Company recorded the following stock compensation expense:

	2017	2016
Stock options	$323,875	$464,321
Warrants	2,718,554	-
Class A common stock grants	1,302,000	-

Total stock compensation expense	$4,344,429	$464,321

As of December 31, 2017, there was $1,025,157 of unrecognized compensation expense related to unvested options, which will be amortized over the remaining vesting period. Of that total, approximately $499,000 is estimated to be recorded as compensation expense in 2018.

NOTE 15 – OTHER RELATED PARTY TRANSACTIONS

Management Agreement – VC2 Advisors, LLC

On July 15, 2015, the Company entered into a management agreement with VC2 Advisors LLC, a Delaware limited liability company, in which Michael Pope, our President and Director, was a manager. VC2 Advisors is owned by Sugar House Trust and AEL Irrevocable Trust, trusts established for the benefit of the families of Michael Pope and Adam Levin. Pursuant to the agreement, VC2 shall perform consulting services for the Company relating to, among other things, sourcing and analyzing strategic acquisitions and introductions to various financing sources. VC2 shall receive an annual management fee payable in cash equal to 1.5% of total consolidated revenues at the end of each fiscal year ended December 31, 2016, 2017 and 2018, payable in monthly installments, commencing as of the date of the Company’s IPO. The annual fee is subject to a cap of $1,000,000 in each of 2016, 2017 and 2018. At its option, VC2 may also defer payment until the end of each year, payable as an option to purchase shares of Class A common stock of the Company, at a price per share equal to 100% of the closing price of the Company’s Class A common stock as traded on Nasdaq or any other national securities exchange as of December 31 of such year in question. Effective October 12, 2016, as a result of Adam Levin and Michael Pope no longer being employed at VC2, the consulting agreement with VC2 was terminated. Subsequently, the Company entered into new consulting agreements on identical terms with other entities which now employ Michael Pope and Adam Levin. As of December 31, 2017, the Company had a payable of $35,632 pursuant to these agreements.

In 2018, as a result of Adam Levin and Michael Pope no longer working at VC2 Advisors, the Company canceled the VC2 Advisors agreement and entered into a new management agreement, with substantially the same terms, with Canaan Parish, LLC, an entity affiliated with Michael Pope.

F-25

Sales and Purchases - EDI

EDI, an affiliate of the Company’s major shareholder K-Laser, is a major supplier of products to the Company. For the years ended December 31, 2017 and 2016, the Company had purchases of approximately $5.3 and $2.8 million, respectively, from Everest Display Inc. For the years ended December 31, 2017 and 2016, the Company had sales of approximately $66,000 and $160,000, respectively, to Everest Display Inc. As of December 31, 2017 and 2016, the Company had accounts payable of approximately of $4,325,000 and $3,618,000, respectively, to Everest Display Inc.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Litigation

In July 2015, a supplier filed a lawsuit against the Company for outstanding payables owed by the Company of approximately $72,000. In February 2016, the supplier and the Company agreed to settle the indebted balance for $43,000 provided that the Company pays on or before March 16, 2016. The Company failed to make the payment and the judgement amount was therefore increased to approximately $70,000 and with interest and court costs of approximately $2,300. The Company is currently negotiating new terms with the supplier. On January 29, 2018, the Company entered into a Compromise Settlement and Release agreement with the supplier, where the Company agreed to settle the indebted balance for $39,000. On January 30, 2018 the Company paid the settlement in full and is currently waiting for a release from the Court.

On April 2017, a Garnishment Action was filed by Asahi Net, Inc. (“Asahi”) against Vert. Asahi is seeking to garnish funds in the amount of $2,180,881. The Company is listed as a garnishee in the Action because Vert had loaned money to the Company. The Company has already paid Vert in full satisfaction of the loan. The Garnishment Action is currently in the discovery phase where the Company disputes Asahi’s allegations. The outcome is unknown but likely to be favorable to the Company. On March 1, 2018, the Company was served a claim under the Georgia Uniform Voidable Transactions Act by Asahi, which is seeking to void transactions between the Company and Vert. The Company disputes these allegations. The outcome is unknown, but likely to be favorable to the Company.

On June 1, 2017, the Company was served with a lawsuit from Skyview seeking judgment on the $1,460,508 outstanding balance due under the currently defaulted Skyview Note, plus accrued interest thereon, and also seeking to foreclose on the assets of Mimio that is now owned and operated by our Boxlight, Inc. The Company paid off the $1,460,508 outstanding balance in November 2017. Skyview filed a request for additional attorney fees in the amount of $67,826. On March 14, 2018, the Company satisfied the claim and is currently waiting for the release in full from the Court.

Operating Lease Commitments

The Company leases two office spaces under non-cancelable lease agreements. The leases provide that the Company pays only a monthly rental and is not responsible for taxes, insurance or maintenance expenses related to the property. Future minimum lease payments of the Company’s operating leases with a term over one year subsequent to December 31, 2017 are as follows:

Year ending December 31,	Amount
2018	$265,050
2019	60,600
2020	-
Net Minimum Lease Payments	$325,650

The Company also has another office lease on a month-to-month basis. For the twelve months ended December 31, 2017 and 2016, aggregate rent expense was approximately $274,950 and $286,999, respectively.

F-26

NOTE 17 – CUSTOMER AND SUPPLIER CONCENTRATION

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

The Company’s revenues were concentrated among few customers for the years ended December 31, 2017 and 2016:

Customer	Total revenues from the customer to total revenues for the year ended December 31, 2017	Accounts receivable from the customer as of December 31, 2017 (rounded to 000)	Total revenues from the customer to total revenues for the year ended December 31, 2016	Accounts receivable from the customer as of December 31, 2016 (rounded to 000)
1	12%	$372,000	13%	$11,917
2	11%	$634,000	1%	$162,300

The loss of the significant customer or the failure to attract new customers could have a material adverse effect on our business, results of operations and financial condition.

The Company’s purchases were concentrated among few vendors for the years ended December 31, 2017 and 2016:

Vendor	Total purchases from the vendor to total purchases for the year ended December 31, 2017	Accounts payable (prepayment) to the vendor as of December 31, 2017 (rounded to 000)	Total purchases from the vendor to total purchases for the year ended December 31, 2016	Accounts payable (prepayment) to the vendor as of December 31, 2016 (rounded to 000)
1	37%	$(61,000)	2%	$(229,000)
2*	34%	$4,325,000	32%	$3,618,000

* EDI, a related party. See note 15.

The Company believes there are numerous other suppliers that could be substituted should the supplier become unavailable or non-competitive.

NOTE 18 – SUBSEQUENT EVENTS

On January 2, 2018, the Company granted 100,000 stock options each to its President, Chief Executive Officer and former Chief Financial Officer with an exercise price of $5.01 per share vesting monthly over one year. The expiration date is five years from the grant date.

On January 2, 2018, the Company granted 200,000 stock options each to Hank Nance, Chief Operating Officer, with an exercise price of $5.01 per share vesting monthly over one year. The expiration date is five years from the grant date.

On January 8, 2018, K Laser purchased 60,000 shares of common stock at $7.00 per share.

On February 14, 2018, the Company granted 367,500 employee stock options with an exercise price of $5.40 per share vesting quarterly over four years. The expiration date is five years from the grant date.

On March 19, 2018, the Company granted 35,000 stock options to Takesha Brown, Chief Financial Officer, with an exercise price of $4.00 per share vesting monthly over one year in accordance with the terms of her employment agreement. The expiration date is five years from the grant date.

On March 20, 2018, Sheri Lofgren, the former Chief Financial Officer, exercised 29,200 stock options at par value and issued payment of $3.

NOTE 19 – RESTATEMENT

Summary of restatement

Subsequent to the issuance of the Company’s consolidated financial statements for the year ended December 31, 2017 on April 2, 2018, the Company identified that (1) warrants which contain certain net cash settlement and down-round provisions were incorrectly accounted for as equity instruments instead of derivative liabilities; (2) it did not record additional warrants to be issued to Dynamic and Canaan pursuant to an qualified equity event as defined in the warrants agreements; and (3) an overstatement of stock compensation expense. The Company recorded derivative liabilities of $1,857,252 and decreased additional paid-in capital by $2,614,795 at December 31, 2017. The Company also adjusted stock compensation expense and change in fair value of derivative liabilities for the year ended December 31, 2017 by $103,759 and $861,302, respectively.

F-27

Following is a summary of the restatement changes made to the consolidated financial statements previously issued as of and for the year ended December 31, 2017:

	Originally Reported	Adjustments	As Restated
	2017	2017	2017
Consolidated balance sheet:
Derivative liabilities	$-	$1,857,252	$1,857,252
Additional paid-in capital	$23,740,751	$(2,614,795)	$21,125,956
Accumulated deficit	$(12,785,931)	$(757,543)	$(12,028,388)

Consolidated Statement of Operations and Comprehensive Loss:
General and administrative	$13,086,120	$103,759	$13,189,879
Change in fair value of derivative liabilities	$-	$861,302	$861,302
Net loss	$(7,297,109)	$(757,543)	$(6,539,566)
Total comprehensive loss	$(7,332,039)	$(757,543)	$(6,574,496)

Consolidated Statement of Changes in Stockholder’s Equity:
Stock compensation	$2,938,670	$(2,614,795)	$323,875
Net loss	$(7,297,109)	$(757,543)	$(6,539,566)

Consolidated Statements of Cash Flows:
Net loss	$(7,297,109)	$(757,543)	$(6,539,566)
Stock compensation	$4,240,670	$103,759	$4,344,429
Change in fair value of derivative liabilities	$-	$861,302	$861,302

Derivative liabilities

ASC Topic No. 815 - Derivatives and Hedging provides guidance on determining what types of instruments or embedded features in an instrument issued by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in the pronouncement on accounting for derivatives. These requirements can affect the accounting for warrants issued by the Company. At December 31, 2017, the Company had warrants that contain a net cash settlement provision and do not have fixed settlement provisions because their exercise prices may be lowered if the Company issues securities at lower prices in the future. The Company concluded that the instruments are accounted for as derivative liabilities. In determining the fair value of the derivative liabilities, the Company used the binomial option pricing model at December 31, 2017:

December 31, 2017
Common stock issuable upon exercise of warrants	1,020,717
Market value of common stock on measurement date	$5.79
Exercise price	$7.70 to $7.00
Risk free interest rate(1)	1.89%
Expected life in years	2 years
Expected volatility (2)	70.69%
Expected dividend yields (3)	0%

(1) The risk-free interest rate was determined by management using the applicable Treasury Bill as of the measurement date.

(2) The historical trading volatility was determined by calculating the volatility of the Company’s peers common stock.

(3) The Company does not expect to pay a dividend in the foreseeable future.

The following table shows the change in the Company’s derivative liabilities that were accounted for at fair value on a recurring basis for the year ended December 31, 2017:

Amount
Balance, December 31, 2016	$-
Initial valuation of derivative liabilities of warrants	2,718,554
Change in fair value of derivative liabilities	(861,302)

Balance, December 31, 2017	1,857,252

F-28

BOXLIGHT CORPORATION

F-29

PART I. Financial Information

Item 1. Financial Statements

Boxlight Corporation

Consolidated Condensed Balance Sheets

As of September 30, 2018, and December 31, 2017

	September 30, 2018 (Unaudited)	December 31, 2017 (As Restated)
ASSETS
Current asset:
Cash and cash equivalents	$1,586,413	$2,010,325
Accounts receivable – trade, net of allowances	6,625,980	3,089,932
Inventories, net of reserve	3,905,498	4,626,569
Deferred charges	3,449,710	-
Prepaid expenses and other current assets	1,602,017	388,006
Total current assets	17,169,618	10,114,832

Property and equipment, net of accumulated depreciation	286,131	29,752
Intangible assets, net of accumulated amortization	6,795,851	6,126,558
Goodwill	4,483,069	4,181,991
Other assets	481	292
Total assets	$28,735,150	$20,453,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$2,989,146	$2,502,962
Accounts payable and accrued expenses – related parties	5,482,802	4,391,713
Warranty reserve	978,918	491,956
Short-term debt	2,938,389	752,449
Short-term debt– related party	327,333	54,000
Current portion of earn-out payable - related party	136,667	-
Convertible notes payable – related party	50,000	50,000
Deferred revenues – short-term	5,749,610	1,127,423
Derivative liabilities	1,088,423	1,857,252
Total current liabilities	19,741,288	11,227,755

Long-term debt - related party	382,667	-
Earn-out payable - related party	273,333	-
Deferred revenues – long-term	163,353	175,294

Total liabilities	20,560,641	11,403,049

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 250,000 shares issued and outstanding	25	25
Common stock, $0.0001 par value, 200,000,000 shares authorized; 10,170,120 and 9,558,997 Class A shares issued and outstanding, respectively	1,017	956
Additional paid-in capital	26,850,520	21,125,956
Subscriptions receivable	(225)	(325)
Accumulated deficit	(18,605,459)	(12,028,388)
Other comprehensive loss	(71,369)	(47,848)
Total stockholders’ equity	8,174,509	9,050,376

Total liabilities and stockholders’ equity	$28,735,150	$20,453,425

See accompanying notes to the financial statements.

F-30

Boxlight Corporation

Consolidated Condensed Statements of Operations and Comprehensive Loss

For the Three and Nine months Ended September 30, 2018 and 2017

(Unaudited)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017

Revenues, net	$10,195,968	$10,228,389	$25,856,310	$20,407,258
Cost of revenues	7,763,617	7,327,701	20,217,670	14,595,780
Gross profit	2,432,351	2,900,688	5,638,640	5,811,478

Operating expense:
General and administrative	4,262,707	2,295,101	11,183,305	7,049,288
Research and development	98,952	60,403	368,555	357,955
Total operating expense	4,361,659	2,355,504	11,551,860	7,407,243

Income (loss) from operations	(1,929,308)	545,184	(5,913,220)	(1,595,765)

Other income (expense):
Interest expense, net	(188,457)	(186,883)	(542,656)	(462,581)
Other income (expense), net	38,796	111,993	42,067	153,157
Changes in fair value of derivative liabilities	821,528	-	(334,990)	-
Gain from settlements of liabilities	36,080	-	165,378	-
Total other income (expense)	707,947	(74,890)	(670,201)	(309,424)

Net income (loss)	$(1,221,361)	$470,294	$(6,583,421)	$(1,905,189)

Comprehensive gain (loss):
Net income (loss)	$(1,221,361)	$470,294	$(6,583,421)	$(1,905,189)
Other comprehensive loss:
Foreign currency translation loss	(18,875)	(18,012)	(44,561)	(34,538)
Total comprehensive loss	$(1,240,236)	$452,282	$(6,627,982)	$(1,939,727)

Net income (loss) per common share – basic	$(0.12)	$0.09	$(0.66)	$(0.39)
Net income (loss) per common share – diluted	$(0.12)	$0.08	$(0.66)	$(0.39)
Weighted average number of common shares outstanding – basic	10,095,889	5,379,762	9,946,737	4,910,245
Weighted average number of common shares outstanding – diluted	10,095,889	5,810,755	9,946,737	4,910,245

See accompanying notes to the financial statements

F-31

Boxlight Corporation

Consolidated Condensed Statements of Cash Flows

For the Nine months Ended September 30, 2018 and 2017

(Unaudited)

	Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017

Cash flows from operating activities:
Net loss		$(6,583,421)	$(1,905,189)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of debt discount		66,236	-
Bad debt expense		53,220	24,194
Gain on settlement of accounts payable		(61,818)	-
Gain on settlement of derivative liabilities		(103,560)	-
Change in allowance for sales returns and volume rebates		295,774	283,145
Change in inventory reserve		(24,171)	(15,083)
Change in fair value of derivative liability		334,990	-
Stock compensation expense		1,567,176	50,046
Other share- based payments		24,000	-
Depreciation and amortization		630,391	559,267
Write-off of equipment		-	7,225
Changes in operating assets and liabilities:
Accounts receivable – trade		(3,058,242)	(2,531,830)
Inventories		1,199,321	1,808,094
Prepaid expenses and other current assets		(1,263,490)	(991,595)
Other assets		(210)	23,291
Deferred charges		(3,449,710)	-
Accounts payable and accrued expenses		402,856	(209,840)
Accounts payable and accrued expenses - related parties		1,091,090	2,169,107
Warranty reserve		477,201	180,266
Deferred revenues		4,615,486	(125,478)
Other short-term liabilities		-	(1,689)
Accrued interest on long-term debt – related parties		-	79,342
Net cash (used in) provided by operating activities		$(3,786,881)	$(596,727)

Cash flows from investing activities:
Cash receipts from acquisitions		1,310,334	-
Cash paid for acquisitions		(410,138)	-

Net cash provided by investing activities		$900,196	$-

Cash flows from financing activities:
Proceeds from subscription receivable		100	-
Proceeds from short-term debt		17,497,820	4,301,268
Proceeds from convertible note payable		-	1,000,000
Principal payments on short-term debt		(15,450,487)	(4,157,849)
Principal payments on short-term debt-related party		-	(195,000)
Proceeds from issuance of common stock		420,000	-
Proceeds from issuance of common stock upon exercise of options		3	29

Net cash provided by financing activities		$2,467,436	$948,448

Effect of foreign currency exchange rates		(4,663)	(25,042)

Net decrease in cash and cash equivalents		$(423,912)	$326,679

Cash and cash equivalents, beginning of the period		2,010,325	456,502

Cash and cash equivalents, end of the period		$1,586,413	$783,181

Supplemental cash flow disclosures:
Cash paid for interest		$517,136	$300,916
Cash paid for income taxes		$-	$-
Non-cash investment and financing transactions:
Shares issued as consideration for the acquisition of Cohuborate		$1,435,176	$-
Shares issued, note payable and earn-out liability as consideration for the acquisition of Qwizdom		$1,894,570	$-
Shares issued as consideration for the acquisition of EOS		$354,000
Additional contribution from settlement of related-party derivative liability		$1,149,580	$-
Issuance of Class A common shares to settle accounts payable		$64,691
Issuance of Class A common shares to settle accounts payable – related parties	$		$1,500,000
Issuance of Class A common shares to settle long-term convertible notes payable– related parties			$4,140,127

See accompanying notes to the financial statements.

F-32

Boxlight Corporation

Notes to Consolidated Condensed Financial Statements

(Unaudited)

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Boxlight Corporation (the “Company” or “Boxlight Parent”) was incorporated in the State of Nevada on September 18, 2014 with its headquarters in Atlanta, Georgia for the purpose of becoming a technology company that sells interactive educational products. In 2016, the Company acquired Boxlight, Inc., Boxlight Latinoamerica, S.A. DE C.V. (“BLA”) and Boxlight Latinoamerica Servicios, S.A. DE C.V. (“BLS”) (together, “Boxlight Group”), Mimio LLC (“Mimio”) and Genesis Collaboration, LLC (“Genesis”). In 2018, the Company acquired Cohuborate Ltd. (“Cohuba”), Qwizdom Inc. and its subsidiary Qwizdom UK Limited (“Qwizdom Companies”) and EOSEDU, LLC (“EOS”). The Company currently designs, produces and distributes interactive technology solutions to the education market.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Boxlight Corporation, Boxlight Group, Mimio, Genesis, Cohuba, Qwizdom Companies and EOS. Transactions and balances among Boxlight Corporation, Boxlight Group, Mimio, Genesis, Cohuba, Qwizdom Companies and EOS have been eliminated.

The accompanying unaudited consolidated condensed financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim unaudited consolidated financial information and interim financial reporting guidelines and rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by GAAP for complete consolidated financial statements. The unaudited consolidated condensed financial statements reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year. These unaudited consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2017 and notes thereto contained in the Company’s Annual Report on Form 10-K/A. Certain information and note disclosures normally included in the financial statements have been condensed.

ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are stated at contractual amounts, net of an allowance for doubtful accounts. The allowance for doubtful accounts represents management’s estimate of the amounts that ultimately will not be realized in cash. The Company reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical payment trends, the age of receivables and knowledge of the individual customers. When the analysis indicates, management increases or decreases the allowance accordingly. However, if the financial condition of our customers were to deteriorate, additional allowances might be required.

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INVENTORIES

Inventories are stated at the lower of cost or net realizable value and includes spare parts and finished goods. Inventories are primarily determined using the specific identification method and the first-in, first-out (“FIFO”) cost method. Cost includes direct cost from the contract manufacturer (“CM”) or original equipment manufacturer (“OEM”), plus material overhead related to the purchase, inbound freight and import duty costs.

The Company continuously reviews its inventory levels to identify slow-moving merchandise and markdowns necessary to clear slow-moving merchandise, which reduces the cost of inventories to its estimated net realizable value. Consideration is given to a number of quantitative and qualitative factors, including current pricing levels and the anticipated need for subsequent markdowns, aging of inventories, historical sales trends, and the impact of market trends and economic conditions. Estimates of markdown requirements may differ from actual results due to changes in quantity, quality and the mix of products in inventory, as well as changes in consumer preferences, market and economic conditions.

Intangible assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. No material impairments of intangible assets have been identified during any of the periods presented. Goodwill is tested for impairment on an annual basis, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach. Goodwill is not amortized and is not deductible for tax purposes.

DERIVATIVES

The Company classifies Common Stock purchase warrants and other free standing derivative financial instruments as equity if the contracts (i) require physical settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (iii) contain reset provisions as either an asset or a liability. The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

The Company determined that certain warrants to purchase common stock do not satisfy the criteria for classification as equity instruments due to the existence of certain net cash and non-fixed settlement provisions that are not within the sole control of the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments primarily include cash, accounts receivable, derivative liabilities, accounts payable and debt. Due to the short-term nature of cash, accounts receivables, and accounts payable, the carrying amounts of these assets and liabilities approximate their fair value. Debt approximates fair value due to either the short term nature or recent execution of the debt agreement.

Derivatives are recorded at fair value at each period end.

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

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Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial liabilities that were accounted for at fair value on a recurring basis as of September 30, 2018:

	Markets for Identical Assets	Other Observable Inputs	Significant Unobservable Inputs	Carrying Value as of September 30,
Description	(Level 1)	(Level 2)	(Level 3)	2018
Derivative liabilities - warrant instruments	$-	$-	$1,088,423	$1,088,423
Earn-out payable	-	-	410,000	410,000

			$1,498,423	$1,498,423

REVENUE RECOGNITION

Revenue is comprised of product sales and service revenue, net of sales returns, co-operative advertising credits, early payment discounts, and special incentive payments (“SPIFF”) paid to the value-added resellers (“VARs”). The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

Revenue from product sales is derived from the sale of projectors, interactive panels and related accessories. Evidence of an arrangement consists of an order from its distributors, resellers or end users. The Company considers delivery to have occurred once title and risk of loss has been transferred.

Service revenue is comprised of product installation services and training services. These service revenues are normally entered into at the time products are sold. Service prices are established depending on product equipment sold and include a cost value for the estimated services to be performed based on historical experience. The Company outsources installation and training services to third parties and recognizes revenue upon completion of the services.

The Company evaluates the criteria outlined in Accounting Standards Codification (“ASC’) Subtopic 605-45, “Principal Agent Considerations,” in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as revenue. Generally, when the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, or has several but not all of these indicators, revenue is recorded at the gross amount. If the Company is not primarily obligated and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, the Company generally records the net amounts as revenue earned.

The Company generally does not allow product returns other than under warranty. However, the Company, on a case by case basis, will grant exceptions, mostly “buyer’s remorse” where the VAR’s end user customer either did not understand what they were ordering, or determined that the product did not meet their needs. An allowance for sales returns is estimated based on an analysis of historical trends.

F-35

While the Company uses resellers and distributors to sell its products, the Company’s sale agreements do not contain any special pricing incentives, right of return or other post shipment obligations.

The Company has a warranty policy to provide 12 to 36 months warranty coverage on projectors, displays, accessories, batteries and computers except when sold through a “Premier Education Partner” or sold to schools where the Company provides a 60-month warranty. The Company establishes a liability for estimated product warranty costs at the time the related product revenue is recognized, if the liability is expected to be material. The warranty obligation is affected by historical product failure rates and the related use of materials, labor costs and freight incurred in correcting any product failure. Should actual product failure rates, use of materials, or other costs differ from the Company’s estimates, additional warranty liabilities could be required, which would reduce its gross profit.

The Company offers sales incentives where the Company offers discounted products delivered by the Company to its resellers and distributors that are redeemable only if the resellers and distributors complete specified cumulative levels of revenue agreed to and written into their reseller and distributor agreements through an executed addendum. The resellers and distributors have to submit a request for the discounted products and cannot redeem additional discounts within 180 days from the date of the discount given on like products. The value of the award products as compared to the value of the transactions necessary to earn the award is generally insignificant in relation to the value of the transactions necessary to earn the award. The Company estimates and records the cost of the products related to the incentive against revenues based on analyses of historical data.

SHARE-BASED COMPENSATION

The Company estimates the fair value of each share-based compensation award at the grant date by using the Black-Scholes option pricing model. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. Share-based compensation expense is recognized based on awards ultimately expected to vest. Excess tax benefits, if any, are recognized as an addition to paid-in capital.

SUBSEQUENT EVENTS

The Company has evaluated all transactions through the financial statement issuance date for subsequent event disclosure consideration.

NEW ACCOUNTING STANDARDS

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU” No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which is intended to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Since the Company is an Emerging Growth Company, the ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual reporting periods beginning after December 15, 2018. Earlier application is permitted. The Company adopted the ASU in 1Q17 noting no significant impact on its financial statements.

In May 2014, the FASB issued ASU2014-09, “Revenue from Contracts with Customers (Topic 606).” The new guidance provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new guidance requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue that is recorded. Since the Company is an Emerging Growth Company, the ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual reporting periods beginning after December 15, 2019. Earlier application is permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently assessing the provisions of the guidance and has not determined the impact of the adoption of this guidance on its financial statements.

F-36

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). The new guidance requires organizations that lease assets to recognize assets and liabilities on the balance sheet related to the rights and obligations created by those leases, regardless of whether they are classified as finance or operating leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease primarily will depend on its classification as a finance or operating lease. The guidance also requires new disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. Since the Company is an Emerging Growth Company, the ASU is effective for annual reporting periods beginning after December 15, 2019, and interim periods within annual reporting periods beginning after December 15, 2020. Earlier application is permitted. The new standard is to be applied using a modified retrospective approach. The Company is currently evaluating the impact of the new pronouncement on its financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” The new guidance modifies the disclosure requirements for fair value measurement, most notably eliminating the need to disclose the amount and reasons for transfers between Level 1 and Level 2, the policy for timing of transfers between levels, and the valuation processes for Level 3 measurements. Certain disclosure modifications and requirements have also been added to Topic 820, such as enhanced disclosures regarding uncertainty, providing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 measurements, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of the new pronouncement on its financial statements.

There were various other accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our financial position, operations or cash flows.

NOTE 2 – GOING CONCERN

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. As of September 30, 2018, the Company had an accumulated deficit of $18,605,459 and a working capital deficit of $2,571,670. During the nine months ended September 30, 2018, the Company incurred a net loss of $6,583,421 and net cash used in operations was $3,786,881. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the issuance date of these financial statements. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company is seeking to obtain funds for operations from its public or private sales of equity or debt securities or from bank or other loans.

NOTE 3 – ACQUISITIONS

The acquisitions were each accounted for as business combinations which requires, among other things, that assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date on the balance sheet. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. The initial goodwill is subject to adjustment because the Company has not yet completed its evaluation and determination of the fair value of certain assets acquired and liabilities assumed. The Company has engaged a third-party valuation specialist to assist in the valuations and is in the process of completing its assessment of the fair value of assets acquired and liabilities assumed. The Company recorded provisional amounts based on initial measurements of the assets acquired and liabilities assumed. The provisional amounts and goodwill are subject to change, which could be significant. The Company will finalize the amounts recognized no later than one year from the acquisition date.

On May 9, 2018, the Company acquired 100% of the share capital of Cobuba based in Lancashire, England. Cohuba produces, sells and distributes interactive display panels designed to provide new learning and working experiences through high-quality technologies and solutions through in-room and room-to-room multi-devices multi-user collaboration. Although a development stage company with minimal revenues to date, we believe that Cohuba will enhance our software capability and product offerings. We purchased the Cohuba shares for 257,200 shares of the Company’s Class A common stock and 100 British pound sterling (US$138).

Assets acquired:
Cash	$1,038,368
Accounts receivable	12,114
Inventory	315,438
Other current assets	22,928
Property and equipment	4,321
Intangible assets	190,430
Total assets acquired	1,583,599
Total liabilities assumed	(148,285)

Net assets acquired	$1,435,314

Consideration paid:
Issuance of 257,200 shares of Class A common stock	$1,435,176
Cash	138

Total	$1,435,314

F-37

On June 22, 2018, the Company acquired 100% of the share capital of the Qwizdom Companies. The Qwizdom Companies develop software and hardware solutions that are quick to implement and designed to increase participation, provide immediate data feedback, and, most importantly, accelerate and improve comprehension and learning. We purchased the Qwizdom Companies’ shares for (1) $410,000 in cash, (2) issuance of an 8% promissory note of $656,000 (3) issuance of 142,857 shares of the Company’s Class A common stock, and (4) an annual earn-out payment at maximum of $410,000 based on 16.4% of future consolidated revenues as defined in the agreement from 2018 to 2020.

Assets acquired:
Cash	$239,698
Accounts receivable	662,636
Inventory	132,411
Other current assets	20,857
Property and equipment	299,525
Intangible assets	904,666
Goodwill	222,667
Total assets acquired	2,482,460
Total liabilities assumed	(177,890)

Net assets acquired	$2,304,570

Consideration paid:
Cash	$410,000
Promissory note	656,000
Issuance of 142,857 shares of Class A common stock	828,570
Earn out payable	410,000

Total	$2,304,570

On August 31, 2018, the Company acquired 100% of the share capital of EOS based in Arizona. EOS is in the business of providing technology consulting, training, and professional development services to create sustainable programs that integrate technology with curriculum in K-12 schools and districts. The Company purchased the EOS shares for 100,000 shares of the Company’s Class A common stock.

Assets acquired:
Cash	$32,269
Accounts receivable	89,871
Other current assets	4,543
Intangible assets	156,823
Goodwill	78,411
Total assets acquired	361,917
Total liabilities assumed	(7,917)

Net assets acquired	$354,000

Consideration paid:
Issuance of 100,000 shares of Class A common stock	$354,000

Total	$354,000

Unaudited Pro Forma Results Of Operations

The following table presents the unaudited consolidated condensed pro forma results of operations that reflect the acquisitions of Cohuba, Qwizdom Companies and EOS as if the acquisitions had occurred as of the first day of the period presented, adjusted for items that are directly attributable to the acquisitions. This information has been compiled from historical financial statements and is not necessarily indicative of the results that actual would have been achieved had the transaction already occurred or that may be achieved in the future.

For the nine months ended September 30, 2018

Revenues	$27,386,898
Cost of revenues	(20,564,256)
Operating expenses	(12,764,435)
Other income (expenses)	(670,053)
Net loss	$(6,611,846)

Net loss per common share	$(0.65)
Weighted average outstanding common shares – basic and diluted	10,142,046

The pro forma combined results of operations were adjusted to include Cohuba’s, Qwizdom Companies’ and EOS’ operating results for the period from January 1, 2018 to the day that the Companies were acquired by the Company. In addition, the pro forma results of operations were adjusted for the following expenses:

For the nine months ended September 30, 2018

Record amortization expense of intangible assets acquired	$75,000

F-38

NOTE 4 – ACCOUNTS RECEIVABLE - TRADE

Accounts receivable consisted of the following at September 30, 2018 and December 31, 2017:

	2018	2017

Accounts receivable - trade	$7,731,766	$3,846,724
Allowance for doubtful accounts	(254,094)	(200,874)
Allowance for sales returns and volume rebates	(851,692)	(555,918)

Accounts receivable - trade, net of allowances	$6,625,980	$3,089,932

NOTE 5 – INVENTORIES

Inventories consisted of the following at September 30, 2018 and December 31, 2017:

	2018	2017

Finished goods	$3,831,692	$4,611,973
Spare parts	270,539	187,158
Reserve for inventory obsolescence	(196,733)	(172,562)

Inventories, net	$3,905,498	$4,626,569

During the nine months ended September 30, 2018 and 2017, the Company wrote off obsolete inventories of $0 and $48,692, respectively.

NOTE 6 – DEFERRED CHARGES

The Company entered an arrangement with a distributor which specifies shipment to an intermediate site before final delivery to the end user. The distributor prepays the majority of the sales price and assumes title to the products upon shipment to the intermediate site. The balance of the sales price is payable upon final delivery to the end user. The Company deferred both the revenue and related product costs until final delivery. Deferred revenue and deferred charges related to the arrangement were $4,599,613 and $3,449,710, respectively, as of September 30, 2018.

NOTE 7 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following at September 30, 2018 and December 31, 2017:

	2018	2017

Prepayments to vendors	$1,418,215	$295,448
Employee receivables	-	6,203
Prepaid and refundable income taxes	9,725	33,435
Prepaid local taxes	-	1,015
Prepaid insurance	32,462	-
Prepaid licenses and other	141,615	51,905

Prepaid expenses and other current assets	$1,602,017	$388,006

F-39

NOTE 8 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at September 30, 2018 and December 31, 2017:

	Useful lives	2018	2017

Building	50 years	$205,944	$-
Building improvements	15 years	9,997	-
Leasehold improvements	9-10 years	82,060	3,355
Office equipment	2-7 years	31,018	21,341
Other equipment	5 years	42,485	42,485

Property and equipment, at cost		371,504	67,181
Accumulated depreciation		(85,373)	(37,429)

Property and equipment, net of accumulated depreciation		$286,131	$29,752

For the nine months ended September 30, 2018 and 2017, the Company recorded depreciation expense of $47,944 and $25,538 respectively.

NOTE 9 – INTANGIBLE ASSETS AND GOODWILL

Intangible assets and goodwill consisted of the following at September 30, 2018 and December 31, 2017:

	Useful lives	2018	2017

Patents	10 years	$401,396	$67,395
Customer relationships	10 years	4,074,955	3,567,396
Trademarks	10 years	3,951,157	3,554,932
Domain	15 years	13,955	-

Intangible assets, at cost		$8,441,463	$7,189,723
Accumulated amortization		(1,645,612)	(1,063,165)

Intangible assets, net of accumulated amortization		$6,795,851	$6,126,558

Goodwill from acquisition of EOS	N/A	$78,411	$-
Goodwill from acquisition of Qwizdom	N/A	222,667	-
Goodwill from acquisition of Mimio	N/A	44,931	44,931
Goodwill from acquisition of Boxlight	N/A	4,137,060	4,137,060
		$4,483,069	$4,181,991

For the nine months ended September 30, 2018 and 2017, the Company recorded amortization expense of $582,447 and $533,729 respectively.

F-40

NOTE 10 – DEBT

The following is a summary of our debt at September 30, 2018 and December 31, 2017:

	2018	2017
Short-term debt – third parties
Note payable – AHA	$-	$250,000
Note payable - Radium 2 Capital	1,000,000	-
Note payable - Whitebirk Finance Limited	128,607	-
Accounts receivable financing – Sallyport Commercial	1,309,782	502,449
Note payable-Harbor Gates Capital	500,000	-
Total short-term debt –third parties	2,938,389	752,449

Short-term debt – related parties
Note payable – Logical Choice Corporation - Delaware	54,000	54,000
Current portion of long-term debt - Qwizdom shareholders	273,333	-
	327,333	54,000
Convertible debt – related party
Convertible note payable – Mark Elliott	50,000	50,000

Long-Term debt- related parties
Note payable- Qwizdom shareholders	382,667	-

Total debt	$3,698,389	$856,449

Short-Term Debt - Third Parties:

AHA Note

On June 3, 2016, prior to the Company’s acquisition of Boxlight Group, Boxlight Group issued a promissory note to AHA Inc. Co Ltd. (“AHA”), a Korean corporation, in the amount of $1,895,413 to settle unpaid accounts payable of $1,866,418 for purchases of inventory. Interest shall be payable in the amount of 6.5% per annum. The principal was due and payable in eight equal monthly principal payments in the amount of $236,926 beginning on June 30, 2016. Interest was to be paid in consecutive monthly installments for eight months.

On November 29, 2017, the outstanding principal and interest were reduced to $500,000 related to a settlement agreement reached with AHA, resulting in a gain on settlement of $304,913. Pursuant to the settlement agreement, the Company was required to pay $250,000 on or before December 2017 and the remaining principal is due in six equal monthly payments of $41,667 commencing January 2018. On June 8, 2018, the Company satisfied in full the obligation due to AHA and received a notice of dismissal.

Accounts Receivable Financing – Sallyport Commercial Finance

On August 15, 2017, Boxlight Inc. and Genesis entered into a 12-month term account sale and purchase agreement with Sallyport Commercial Finance, LLC (“Sallyport”). Pursuant to the agreement, Sallyport agreed to purchase 85% of the eligible accounts receivable of the Company with a right of recourse back to the Company if the receivables are not collectible. This agreement requires a minimum monthly sales volume of $1,250,000 with a maximum facility limit of $6,000,000. Advances against this agreement accrue interest at 4% in excess of the highest prime rate publicly announced from time to time with a floor of 4.25%. In addition, the Company is required to pay a $950 audit fee per day. The Company granted Sallyport a security interest in all of Boxlight Inc. and Genesis’ assets.

As of September 30, 2018, outstanding principal and accrued interest were $1,309,782 and $0, respectively. For the nine months ended September 30, 2018, the Company incurred interest expense of $436,346.

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Harbor Gates Capital

On May 16, 2018, the Company entered into an unsecured promissory note agreement for $500,000 with Harbor Gates Capital. The note bears an interest rate of 7% and matures on February 16, 2019. In addition, the Company issued 5,715 shares of its Class A common stock valued at $56,236 to the lender in lieu of payment of origination fees which was recorded as original issue discount and fully amortized because of the short-term. If the Company fails to pay the note on the maturity date, the note may be converted into its Class A common stock at a price of $4.00 per share at the option of the holder. As of September 30, 2018, outstanding principal and accrued interest were $500,000 and $13,137, respectively.

Radium Capital

On September 20, 2018, the Company entered into an agreement for the purchase and sale of future receipts with Radium Capital. Pursuant to the agreement, Radium provided proceeds of $1,000,000 to the Company based on expected future revenue. The cost of the proceeds was 26% of the loan amount plus a $10,000 origination fee. The origination fee was recorded as original issue discount and fully amortized due to the short-term nature of the agreement. The Company is required to make weekly payments of $26,636 commencing October 3, 2018 to repay the debt. As of September 30, 2018, outstanding principal and accrued interest were $1,000,000 and $4,274, respectively.

Whitebirk Finance Limited

On September 20, 2018, the Company entered into an unsecured promissory note agreement for £98,701 with Whitebirk Finance Limited. The note bears an interest rate of 5% and matures on August 31, 2019. This note was entered to settle outstanding accounts payable between Cohuba and Whitebirk related to inventory purchases. As of September 30, 2018, outstanding principal and accrued interest were $128,607 and $176, respectively.

Short-Term Debt - Related Parties:

Line of Credit - Logical Choice Corporation-Delaware

On May 21, 2014, the Company entered into a line of credit agreement with Logical Choice Corporation-Delaware (“LCC-Delaware”), former sole member of Genesis. The line of credit allowed the Company to borrow up to $500,000 for working capital and business expansion. The funds when borrowed accrued interest at 10% per annum. Interest accrued on any advanced funds was due monthly and the outstanding principal and any accrued interest were due in full on May 21, 2015. In May 2016, the maturity date was extended to May 21, 2018. This loan is currently in default. The assets of Genesis have been pledged, but subordinated to Sallyport financing, as a security interest against any advances on the line of credit. As of September 30, 2018, outstanding principal and accrued interest under this agreement was $54,000 and $19,955, respectively. As of December 31, 2017, outstanding principal and accrued interest under this agreement was $54,000 and $15,916, respectively.

Convertible Notes Payable - Third Parties:

Convertible Note Payable – Mark Elliott

On January 16, 2015, the Company issued a note to Mark Elliott, the Company’s Chief Executive Officer, in the amount of $50,000. The note as amended is due on December 31, 2018 and bears interest at an annual rate of 10%, compounded monthly. The note is convertible into the Company’s common stock at the lesser of (i) $6.28 per share, (ii) a discount of 20% to the stock price if the Company’s common stock is publicly traded, or (iii) if applicable, such other amount negotiated by the Company. The note holder may convert all, but not less than all, of the outstanding principal and interest due under this note. On July 3, 2018, Mark Elliott, the Company’s Chief Executive Officer amended the note to eliminate the conversion provision of the note. As of September 30, 2018, outstanding principal and accrued interest under this note were $50,000 and $18,548, respectively. As of December 31, 2017, outstanding principal and accrued interest under this note were $50,000 and $14,808, respectively.

Long-Term Debt - Related Parties:

Long Term Note Payable- Qwizdom Shareholders

On June 22, 2018, the Company issued a note to Darin and Silvia Beamish, previous 100% shareholders of Qwizdom, in the amount of $656,000 bearing an 8% interest rate. The note was issued as a part of the purchase price pursuant to the Stock Purchase agreement. The principal and accrued interest of the $656,000 note is due and payable in 12 equal quarterly payments. The first quarterly payment was due on the last business day of September 2018 and subsequent quarterly payments are to be made on the last business day of the 6th, 9th and 12th calendar month and quarterly thereafter until the “Maturity Date”. The Maturity Date is defined as the earlier of (i) our completing a public offering of Class A common stock or private placement of its debt or equity securities (each a “Financing”) that results in our receipt of gross proceeds from such Financing of $10,000,000 or more, or (ii) that date which shall be the last business day of July 2021. As of September 30, 2018, outstanding principal and accrued interest under this note were $656,000 and $14,378, respectively. Principal in the amount of $273,333 is due within a year from September 30, 2018.

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NOTE 11 – DERIVATIVE LIABILITIES

At September 30, 2018 and December 31, 2017, the Company had warrants that contain net cash settlement provisions or do not have fixed settlement provisions because their conversion and exercise prices may be lowered if the Company issues securities at lower prices in the future. The Company concluded that the warrants should be accounted for as derivative liabilities. In determining the fair value of the derivative liabilities, the Company used the black-scholes option pricing model at September 30, 2018:

September 30, 2018
Common stock issuable upon exercise of warrants	1,129,121
Market value of common stock on measurement date	$2.92
Exercise price	$3.10
Risk free interest rate (1)	2.59 – 2.88%
Expected life in years	1.3 – 3.3 years
Expected volatility (2)	67 – 68%
Expected dividend yields (3)	0%

(1)	The risk-free interest rate was determined by management using the applicable Treasury Bill as of the measurement date.
(2)	The expected volatility rate was determined by calculating the volatility of the Company’s peers’ common stock.
(3)	The Company does not expect to pay a dividend in the foreseeable future.

The following table shows the change in the Company’s derivative liabilities rollforward for the nine months ended September 30, 2018:

Amount
Balance, December 31, 2017	$1,857,252
Initial valuation of derivative liabilities upon issuance of warrants	149,321
Cancellation of warrants	(1,253,140)
Change in fair value of derivative liabilities	334,990

Balance, September 30, 2018	$1,088,423

The change in fair value of derivative liabilities includes losses from exercise price modifications.

NOTE 12 – EQUITY

Preferred Shares

The Company’s articles of incorporation provide that the Company is authorized to issue 50,000,000 preferred shares consisting of: 1) 250,000 shares of non-voting Series A preferred stock, with a par value of $0.0001 per share; 2) 1,200,000 shares of voting Series B preferred stock, with a par value of $0.0001 per share; 3) 270,000 shares of voting Series C preferred stock, with a par value of $0.0001 per share; and 4) 48,280,000 shares to be designated by the Company’s Board of Directors.

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The Company issued 1,000,000 shares of Series B preferred stock for the acquisition of Genesis and 270,000 shares of Series C preferred stock for the acquisition of Boxlight Group. Upon the completion of the initial public offering (“IPO”) in November 2017, all shares of Series B and C preferred stock related to the acquisitions of Genesis and Boxlight Group were converted to Class A common stock.

Upon completion of the Company’s IPO, an aggregate of 250,000 shares of the Company’s non-voting convertible Series A preferred stock were issued to Vert Capital for the acquisition of Genesis. All of the Series A preferred stock shall be automatically converted into Class A common stock no later than November 30, 2018.

Common Stock

The Company’s common stock consists of: 1) 150,000,000 shares of Class A voting common stock and 2) 50,000,000 shares of Class B non-voting common stock. Class A and Class B common stock have the same rights except that Class A common stock is entitled to one vote per share while Class B common stock has no voting rights. Upon any public or private sale or disposition by any holder of Class B common stock, such shares of Class B common stock shall automatically convert into shares of Class A common stock. As of September 30, 2018, and December 31, 2017, the Company had 10,170,120 and 9,558,997 shares of Class A common stock issued and outstanding, respectively. No Class B shares were outstanding at September 30, 2018 and December 31, 2017.

Issuance of common stock

On January 8, 2018, the Company issued 60,000 shares of common stock to K Laser valued at $7.00 per share for cash of $420,000.

On April 13, 2018, the Company issued 1,015 shares of common stock at $3.94 per share to a consultant in lieu of payment for services.

On May 9, 2018, the Company issued 257,200 shares of common stock to the shareholders of Cohuba valued at $5.58 per share related to the acquisition of 100% of Cohuborate, Ltd.

On May 15, 2018, the Company issued 416 shares of common stock at $9.62 per share to a consultant in lieu of payment for services.

On May 16, 2018, the Company issued 5,715 shares of common stock to a third-party lender valued at $9.84 per share in lieu of payment of origination fees.

On June 15, 2018, the Company issued 694 shares of common stock at $5.76 per share to a consultant in lieu of payment for services.

On June 22, 2018, the Company issued 142,857 shares of common stock to the shareholders of Qwizdom, Inc. valued at $5.80 per share related to the acquisition of 100% of Qwizdom.

On July 15, 2018, the Company issued 962 shares of Class A common stock at $4.16 per share to a consultant in lieu of payment for services.

On August 15, 2018, the Company issued 806 shares of Class A common stock at $4.96 per share to a consultant in lieu of payment for services.

On August 20, 2018, the Company issued 10,968 shares of Class A common stock at $3.71 per share to a vendor for the settlement of accounts payable.

On August 31, 2018, the Company issued 100,000 shares of common stock to the shareholders of EOSEDU, LLC valued at $3.54 per share related to the acquisition of 100% of EOS.

On September 14, 2018, the Company issued 1,290 shares of Class A common stock at $3.10 per share to a consultant in lieu of payment for services.

Exercise of stock options

On March 20, 2018, the former Chief Financial Officer exercised 29,200 stock options and paid a total of $3 for the collective exercise price.

NOTE 13 – SHARE-BASED COMPENSATION

On September 19, 2014, the Board approved the Company’s 2014 Stock Option Plan. The total number of underlying shares of the Company’s Class A common stock available for grant to directors, officers, key employees, and consultants of the Company or a subsidiary of the Company under the plan is 2,390,438 shares. Grants made under this plan must be approved by the Company’s Board of Directors. As of September 30, 2018, the Company had 931,026 shares reserved for issuance under the plan. In 2018, the Board of Directors approved an increase in the number of shares available for grant by 300,000 shares to 2,690,438 shares. On September 7, 2018, the increase was approved by the shareholders.

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Stock Options

Under our stock option program, an employee receives an award that provides the opportunity in the future to purchase the Company’s shares at the market price of our stock on the date the award is granted (strike price). The options become exercisable over a range of immediately vested to a four-year vesting period and expire 5 years from the grant date, unless stated differently in the option agreements, if they are not exercised. Stock options, excluding immediately vested, have no financial statement effect on the date they are granted but rather are reflected over time through recording compensation expense and increasing shareholder’s equity. We record compensation expense based on the estimated fair value of the awards that vest and that amount is amortized as compensation expense on a straight-line basis over the vesting period. Accordingly, total expense related to the award is reduced by the fair value of options that are forfeited by employees that leave the Company prior to vesting.

Following is a summary of the option activities during the nine months ended September 30, 2018:

	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding, December 31, 2017	812,574	$3.01	5.64
Granted	1,019,500	$5.08
Exercised	(29,200)	$0.0001
Cancelled	(72,662)	$4.69
Outstanding, September 30, 2018	1,730,212	$4.19	4.89
Exercisable, September 30, 2018	957,312	$3.43	4.85

The Company estimates the fair value of each stock option award on the date of grant using a Black-Scholes option pricing model. As of September 30, 2018, the options had an intrinsic value of approximately $1.2 million.

On January 2, 2018, the Company granted 100,000 stock options each, 300,000 options in total, to its President, Chief Executive Officer and former Chief Financial Officer with an exercise price of $5.01 per share vesting monthly over one year. The expiration date of these options is five years from the grant date. These options had an aggregate fair value of approximately $689,000 on the grant date.

On January 2, 2018, the Company granted 200,000 stock options to its Chief Operating Officer with an exercise price of $5.01 per share vesting monthly over one year. The expiration date of these options is five years from the grant date. These options had a fair value of approximately $459,000 on the grant date.

On February 14, 2018, the Company granted an aggregate of 367,500 stock options in total to its employees with an exercise price of $5.40 per share vesting quarterly over four years. The expiration date of these options is five years from the grant date. These options had an aggregated fair value of approximately $998,000 on the grant date.

On March 19, 2018, the Company granted 35,000 stock options to its Chief Financial Officer with an exercise price of $4.00 per share vesting monthly over one year. The expiration date of these options is five years from the grant date. These options had an aggregate fair value of approximately $65,000 on the grant date.

On March 29, 2018, the Company granted 25,000 stock options to one of its Board of Directors with an exercise price of $4.06 per share vesting quarterly over one year. The expiration date of these options is five years from the grant date. These options had an aggregated fair value of approximately $47,000 on the grant date.

F-45

On June 22, 2018, the Company granted 60,000 stock options to employees from the Qwizdom acquisition with an exercise price of $5.78 per share vesting annually over four years commencing June 22, 2019. The expiration date of these options is ten years from the grant date. These options have an aggregate fair value of approximately $214,000 on the grant date.

On September 17, 2018, the Company granted 32,000 stock options to employees from the EOS acquisition with an exercise price of $3.08 per share vesting annually over four years commencing September 17, 2019. The expiration date of these options is ten years from the grant date. These options have an aggregate fair value of approximately $63,000 on the grant date.

Variables used in the Black-Scholes option-pricing model for options granted during the nine months ended September 30, 2018 include: (1) discount rate of 2.01% – 2.89% (2) expected life, using simplified method, of 3 – 6 years, (3) expected volatility of 66% – 69%, and (4) zero expected dividends.

Warrants

Following is a summary of the warrant activities during the nine months ended September 30, 2018:

	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding, December 31, 2017	1,070,717	$7.57	2.12
Granted	402,657	$3.10
Cancelled	(289,253)	$3.94	1.50
Outstanding, September 30, 2018	1,184,121	$3.10	1.88
Exercisable, September 30, 2018	834,434	$3.10	1.25

On April 2, 2018, the Company issued a warrant to purchase 5,000 shares of Class A common stock at a strike price of $4.76 per share to a consultant. The warrant will vest on a quarterly basis over 4 years beginning September 30, 2018. The expiration date is 5 years from the issue date. These warrants have an aggregate fair value of approximately $12,000 on the grant date that was calculated using the Black-Scholes option-pricing model.

On May 31, 2018, the Company cancelled warrants to purchase 289,253 shares of Class A common stock at strike prices of $3.94 per share. The Company recorded additional contribution of $1,149,580 and gain from settlement of liabilities of $103,560 in connection with the cancellation.

On June 21, 2018, the Company issued warrants to purchase 270,000 and 25,000 shares of Class A common stock at a strike price of $6.00 per share to Canaan Parish and a consultant, respectively, for future advisory services. The warrants are exercisable by the holder only after October 1, 2018 and expire on December 31, 2021. These warrants have an aggregate fair value of approximately $930,000 on the grant date that was calculated using the Black-Scholes option-pricing model. These warrants contain non-fixed settlement provision that the exercise price can be lower when a qualified event occur as defined in the agreement. The Company concluded that the instruments are accounted for as derivative liabilities. See Note 11. During the nine months ended, the Company recorded approximately $149,000 compensation and derivative liabilities based on vesting term.

During the nine months ended September 30, 2018, 1,129,121 warrants’ exercise prices were reset to $3.10 per share, respectively, upon qualified event as defined in the agreement.

Variables used in the Black-Scholes option-pricing model for options granted during the nine months ended September 30, 2018 include: (1) discount rate of 2.59% – 2.88% (2) expected life of 1.26 – 4 years, (3) expected volatility of 66% – 68%, and (4) zero expected dividends.

Stock compensation expense

For the nine months ended September 30, 2018 and 2017, the Company recorded the following stock compensation in general and administrative expense:

	2018	2017
Stock options	$1,417,882	$50,046
Warrants	149,294	-
Total stock compensation expense	$1,567,176	$50,046

F-46

As of September 30, 2018, there was approximately $2 million of unrecognized compensation expense related to unvested options, which will be amortized over the remaining vesting period. Of that total, approximately $0.4 million is estimated to be recorded as compensation expense in the remaining three months of 2018.

NOTE 14 – OTHER RELATED PARTY TRANSACTIONS

Management Agreements

On November 30, 2017, the Company entered into a management agreement with Dynamic Capital, LLC, a Delaware limited liability company owned by the AEL Irrevocable Trust and managed by Adam Levin (“Dynamic Capital”). Pursuant to the agreement, Dynamic Capital shall perform consulting services for the Company relating to, among other things, sourcing and analyzing strategic acquisitions and introductions to various financing sources. Dynamic Capital shall receive a management fee payable in cash equal to 1.125% of total consolidated net revenues for the fiscal years ended December 31, 2017 and 2018, payable in monthly installments. The annual fee is subject to a cap of $750,000 in each of 2017 and 2018. At its option, Dynamic Capital may defer payment until the end of each year and receive payment in the form of shares of Class A common stock of the Company. As of September 30, 2018 and December 31, 2017, the Company had a payable of $365,120 and $35,632, respectively, pursuant to the agreement.

On January 31, 2018, the Company entered into a management agreement with an entity owned and controlled by our President and Director, Michael Pope. Effective as of the first day of the same month that Mr. Pope’s employment with the Company shall terminate, and for a term of 13 months, Mr. Pope shall provide consulting services to the Company including sourcing and analyzing strategic acquisitions, assisting with financing activities, and other services. As consideration for the services provided, the Company shall pay a management fee equal to 0.375% of the consolidated net revenues of the Company, payable in monthly installments, not to exceed $250,000 in any calendar year. At his option, Mr. Pope may defer payment until the end of each year and receive payment in the form of shares of Class A common stock of the Company.

Sales and Purchases - EDI

Everest Display Inc. (“EDI”), an affiliate of the Company’s major shareholder K-Laser, is a major supplier of products to the Company. For the nine months ended September 30, 2018 and 2017, the Company had purchases of $3,296,797 and $3,210,252, respectively, from EDI. For the nine months ended September 30, 2018 and 2017, the Company had sales of $18,546 and $30,527, respectively, to EDI. As of September 30, 2018, and December 31, 2017, the Company had accounts payable of approximately of $5,064,625 and $4,325,000, respectively, to EDI.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Litigation

In July 2015, a supplier filed a lawsuit against the Company for outstanding payables owed by the Company of approximately $72,000. In February 2016, the supplier and the Company agreed to settle the indebted balance for $43,000 provided that the Company pays on or before March 16, 2016. The Company failed to make the payment and the judgement amount was therefore increased to approximately $70,000 plus interest and court costs of approximately $2,300. The Company is currently negotiating new terms with the supplier. On January 29, 2018, the Company entered into a Compromise Settlement and Release Agreement with the supplier, where the Company agreed to settle the indebted balance for $39,000. On January 30, 2018, the Company paid the settlement in full and received a release from the Court. The Company recorded a gain from the settlement of approximately $26,000.

On April 2017, a Garnishment Action was filed by Asahi Net, Inc. (“Asahi”) against Vert. Asahi was seeking to garnish funds in the amount of $2,180,881. The Company was listed as a garnishee in the Action because Vert had loaned money to the Company. The Company had already paid Vert in full satisfaction of the loan. On March 1, 2018, the Company was served a claim under the Georgia Uniform Voidable Transactions Act by Asahi, which was seeking to void transactions between the Company and Vert. The Company disputed these allegations. On April 26, 2018, Asahi filed a Notice of Dismissal for both the Garnishment Action as well as the claim under the Georgia Uniform Voidable Transactions Act.

F-47

On June 1, 2017, the Company was served with a lawsuit from Skyview seeking judgment on the $1,460,508 outstanding balance due under the Skyview Note, which was in default at the time, plus accrued interest thereon, and also seeking to foreclose on the assets of Mimio that is now owned and operated by Boxlight, Inc. The Company paid off the $1,460,508 outstanding balance in November 2017. Skyview filed a request for additional attorney fees in the amount of $67,826. On March 14, 2018, the Company satisfied the claim and the acknowledgement of satisfaction of judgement was received on March 21, 2018 from the court.

Operating Lease Commitments

The Company leases three offices and a warehouse under non-cancelable lease agreements. The leases provide that the Company pays only a monthly rental and is not responsible for taxes, insurance or maintenance expenses related to the property. Future minimum lease payments of the Company’s operating leases with a term over one year subsequent to September 30, 2018 are as follows:

Year ending December 31,	Amount
2018	$78,490
2019	104,673
2020	27,832

Net Minimum Lease Payments	$210,995

For the nine months ended September 30, 2018 and 2017, aggregate rent expense was approximately $216,466 and $210,250, respectively.

NOTE 16 – CUSTOMER AND SUPPLIER CONCENTRATION

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

The Company’s revenues were concentrated among few customers for the nine months ended September 30, 2018:

Customer	Total revenues from the customer to total revenues for the nine months ended September 30, 2018	Deferred revenue from the customer as of September 30, 2018 (rounded to 000’s)
1	31%	$4,891,000

The loss of the significant customer or the failure to attract new customers could have a material adverse effect on our business, results of operations and financial condition.

F-48

The Company’s purchases were concentrated among a few vendors for the nine months ended September 30, 2018:

Vendor	Total purchases from the vendor to total purchases for the nine months ended September 30, 2018	Accounts payable (prepayment) to the vendor as of September 30, 2018 (rounded to 000’s)
1	33%	$(495,000)
2	31%	$(429,000)
3*	17%	$-

* EDI, a related party. See note 14.

The Company believes there are other suppliers that could be substituted should the supplier become unavailable or non-competitive.

NOTE 17 – SUBSEQUENT EVENTS

On October 15, 2018, the Company issued 1,961 shares of Class A common stock at $2.04 per share to a consultant in lieu of payment for services.

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[               ] Shares

Class A Common Stock

Sole Book-Running Manager

A.G.P.

Co-Managers

Maxim Group LLC	The Benchmark Company

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Item	Amount
SEC registration fee	$1,431.75
FINRA filing fees	2,225
Accountants’ fees and expenses	25,000
Legal fees and expenses	75,000
Transfer Agent’s fees and expenses	1,500
Printing and engraving expenses	3,500

Total Expenses	$107,225

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation, and accordingly, we are subject to the corporate laws under the Nevada Revised Statutes. Article 9 of our Amended and Restated Articles of Incorporation, Article 8 of our by-laws and the Nevada Revised Business Statutes, contain indemnification provisions.

Our Amended and Restated Articles of Incorporation provides that we will indemnify, in accordance with our by-laws and to the fullest extent permitted by the Nevada Revised Statutes or any other applicable laws, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the corporation, by reason of such person acting as a director or officer of the corporation or any of its subsidiaries against any liability or expense actually and reasonably incurred by such person. We will be required to indemnify an officer or director in connection with an action, suit or proceedings initiated by such person only if (i) such action, suit or proceeding was authorized by the Board and (ii) the indemnification does no relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. Indemnification shall include payment by us of expenses in defending an action or proceeding in advance of final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it’s ultimately determined that such person is not entitled to indemnification.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

II-1

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Please read “Item 17. Undertakings” for more information on the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities issued by us within the past three years. Also included is the consideration received by us for such securities, if any, and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

In April 2016 and in connection with the acquisition of Mimio, we issued a $2,000,000 note payable to Marlborough Brothers Family Trust. In August 2017, the note was converted into 330,135 shares. Marlborough Brothers Family Trust is a trust established for the benefit of members of the families of Adam Levin and Michael Pope. Mr. Pope is the President and a member of our board of directors. The notes were issued pursuant to an exemption from registration under section 4(2) of the Securities Act.

On September 29, 2016, we issued a $2,000,000 convertible promissory note to Everest Display Technologies, Inc. (“EDI”) in payment of a portion of accrued accounts payable owed to EDI. The note was converted into 327,027 shares. The note was issued pursuant to an exemption from registration under section 4(2) of the Securities Act.

II-2

On September 29, 2016, K Laser International, Inc., an affiliate of EDI, purchased for $1,000,003, an aggregate of 178,572 shares of our Class A common stock. The shares were issued pursuant to an exemption from registration under section 4(2) of the Securities Act. In addition, Boxlight Parent also sold additional 18,014 and 33,865 shares of Class A common stock for $19,000 and $200,004 in September and November 2016, respectively.

In October and November, 2016, Boxlight Parent issued to 5 accredited investors (including Mark Elliott, our Chief Executive Officer) an aggregate of 204,650 additional shares of our Class A common stock at a price of $1.055 per share. The purpose of the issuances of these $1.055 Shares was intended to reduce debt and related obligations aggregating $215,829 that was owed to such individuals. In October 2016, Boxlight Parent issued additional 3,556 shares at $5.91 per share to settle accounts payable of $21,000.

In connection with the May 2018 acquisition of Cohuborate Ltd., Boxlight Parent issued 257,200 shares of its Class A Common Stock to the three shareholders of Cohuborate, Ltd.

On May 16, 2018, the Company entered into an unsecured promissory note agreement for $500,000 with a third-party lender. The note bears an interest rate of 7% and matures on February 16, 2019. In addition, the Company issued 5,715 shares of its Class A common stock to the lender. If the Company fails to pay the note on the maturity date, the note may be converted into its Class A common stock at a price of $4.00 per share at the option of the holder.

In connection with the June 2018 acquisition of Qwizdom, Inc and its subsidiary Qwizdom UK Limited, Boxlight Parent issued 142,857 shares of its Class A Common Stock to the two shareholders of Qwizdom, Inc.

In connection with the August 2018 acquisition of EOSEDU, LLC (“EOS Education”), Boxlight Parent issued 100,000 shares of its Class A Common Stock to the two shareholders of EOS Education.

The above securities were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules.

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(6) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(7) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1***	Form of Underwriting Agreement

3.1	Eleventh Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 in the Draft Registration Statement on Form S-1 (Reg. No. 377-00845) filed on November 12, 2014).

3.2	Bylaws (Incorporated by reference to Exhibit 3.3 in the Draft Registration Statement on Form S-1(Reg. No. 377-00845) filed on November 12, 2014).

4.1	Certificate of Designations of Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 4.4 in the Draft Registration Statement on Form S-1 (Reg. No. 377-00845) filed on November 12, 2014).

4.2	Certificate of Designations of Series B Convertible Preferred (Incorporated by reference to Exhibit 34.5 in the Draft Registration Statement on Form S-1 (Reg. No. 377-00845) filed on November 12, 2014).

4.3	Amended and Restated Certificate of Designations of Series C Convertible Preferred Stock (Incorporated by reference to Exhibit 4.6 in the Draft Registration Statement on Form S-1(Reg. No. 377-00845) filed on November 12, 2014).

4.4	Form of Warrant Held by Vert Capital Corp. (Incorporated by reference to Exhibit 4.6 in the Draft Registration Statement on Form S-1(Reg. No. 377-00845) filed on February 12, 2015).

4.5	Form of Warrant Held by Lackamoola, LLC (Incorporated by reference to Exhibit 4.7 in the Draft Registration Statement on Form S-1 (Reg. No. 377-00845) filed on November 12, 2014).

4.6	Form of Subscription Agreement for $1.00 per share (Incorporated by reference to Exhibit 4.6 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on October 28, 2016).

4.7	Share Purchase Agreement, dated as of May 10, 2016 by and among Everest Display, Inc., Guang Feng International Ltd., Boxlight Holdings, Inc., the registrant, Boxlight Inc., Boxlight Latinoamerica, S.A. DE C.V. and Boxlight Latinoamerica, Servicios S.A. DE C.V. (Incorporated by reference to Exhibit 10.1 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on May 13, 2016).

4.8*	Operating Agreement of EOSEDU, LLC by and between the Registrant and EOSEDU, LLC dated September 17, 2018

5.1**	Opinion of Loeb & Loeb LLP

10.1	Amended and Restated Share Exchange Agreement, dated as of May 9, 2016, by and among Vert Capital Corp. and the former members of Genesis Collaboration LLC, the Delaware subsidiary of the registrant (Incorporated by reference to Exhibit 10.2 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on May 13, 2016).

10.2	Membership Interest Purchase Agreement, dated as of April 1, 2016, by and among the registrant, Mim Holdings, Inc., Mimio LLC and the Marlborough Partners Family Trust (Incorporated by reference to Exhibit 10.13 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on May 13, 2016).

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10.3	Trademark Assignment between Herbert Myers, the registrant and Boxlight Inc. (Incorporated by reference to Exhibit 10.6 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on May 13, 2016).

10.4	Employment Agreement by and between Boxlight Corporation and James Mark Elliott, dated November 30, 2017.*

10.5	Employment Agreement by and between Boxlight Corporation and Michael Pope, dated November 30, 2017.*

10.6	Employment Agreement by and between Boxlight Corporation and Sheri Lofgren, dated November 30, 2017.*

10.7	Employment Agreement by and between Boxlight Corporation and Henry Nance, dated November 30, 2017.*

10.8	$2,000,000 convertible promissory note of the registrant to Mim Holdings, dated as of April 1, 2016 (Incorporated by reference to Exhibit 10.14 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on May 13, 2016)

10.9	Agreement by and between Loeb & Loeb LLP and the registrant (Incorporated by reference to Exhibit 10.38 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on December 28, 2015)

10.10	Amendment No. 2 to Membership Interest Purchase Agreement among Skyview Capital, LLC, Mimio LLC, MIM Holdings, LLC and the registrant. (Incorporated by reference to Exhibit 10.30 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on December 15, 2016)

10.11	Amendment No. 3 to Membership Interest Purchase Agreement among Skyview Capital, LLC, Mimio LLC, MIM Holdings, LLC and the registrant (Incorporated by reference to Exhibit 10.1 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on August 12, 2016)

10.12	Promissory Note between Boxlight Inc. and AHA Inc Co Ltd. (Incorporated by reference to Exhibit 10.32 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on July 11, 2016)

10.13	Loan and Security agreement with Hitachi Capital America Corp (Incorporated by reference to Exhibit 10.1 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on August 12, 2016)

10.14	Crestmark Loan and Security Agreement (Incorporated by reference to Exhibit 10.35 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on January 12, 2017)

10.15	Amendment 1 to Share Purchase Agreement and Option Agreement by and Among Everest Display, Inc., Guang Feng International, Ltd., Boxlight Holdings, the Registrant, Boxlight Inc., Boxlight Latinoamerica S.A. and Boxlight Latinoamerica Servicios, S.A. DE C.V. (Incorporated by reference to Exhibit 10.36 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on October 28, 2016)

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10.16	Subscription Agreement between K Laser International Co., Ltd. And the Registrant for $1,000,000 equity investment at $5.60 per share (Incorporated by reference to Exhibit 10.37 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on October 28, 2016)

10.17	$2,000,000 Convertible Promissory Note between the Registrant and Everest Display, Inc., dated September 29, 2016 (Incorporated by reference to Exhibit 10.38 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on October 28, 2016)

10.18	Notice of Default – Skyview Capital (Incorporated by reference to Exhibit 10.39 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on January 12, 2017).

10.19	Account Sale and Purchase Agreement, dated May 5, 2017, between Sallyport Commercial Finance LLC and registrant.* (Incorporated by reference to Exhibit 10.19 in the Annual Report on Form 10-K filed on April 2, 2018)

10.20*	Stock Purchase Agreement and exhibits among the Registrant, Cohuborate, Ltd. and the shareholders of Cohuborate, Ltd.

10.21*	$500,000 promissory note from the Registrant to Harbor Gates Capital, LLC

10.22*	June 21, 2018 warrant to purchase 270 shares of Class A common stock issued to Canaan Parish LLC

10.23*	June 21, 2018 warrant to purchase 25,000 shares of Class A common stock issued to Lackamoola, LLC

10.24 *	Membership Interest Purchase Agreement, dated as of September 17, 2018

10.25 *	Employment Agreement, dated September 1, 2018 by and between the Registrant and Aleksandra Leis

10.26 *	Employment Agreement, dated September 1, 2018 by and between the Registrant and Daniel Leis

21	Subsidiaries (Incorporated by reference to Exhibit 21 in the Annual Report on Form 10-K filed on April 2, 2018)

23.1**	Consent of Loeb & Loeb LLP (contained in Exhibit 5.1).

23.2**	Consent of GBH CPAs, PC.

24.1 *	Power of Attorney (included in signature page).

(*) Previously filed.

(**) Filed herewith.

(***)Will be filed by amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lawrenceville, of the State of Georgia, on this 4th day of December, 2018.

BOXLIGHT CORPORATION

By:	/s/ JAMES MARK ELLIOTT
James Mark Elliott
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES MARK ELLIOTT	Chief Executive Officer and Chairman of the Board	December 4, 2018
James Mark Elliott	(Principal Executive Officer)

/S/ Henry (“Hank”) Nance	Chief Operating Officer	December 4, 2018
Henry (“Hank”) Nance

/s/ TAKESHA BROWN	Chief Financial Officer	December 4, 2018
Takesha Brown	(Principal Financial and Accounting Officer)

/s/ MICHAEL POPE	President and Director	December 4, 2018
Michael Pope

/s/ Tiffany Kuo	Director	December 4, 2018
Tiffany Kuo

/s/ Steve Hix	Director	December 4, 2018
Steve Hix

/s/ Dale Strang	Director	December 4, 2018
Dale Strang

/S/ RUDOLPH CREW	Director	December 4, 2018
Dr. Rudolph Crew

/S/ HAROLD BEVIS	Director	December 4, 2018
Harold Bevis

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